As filed with the Securities and Exchange Commission on February 7, 2012

Registration No. 333-179100

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROSPERITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	6022	74-2331986
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Zalman

Chairman and Chief Executive Officer Prosperity Bancshares, Inc. Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charlotte M. Rasche Bracewell & Giuliani LLP South Tower Pennzoil Place 711 Louisiana Street, Suite 2300 Houston, Texas 77002 (713) 223-2300 (713) 221-2165 (Fax)	James S. Fleischer, PC Silver, Freedman & Taff, L.L.P. 3299 K Street, N.W. Suite 100 Washington, D.C. 20007 (202) 295-4507 (202) 337-5502 (Fax)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

You are cordially invited to attend the special meeting of stockholders of East Texas Financial Services, Inc., referred to herein as ETFS, to be held on March 14, 2012 at 2:00 p.m. at 1200 South Beckham Avenue, Tyler, Texas 75701. At this important meeting, you will be asked to consider and vote on the approval of a reorganization agreement which provides for the merger of ETFS with and into Prosperity Bancshares, Inc. If the merger is completed, all outstanding shares of ETFS common stock will be converted into an aggregate of 531,000 shares of Prosperity common stock, subject to adjustment under certain circumstances as set forth in the reorganization agreement. Based on 1,307,826 shares of ETFS common stock issued and outstanding as of February 3, 2012, holders of ETFS common stock will receive 0.4060 shares of Prosperity common stock, subject to adjustment, for each share they own. After completion of the merger, we expect that current Prosperity shareholders will own approximately 98.89% of the combined company and stockholders of ETFS will own approximately 1.11% of the combined company.

Prosperity’s common stock is listed on the New York Stock Exchange under the symbol “PB.” Based on the closing price of Prosperity common stock on February 3, 2012 of $42.13, without giving effect to any potential adjustment based on the average closing price of Prosperity common stock pursuant to the reorganization agreement as discussed in more detail in this proxy statement/prospectus, stockholders of ETFS would receive merger consideration with a value of approximately $17.10 for each share of ETFS common stock they own. We cannot complete the merger unless we obtain the necessary government approvals and unless the holders of at least a majority of the outstanding shares of ETFS common stock entitled to vote approve the reorganization agreement. ETFS is asking its stockholders to consider and vote on this reorganization proposal at a special meeting of stockholders. We enthusiastically support the merger and recommend that you vote in favor of the reorganization agreement.

Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to ETFS. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the reorganization agreement. If you do not return your proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the reorganization agreement. If you hold shares of ETFS through our Employee Stock Ownership Plan, please complete and return your voting instruction form to the ESOP trustee by March 12, 2012.

This document contains a more complete description of the special meeting and the terms of the reorganization agreement and the merger. We urge you to review this entire document carefully. You may also obtain information about Prosperity from documents that Prosperity has filed with the Securities and Exchange Commission.

Derrell W. Chapman, CPA
President and Chief Executive Officer
East Texas Financial Services, Inc.

An investment in Prosperity common stock in connection with the merger involves risks. See “Risk Factors” beginning on page 23.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities that Prosperity is offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Proxy statement/prospectus dated February 7, 2012

and first mailed to stockholders of ETFS on or about February 9, 2012

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Prosperity from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. This information is described on page 86 under “Where You Can Find More Information.” You can obtain free copies of this information by writing or calling:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: James D. Rollins III, President and Chief Operating Officer

Telephone (713) 693-9300

To obtain timely delivery of the documents before the special meeting of ETFS, you must request the information by March 8, 2012.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

This proxy statement/prospectus has been prepared as of February 7, 2012. There may be changes in the affairs of ETFS or Prosperity since that date, which are not reflected in this document.

East Texas Financial Services, Inc.

1200 South Beckham Avenue

Tyler, Texas 75701

(903) 593-1767

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

A special meeting of stockholders of East Texas Financial Services, Inc. will be held on March 14, 2012 at 2:00 p.m., local time, at 1200 South Beckham Avenue, Tyler, Texas 75701, for the following purposes:

1.	To approve the Agreement and Plan of Reorganization, dated as of December 8, 2011, by and between Prosperity Bancshares, Inc. and East Texas Financial Services, Inc. pursuant to which ETFS will merge with and into Prosperity, all on and subject to the terms and conditions contained therein; and

2.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on February 3, 2012 will be entitled to notice of and to vote at the meeting.

Stockholders of ETFS have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares of ETFS common stock under applicable provisions of the Maryland General Corporation Law. In order for a stockholder of ETFS to perfect his right to dissent, such stockholder must file a written objection to the merger with ETFS prior to the special meeting, not vote in favor of the reorganization agreement and must file a written demand with Prosperity within 20 days after the consummation of the merger for payment of the fair value of the stockholder’s shares of ETFS common stock. A copy of the applicable statutory provisions of the Maryland General Corporation Law is included as Appendix C to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “Proposal to Approve the Reorganization Agreement—Dissenters’ Rights of ETFS Stockholders.”

By Order of the Board of Directors,

Derrell W. Chapman, CPA
President and Chief Executive Officer

Tyler, Texas

February 7, 2012

The board of directors of ETFS unanimously recommends that you vote FOR the approval of the reorganization agreement.

Your Vote is Very Important

A proxy card is enclosed. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy card in the manner described in the proxy statement/prospectus at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

-i-

(continued)

-ii-

(continued)

-iii-

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:	What are ETFS stockholders being asked to vote upon?

A:	The stockholders of ETFS are being asked to vote upon a proposal to approve the reorganization agreement and the transactions contemplated thereby, including, among other things, the merger of ETFS with and into Prosperity.

Q:	What will happen in the merger?

A:	In the merger, ETFS will be merged with and into Prosperity, with Prosperity being the surviving entity. Immediately following the merger, ETFS’s subsidiary, First Federal Bank Texas, or Firstbank, will be merged with and into Prosperity Bank, with Prosperity Bank being the surviving entity.

Q:	What form of consideration will ETFS stockholders receive as a result of the merger?

A:	If the reorganization agreement is approved by the stockholders of ETFS and the merger is subsequently completed, all outstanding shares of ETFS common stock will be converted into an aggregate of 531,000 shares of Prosperity common stock, subject to adjustment under certain circumstances as set forth in the reorganization agreement. Based on 1,307,826 shares of ETFS common stock issued and outstanding as of February 3, 2012, holders of ETFS common stock will receive 0.4060 shares of Prosperity common stock, subject to adjustment, for each share they own, plus cash in lieu of any fractional share.

The merger consideration is subject to adjustment, including the possible addition of cash consideration, based on the 10 trading day average closing price of the Prosperity common stock in the manner and under the circumstances set forth in the reorganization agreement. The merger consideration is also subject to decrease in the event the sum of the equity capital and allowance for loan losses of ETFS two (2) business days prior to the closing date of the merger is less than $20,600,000, subject to decrease by the usage of the allowance, in the manner and under the circumstances set forth in the reorganization agreement.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger during the first half of 2012, although delays could occur.

Q:	When and where will ETFS stockholders’ meeting be held?

A:	The ETFS stockholders’ meeting is scheduled to take place at 2:00 p.m., local time, on March 14, 2012 at 1200 South Beckham Avenue, Tyler, Texas 75701.

Q:	What votes are required to approve the reorganization agreement?

A:	Each holder of shares of ETFS common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter presented at the special meeting and at any adjournment or postponement of that meeting; provided, however, that under Section Five of the articles of incorporation of ETFS, with limited exceptions, a stockholder, or group of stockholders acting together, who beneficially owns more than 10% of the outstanding shares of ETFS common stock may not vote the shares in excess of 10%.

The holders of at least one-third of the shares of ETFS common stock entitled to vote at the special meeting must be present, either in person or by proxy, to constitute a quorum at the special meeting. Approval of the reorganization agreement by ETFS stockholders requires the affirmative vote of the holders of at least a majority of the shares of ETFS common stock outstanding and entitled to vote on the record date. If you fail to vote, it will have the effect of a vote against the reorganization agreement.

Q:	How do I vote if I hold all or part of my shares through the East Texas Financial Services Employee Stock Ownership Plan (“ESOP”)?

A:	If you participate in the ESOP, you will receive a voting instruction form that reflects all shares you may vote under the ESOP. Under the terms of the ESOP, all shares held in the ESOP are voted by the ESOP trustee, but each ESOP participant may direct the trustee how to vote the shares of ETFS common stock allocated to his ESOP account. Allocated shares for which no timely voting instructions are received by the trustee will be voted by the trustee in its discretion. The deadline for returning your voting instructions to the trustee is March 12, 2012.

If you also hold shares of ETFS common stock outside the ESOP, you must complete, sign and return your proxy card in order to vote those shares.

Q:	How does the board of directors recommend that I vote?

A:	The board of directors of ETFS has unanimously approved and adopted the reorganization agreement and recommends that the stockholders of ETFS vote FOR approval of the reorganization agreement.

Q:	What happens if I transfer my shares after the record date for the special meeting?

A:	The record date for the special meeting is earlier than the expected date of completion of the merger. Therefore, if you transfer your shares of ETFS common stock after the applicable record date, but prior to the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares of stock.

Q:	What do I need to do now?

A:	After you have thoroughly read and considered the information contained in this proxy statement/prospectus, simply indicate on the proxy card applicable to your ETFS common stock how you want to vote and sign, date and mail your proxy card(s) in the enclosed pre-addressed postage-paid envelope as soon as possible so that your shares of ETFS common stock may be represented at the special meeting. If you participate in the ESOP, you must complete and return your voting instruction form to the ESOP trustee by March 12, 2012.

Q:	What happens if I don’t return a proxy card?

A:	Because approval of the reorganization agreement requires affirmative approval of at least a majority of the outstanding shares of ETFS common stock entitled to vote, the failure to return your proxy card will have the same effect as a vote against the reorganization agreement, unless you attend the special meeting in person and vote for approval of the reorganization agreement.

Q:	What happens if I hold ETFS common stock through the ESOP and don’t return my voting instruction form?

A:	If you don’t return your voting instruction form to the ESOP trustee by March 12, 2012, the trustee will vote your allocated shares of ETPS common stock in its discretion.

Q:	May I vote in person?

A:	Yes. Even if you have previously completed and returned your proxy card, you may attend the special meeting and vote your shares in person.

Q:	May I change my vote after I have submitted my proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting by attending the special meeting and voting your shares in person or by submitting a new proxy card.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted, which will have the same effect as a vote against the reorganization agreement.

Q:	Do I have any rights to avoid participating in the merger?

A:	Yes. You have the right to not vote in favor of the proposal to approve the reorganization agreement, dissent from the merger and seek payment of the appraised fair value of your shares in cash as described in “Proposal to Approve the Reorganization Agreement—Dissenters’ Rights of ETFS Stockholders” beginning on page 66. The appraised fair value of your shares of ETFS common stock may be more or less than the value of the Prosperity common stock and cash, if any, being paid in the merger.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, Computershare Investor Services, Prosperity’s exchange agent, will send you written instructions for exchanging your stock certificates. You should not send your ETFS stock certificates with your proxy card.

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger or the special meeting, you should contact Derrell W. Chapman, CPA, East Texas Financial Services, Inc., 1200 South Beckham Avenue, Tyler, Texas 75701, telephone (903) 593-1767.

SUMMARY

This brief summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents we refer to in this document. These documents will give you a more complete description of the transaction we are proposing. For more information about Prosperity, see “Where You Can Find More Information” on page 86. We have included page references in this summary to direct you to other places in this proxy statement/prospectus where you can find a more complete description of the topics we have summarized.

The ETFS Special Stockholders’ Meeting (page 36)

The special meeting of stockholders of ETFS will be held on March 14, 2012, at 2:00 p.m., local time, at 1200 South Beckham Avenue, Tyler, Texas 75701. At the special meeting, you will be asked:

•	to consider and vote upon a proposal to approve the reorganization agreement that provides for the merger of ETFS with and into Prosperity; and

•	to act on any other matters that may be properly submitted to a vote at the special meeting.

Record Date Set at February 3, 2012; At Least Majority Stockholder Vote Required to Approve the Reorganization Agreement (page 36)

The board of directors of ETFS has fixed the close of business on February 3, 2012 as the record date for determining the holders of shares of ETFS common stock entitled to receive notice of and to vote at the special meeting. Only holders of record of shares of ETFS common stock as of the close of business on that date will be entitled to vote at the special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were 1,307,826 shares of ETFS common stock outstanding.

Each holder of shares of ETFS common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter presented at the special meeting and at any adjournment or postponement of that meeting, provided, however, that under Section Five of the articles of incorporation of ETFS, with limited exceptions, a stockholder, or group of stockholders acting together, who beneficially owns more than 10% of the outstanding shares of ETFS common stock may not vote the shares in excess of 10%.

The holders of at least one-third of the shares of ETFS common stock entitled to vote at the special meeting must be present, either in person or by proxy, to constitute a quorum at the special meeting. Approval of the reorganization agreement by ETFS stockholders requires the affirmative vote of the holders of at least a majority of the shares of ETFS common stock outstanding and entitled to vote on the record date. If you fail to vote, it will have the effect of a vote against the reorganization agreement.

You may vote your shares of ETFS common stock, other than those held in the ESOP, by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card. If you are the record holder of your shares, you can revoke your proxy at any time before the vote is taken at the special meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of ETFS, or by voting in person at the special meeting. If you participate in the ESOP, you must complete and return your voting instruction form to the ESOP trustee by March 12, 2012.

Proposed Merger of ETFS into Prosperity

We have attached the reorganization agreement to this document as Appendix A. Please read the entire reorganization agreement. It is the legal document that governs the merger.

We propose a merger whereby ETFS will merge with and into Prosperity. Prosperity will be the surviving entity in the merger. Immediately following completion of the merger, the existing offices of Firstbank will become full-service banking centers of Prosperity Bank. We expect to complete the merger during the first half of 2012, although delays could occur.

The Companies

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

Prosperity, a Texas corporation, is a financial holding company pursuant to the Gramm-Leach-Bliley Act (the “GLB Act”) and bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Through Prosperity Bank, its wholly owned subsidiary bank, Prosperity conducts a complete range of commercial and personal banking activities. Prosperity currently operates a total of one hundred seventy-five (175) full-service banking centers, with fifty-nine (59) in the Houston area; twenty (20) in the South Texas area including Corpus Christi and Victoria; thirty-one (31) in the Dallas/Fort Worth area; twenty-one (21) in the East Texas area; thirty-four (34) in the Central Texas area including Austin and San Antonio; and ten (10) in the Bryan/College Station area. As of September 30, 2011, on a consolidated basis, Prosperity had total assets of $9.6 billion, total loans of $3.7 billion, total deposits of $7.8 billion and shareholders’ equity of $1.5 billion.

East Texas Financial Services, Inc.

1200 South Beckham Avenue

Tyler, Texas 75701

(903) 593-1767

East Texas Financial Services, Inc., a Maryland corporation, is a savings and loan holding company registered under the Home Owners Loan Act, as amended, and the holding company for Firstbank. Firstbank operates from three banking offices located in Tyler, Texas, and from one banking office in Gilmer, Texas. As of September 30, 2011, on a consolidated basis, ETFS had total assets of $210.6 million, total loans of $161.2 million, total deposits of $121.2 million and stockholders’ equity of $20.2 million.

Terms of the Merger of ETFS into Prosperity (page 39)

Pursuant to the terms of the reorganization agreement, all outstanding shares of ETFS common stock will be converted into an aggregate of 531,000 shares of Prosperity common stock, subject to adjustment. More specifically, the number of shares of Prosperity common stock comprising the merger consideration will be decreased in the event that the average closing price of Prosperity’s common stock for the 10 consecutive trading days ending on and including the fifth trading day prior to the closing date of the merger, which we refer to herein as the average closing price, exceeds $42.26. In addition, if the average closing price of Prosperity’s common stock (1) falls below $34.58 and (2) the Prosperity common stock underperforms the KBW Bank Index by more than five percent (5%) during the same measurement period, Prosperity may adjust the merger consideration to include a cash payment such that the aggregate value of the 531,000 shares of Prosperity common stock and cash equal at least $18,361,980, as further described in this proxy statement/prospectus. The merger consideration is also subject to decrease in the event the sum of the equity capital and allowance for loan losses of ETFS two (2) business days prior to the closing date of the merger is less than $20,600,000, subject to decrease by the usage of the allowance, in the manner and under the circumstances set forth in the reorganization agreement.

The market price of Prosperity common stock will fluctuate from the date of this proxy statement/ prospectus to the date of completion of the merger, and these fluctuations could result in a decrease of the exchange ratio or the addition of cash consideration. Because of the possibility of a decrease to the exchange ratio or the possible addition of cash consideration, you will not know the exact number of shares of Prosperity common stock or the exact amount of cash, if any, you will receive in connection with the merger when you vote on the reorganization agreement.

Material Federal Income Tax Consequences (page 61)

The merger is intended to qualify as a reorganization under the Internal Revenue Code of 1986, as amended, or the Code. A U.S. holder generally will not recognize gain or loss upon exchanging its ETFS common stock for Prosperity common stock, except with respect to cash received in lieu of a fractional share of Prosperity common stock. The amount of gain realized will equal the amount by which the cash, if any, plus the fair market value, at the effective time of the merger, of the Prosperity common stock exceeds the basis in ETFS common stock to be surrendered in exchange therefor.

This tax treatment may not apply to every stockholder of ETFS. Determining the actual tax consequences of the merger to you may be complicated and will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences to you.

Opinion of Financial Advisor of ETFS (page 45)

Commerce Street Capital, LLC has delivered a written opinion to the board of directors of ETFS that, as of the date of merger agreement, based upon and subject to certain matters stated in the opinion, the merger consideration is fair to the holders of ETFS common stock from a financial point of view. We have attached this opinion to this document as Appendix B. The opinion of Commerce Street is not a recommendation to any ETFS stockholder as to how to vote on the proposal to approve the reorganization agreement. You should read this opinion completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by Commerce Street in providing its opinion.

Prosperity Plans to Continue to Pay Quarterly Dividends (page 82)

Following the merger, subject to applicable statutory and regulatory restrictions, Prosperity intends to continue its practice of paying quarterly cash dividends. For the fourth quarter of 2011, Prosperity paid a cash dividend of $0.195 per share.

Ownership of Prosperity After the Merger

Pursuant to the reorganization agreement, Prosperity will issue approximately 531,000 shares of its common stock to ETFS stockholders in connection with the merger. Based on 47,228,498 shares of Prosperity common stock outstanding as of February 3, 2012, after the merger, the former ETFS stockholders would own approximately 1.11% of the outstanding shares of Prosperity common stock.

Market Prices of Prosperity Common Stock (page 82)

Shares of Prosperity common stock are quoted on the New York Stock Exchange under the symbol “PB.” On December 8, 2011, the last trading day before the merger was announced, Prosperity common stock closed at $38.51 per share. On February 3, 2012, Prosperity common stock closed at $42.13 per share. The market price of Prosperity common stock will fluctuate prior to the merger. You should obtain the current stock quotation for Prosperity common stock.

Shares of ETFS common stock are traded on the OTC Bulletin Board under the symbol “FFBT.” On December 7, 2011, the last trading day on which there was a trade of ETFS common stock before the merger was announced, ETFS common stock closed at $13.30 per share. On February 3, 2012, ETFS common stock closed at $16.60 per share. The last trade of the ETFS common stock occurred on December 29, 2011. The market price of ETFS common stock will fluctuate prior to the merger. You should obtain the current stock quotation for ETFS common stock.

ETFS’s Reasons for the Merger and Recommendations of ETFS’s Board (page 43)

Based on the reasons discussed elsewhere in this document, the board of directors of ETFS believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote FOR the proposal to approve the reorganization agreement. For a discussion of the circumstances surrounding the merger and the factors considered by ETFS’s board of directors in approving the reorganization agreement, see page 43.

Members of ETFS’s Management are Expected to Vote Their Shares For Approval of the Reorganization Agreement (page 37; Exhibit A to Appendix A)

As of December 31, 2011, the directors and executive officers of ETFS (8 persons) were entitled to vote 52,802 shares of ETFS common stock, or approximately 4.04% of the outstanding shares of the common stock entitled to vote at the special meeting, not giving effect to any shares that may not be voted at the special meeting because the holder beneficially owns more than 10% of the outstanding ETFS common stock. Each of these directors and executive officers has executed an agreement to vote his shares of ETFS common stock in favor of approval of the reorganization agreement.

Effective Time of the Merger

The merger will become effective at the date and time specified in the certificate of merger to be issued by the Texas Secretary of State and the articles of merger issued by the Maryland Department of Assessments and Taxation. If ETFS stockholders approve the reorganization agreement at the special meeting, and if all necessary government approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the first half of 2012, although delays could occur.

We cannot assure you that the necessary stockholder and governmental approvals will be obtained or that the other conditions to completion of the merger can or will be satisfied.

Exchange of ETFS Stock Certificates (page 50)

As soon as practicable after the effective time of the merger, you will receive a letter and instructions from Computershare Investor Services, acting in its role as Prosperity’s exchange agent, with respect to the procedures for surrendering your stock certificates representing shares of ETFS common stock in exchange for stock certificates representing shares of Prosperity common stock and cash. You must carefully review and complete these materials and return them as instructed along with your stock certificates for ETFS common stock. Please do not send ETFS or Prosperity any stock certificates until you receive these instructions.

Conditions to Completion of the Merger (page 54)

The completion of the merger depends on a number of conditions being met. These include, among others:

•	approval of the reorganization agreement by the stockholders of ETFS;

•	accuracy of each party’s representations and warranties as of the closing date of the merger;

•

receipt of all required governmental approvals of the merger in a manner that does not impose any condition or requirement which, in the reasonable judgment of Prosperity, would materially adversely impact the economic or business benefits of the transactions contemplated by the reorganization agreement or otherwise would, in the reasonable judgment of Prosperity, be so burdensome as to render inadvisable the consummation of the transactions contemplated by the reorganization agreement;

•	absence of any material adverse change in the assets, properties, business or financial condition of either party;

•	performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement;

•	registration of the shares of Prosperity common stock to be issued to stockholders of ETFS with the Securities and Exchange Commission;

•	authorization for listing of the shares of Prosperity common stock to be issued to stockholders of ETFS on the New York Stock Exchange;

•	termination of each employment and change in control agreement between an officer and ETFS and payment by ETFS of any amount due and execution by such officer of a termination and release agreement;

•	delivery of the audited consolidated financial statements as of and for the year ended September 30, 2011 of ETFS;

•	funding and termination of the Retirement Plan for Employees of First Federal Bank Texas; and

•	receipt of the opinions of counsel to each of ETFS and Prosperity to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code.

Additionally, the completion of the merger depends on the execution of the following agreements, all of which have been executed, but will not become effective until the effective time of the merger:

•	an employment and non-competition agreement by a certain officer of ETFS with Prosperity Bank;

•	non-competition agreements between each of the directors of ETFS and Firstbank who does not execute an employment agreement with Prosperity; and

•

release agreements by each of the directors and officers (with a title of Senior Vice President or above) of ETFS and Firstbank releasing ETFS and Firstbank and their respective successors from any and all claims of such directors and officers, subject to certain limited exceptions.

Any condition to the consummation of the merger may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition. A party to the reorganization agreement could choose to complete the merger even though a condition has not been satisfied, as long as permitted by law. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals Required (page 66)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. Prosperity intends to file the required documentation with the Federal Reserve Bank of Dallas to obtain approval of the merger following receipt of approvals required for the bank merger as described below.

In addition, the merger of Firstbank with and into Prosperity Bank requires the approval of the Federal Deposit Insurance Corporation (FDIC) and Texas Department of Banking (TDB). On December 15, 2011, Prosperity filed an application with the FDIC and TDB to obtain approval of the bank merger. On January 26, 2012, the TDB approved the bank merger. The U.S. Department of Justice will have between 15 and 30 days following approval by the FDIC to challenge the approval on antitrust grounds. While ETFS and Prosperity do not know of any reason that the Department of Justice would challenge regulatory approval by the FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge. We expect to obtain all necessary regulatory approvals, although we cannot be certain if or when we will obtain them.

Modifications or Waiver (page 59)

We may amend the reorganization agreement and each of us may waive our right to require the other party to adhere to any term or condition of the reorganization agreement. However, the merger consideration to be received by the stockholders of ETFS pursuant to the reorganization agreement may not be decreased after the approval of the reorganization agreement without the further approval by ETFS stockholders.

Termination of the Reorganization Agreement (page 59)

Prosperity and ETFS can mutually agree at any time to terminate the reorganization agreement without completing the merger. In addition, either Prosperity or ETFS can decide, without the consent of the other, to terminate the reorganization agreement if:

•	any order, decree or ruling or any other action which seeks to restrain, enjoin or prohibit the merger is issued, and such order, decree, ruling or other action is final and non-appealable;

•

the merger has not been completed by June 5, 2012 (unless regulatory approval has not been received by such date, in which case this deadline will be extended to August 4, 2012) or such later date approved writing by the boards of directors of Prosperity and ETFS, unless the failure to complete the merger by that time is due to a violation of the reorganization agreement by the party that seeks to terminate the reorganization agreement;

•	any of the transactions contemplated by the reorganization agreement are not approved by the appropriate regulatory authorities; or

•	ETFS stockholders fail to approve the reorganization agreement.

ETFS may terminate the reorganization agreement, without the consent of Prosperity, if:

•	there is a material inaccuracy with any representation or warranty made by Prosperity or Prosperity is in material breach of any covenant or agreement in the reorganization agreement;

•

the average closing price for the Prosperity common stock is less than $34.58 per share and the Prosperity common stock underperforms the KBW Bank Index by more than five percent (5%) during the same measurement period; provided, however, that Prosperity has the right, but not the obligation, to nullify any exercise by ETFS of this termination right by increasing the merger consideration by paying an amount of cash so that, as a result of such adjustment, the total merger consideration, based on the average closing price, is not less than $18,361,980; or

•

the board of directors of ETFS receives an unsolicited, bona fide alternative acquisition proposal (as defined in the reorganization agreement) and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; provided, that, Prosperity shall have the right to adjust the terms and conditions of the reorganization agreement so that the superior proposal no longer constitutes a superior proposal.

In addition, Prosperity may terminate the reorganization agreement, without the consent of ETFS, if:

•	there is a material inaccuracy with any representation or warranty made by ETFS or ETFS is in material breach of any covenant or agreement in the reorganization agreement;

•

any required regulatory approval imposes any condition or requirement which, in the reasonable judgment of Prosperity, would materially adversely impact the economic or business benefits of the transactions contemplated by the reorganization agreement or would, in the reasonable judgment of Prosperity, be so burdensome as to render consummation of the transactions inadvisable;

•	ETFS breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Prosperity;

•	ETFS’s board of directors agrees to accept another acquisition proposal (as defined in the reorganization agreement); or

•

ETFS’s board of directors withdraws or modifies, in any manner adverse to Prosperity, its recommendation or approval of the reorganization agreement or the merger or recommends to ETFS stockholders acceptance or approval of any alternative acquisition proposal.

Prosperity also has the right to terminate the reorganization agreement on or prior to March 7, 2012 if the results of any environmental inspections or surveys of ETFS properties identify certain potential or current violations of environmental laws or environmental law requires certain remedial or clean up action that could have a material adverse effect on the financial condition of ETFS.

Termination Fee (page 60)

If the reorganization agreement is terminated by:

•	Prosperity because ETFS’s board of directors agrees to accept another acquisition proposal;

•

Prosperity because ETFS’s board of directors withdraws or modifies, in any manner adverse to Prosperity, its recommendation or approval of the reorganization agreement or the merger or recommends to ETFS’s stockholders acceptance or approval of any alternative acquisition proposal;

•	Prosperity because ETFS breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Prosperity;

•

ETFS because ETFS’s board of directors receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement; or

•

Prosperity or ETFS because ETFS’s stockholders fail to approve the reorganization agreement and, within twelve (12) months of termination of the reorganization agreement, ETFS enters into an acquisition agreement with a third party, then ETFS will be required to pay Prosperity a termination fee of $1.0 million, plus up to $100,000 for its expenses related to the merger.

If either Prosperity or ETFS terminates the reorganization agreement after June 5, 2012 (or August 4, 2012, if regulatory approval has not been obtained by June 5, 2012) and ETFS’s stockholders have not approved the reorganization agreement by such date, or if ETFS’s stockholders do not approve the reorganization agreement and an acquisition proposal exists at the time of termination, ETFS will be required to pay Prosperity up to $100,000 for its expenses related to the merger.

Some of the Directors and Officers of ETFS Have Financial Interests in the Merger that Differ from Your Interests (page 58)

Some of the directors and officers of ETFS have interests in the merger that differ from, or are in addition to, their interests as stockholders of ETFS. These interests include:

•

each of Derrell Chapman, Joe Hobson and Micheal Lavender will receive a payment from ETFS in connection with the termination of his current employment agreement with ETFS immediately prior to the completion of the merger;

•

Mr. Chapman has entered into a two-year employment agreement with Prosperity Bank to be effective upon completion of the merger whereby he is entitled to receive payment of his base salary for the remainder of the initial term upon the termination of his employment by Prosperity Bank for any reason other than for cause (as defined in the employment agreement) or as a result of his death or disability;

•

each director, other than Mr. Chapman, has entered into a two-year non-competition agreement with Prosperity to be effective upon completion of the merger whereby he is entitled to receive $15,000; and

•	the directors and officers of ETFS and Firstbank will receive continued director and officer liability insurance coverage for a period of four years after completion of the merger.

Comparison of Rights of Stockholders of Prosperity and ETFS (page 69)

ETFS is a Maryland corporation and the rights of stockholders of ETFS are governed by Maryland law and the articles of incorporation and bylaws of ETFS. Prosperity is a Texas corporation and the rights of Prosperity shareholders are governed by Texas law and Prosperity’s articles of incorporation and bylaws. Upon completion of the merger, stockholders of ETFS will become shareholders of Prosperity and their rights will be governed by Prosperity’s articles of incorporation and bylaws in addition to Texas law. Prosperity’s articles of incorporation and bylaws will remain the same unless later altered, amended or repealed.

Dissenters’ Rights of Appraisal in the Merger (page 66)

As a stockholder of ETFS, under Maryland law you have the right to dissent from the merger and have the appraised fair value of your shares of ETFS common stock paid to you in cash. The appraised fair value may be more or less than the value of the shares of Prosperity common stock and cash, if any, being paid in the merger.

Persons having beneficial interests in ETFS common stock held of record in the name of another person, such as a broker or bank, must act promptly to cause the record holder to take the actions required under Maryland law to exercise your dissenter’s rights.

In order to dissent, you must carefully follow the requirements of the Maryland General Corporation Law, or MGCL, including giving the required written notice prior to the special meeting at which the vote on the reorganization agreement is taken. These steps are summarized under the caption “—Dissenters’ Rights of ETFS Stockholders” on page 66.

If you intend to exercise dissenters’ rights, you should read the statutes carefully and consult with your own legal counsel. You should also remember that if you return a signed proxy card or voting instruction form but fail to provide instructions as to how your shares of ETFS common stock are to be voted, you will be considered to have voted in favor of the reorganization agreement and you will not be able to assert dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result, so you should consult with your own tax advisor if you intend to dissent. See “—Material U.S. Federal Income Tax Consequences of the Merger.” If the

reorganization agreement is approved by the stockholders of ETFS, holders of ETFS common stock who make a written objection to the merger prior to the ETFS special meeting, do not vote in favor of the reorganization agreement, properly make a written demand for payment following notice of the merger and comply with the provisions of the MGCL pertaining to dissenters’ rights will be entitled to receive the appraised fair value of their shares in cash under the MGCL.

The text of the provisions of the MGCL pertaining to dissenters’ rights is attached to this proxy statement/prospectus as Appendix C.

Recent Developments

Recently Completed and Pending Acquisitions

Texas Bankers, Inc. Prosperity completed the acquisition of Texas Bankers, Inc. and its wholly-owned subsidiary, Bank of Texas, Austin, Texas, on January 1, 2012. Pursuant to the terms of the agreement, Prosperity issued 314,953 shares of Prosperity common stock for all outstanding shares of Texas Bankers, Inc. common stock. The three (3) Bank of Texas banking offices in the Austin, Texas CMSA consist of a location in Rollingwood, which will be consolidated with Prosperity’s Westlake location and will remain in the old Bank of Texas Rollingwood banking office; one banking center in downtown Austin, which will be consolidated into Prosperity’s downtown Austin location; and another banking center in Thorndale. Prosperity operates thirty-four (34) banking centers in the Central Texas area including Austin and San Antonio. Texas Bankers, Inc. reported total deposits of $70.4 million, total loans of $27.6 million and total assets of $77.0 million as of December 31, 2011.

The Bank Arlington. On January 19, 2012, Prosperity and Prosperity Bank entered into an Agreement and Plan of Reorganization with The Bank Arlington, Arlington, Texas, pursuant to which The Bank Arlington will merge with and into Prosperity Bank, with Prosperity Bank as the surviving entity. Under the terms of the agreement, all outstanding stock of The Bank Arlington will be converted into the right to receive an aggregate of 138,600 shares of Prosperity common stock, plus cash in lieu of any fractional share, subject to certain conditions and potential adjustments as described in the agreement. The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval of the shareholders of The Bank Arlington. The transaction is expected to close during the second quarter of 2012, although delays could occur.

Unaudited Preliminary Financial Results of Prosperity for the Year Ended December 31, 2011

On January 20, 2012, Prosperity announced unaudited preliminary results for the year ended December 31, 2011. Net income for the year was $141.7 million or $3.01 per diluted common share, an increase of 11.0% compared with net income of $127.7 million for the previous year and an increase of 10.3% compared with diluted earnings per common share of $2.73 for the previous year. For the year ended December 31, 2011, Prosperity’s return on average assets was 1.47% and its return on average common equity was 9.36%. For the year ended December 31, 2011, Prosperity’s net interest income before the provision for credit losses was $326.7 million compared with $318.1 million during the same period in 2010, an increase of 2.7%. The increase was attributable primarily to a 4.4% increase in average earning assets for the same period. Prosperity’s net interest margin on a tax-equivalent basis was 3.98% for the year ended December 31, 2011, compared with 4.04% for the same period in 2010.

At December 31, 2011, Prosperity had total assets of $9.8 billion, total loans of $3.8 billion, total deposits of $8.1 billion and total shareholders’ equity of $1.6 billion. Prosperity’s nonperforming assets totaled $12.1 million or 0.15% of average earning assets at December 31, 2011 compared with $15.8 million or 0.20% of average earning assets at December 31, 2010. The allowance for credit losses was $51.6 million, or 1.37% of total loans, at December 31, 2011 compared with $51.6 million, or 1.48% of total loans, at December 31, 2010.

The following table presents Prosperity’s selected consolidated financial data as of and for the year ended December 31, 2011 and 2010. The preliminary financial data for 2011 set forth below is unaudited and should be read in conjunction with Prosperity’s consolidated financial statements and notes to the consolidated financial statements contained in reports that Prosperity has previously filed with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 86.

	As of and for the Year Ended December 31,
	2011	2010(1)
	(unaudited)
	(In thousands, except per share data)
Income Statement Data:
Interest income	$371,908	$384,537
Interest expense	45,240	66,389

Net interest income	326,668	318,148
Provision for credit losses	5,200	13,585

Net interest income after provision for credit losses	321,468	304,563
Noninterest income	56,043	53,833
Noninterest expense	163,745	166,594

Income before taxes	213,766	191,802
Provision for income taxes	72,017	64,094

Net income	$141,749	$127,708

Per Share Data:
Basic earnings per share	$3.03	$2.74
Diluted earnings per share	3.01	2.73
Book value per share	33.41	31.11
Cash dividends declared	0.72	0.64
Dividend payout ratio	23.80%	23.37%
Weighted average shares outstanding (basic) (in thousands)	46,846	46,621
Weighted average shares outstanding (diluted) (in thousands)	47,017	46,832
Shares outstanding at end of period (in thousands)	46,910	46,684
Balance Sheet Data (at period end):
Total assets	$9,822,671	$9,476,572
Securities	4,658,936	4,617,116
Loans	3,765,906	3,485,023
Allowance for credit losses	51,594	51,584
Total goodwill and intangibles	945,533	953,034
Other real estate owned	8,328	11,053
Total deposits	8,060,254	7,454,920
Borrowings and notes payable	12,790	374,433
Junior subordinated debentures	85,055 (2)	92,265
Total shareholders’ equity	1,567,265	1,452,339
Performance Ratios:
Return on average assets	1.47%	1.38%
Return on average common equity	9.36	9.08
Net interest margin (tax equivalent)	3.98	4.04
Efficiency ratio(3)	42.76	44.83

	As of and for the Year Ended December 31,
	2011	2010(1)
	(unaudited)
	(In thousands, except per share data)
Asset Quality Ratios(4):
Nonperforming assets to total loans and other real estate	0.32%	0.45%
Net charge-offs to average loans	0.14	0.41
Allowance for credit losses to total loans	1.37	1.48
Allowance for credit losses to nonperforming loans(5)	1,442.0	1,114.6
Capital Ratios(4):
Leverage ratio	7.89%	6.87%
Average shareholders’ equity to average total assets	15.72	15.16
Tier 1 risk-based capital ratio	15.90	13.64
Total risk-based capital ratio	17.09	14.87

(1)	Prosperity completed the acquisition of three branches of U.S Bank on March 29, 2010 and the acquisition of nineteen branches of First Bank on April 30, 2010.
(2)	Consists of $15.5 million of junior subordinated debentures of Prosperity Statutory Trust II due July 31, 2031, $12.9 million of junior subordinated debentures of Prosperity Statutory Trust III due September 17, 2033, $12.9 million of junior subordinated debentures of Prosperity Statutory Trust IV due December 30, 2033, $10.3 million of junior subordinated debentures of SNB Capital Trust IV due September 25, 2033 (assumed by Prosperity on April 1, 2006), $5.2 million of junior subordinated debentures of TXUI Statutory Trust II due December 19, 2033 (assumed by Prosperity on January 3l, 2007), $16.0 million of junior subordinated debentures of TXUI Statutory Trust III due December 15, 2035 (assumed by Prosperity on January 3l, 2007) and $12.4 million of junior subordinated debentures of TXUI Statutory Trust IV due June 30, 2036 (assumed by Prosperity on January 3l, 2007).
(3)	Calculated by dividing total noninterest expense, excluding credit loss provisions and impairment write-down on securities, by net interest income plus noninterest income, excluding net gains and losses on the sale of securities and assets. Additionally, taxes are not part of this calculation.
(4)	At period end, except for net charge-offs to average loans and average shareholders’ equity to average total assets, which is for periods ended at such dates.
(5)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.

Unaudited Preliminary Financial Results of ETFS for the Three Months Ended December 31, 2011

The net loss of ETFS for the three months ended December 31, 2011 was $(5,000) or $(0.00) per basic and diluted common share compared with net earnings of $231,000 or $.18 per basic and diluted common share for the same period in 2010, a decrease of $236,000 or 101.7%. The decrease was primarily due to a $137,000 decrease in net interest income, $45,000 decrease in operating income, a $97,000 increase in operating expenses, a $75,000 decrease in non-operating income, which was partially offset by a decrease in income tax expense of $118,000. For the three months ended December 31, 2011, ETFS’s return on average assets was (0.01)% and its return on average equity was (0.06)%. For the same period, ETFS’s net interest income before the provision for possible credit losses was $1.47 million compared with $1.67 million during the same period in 2010, a decrease of 11.8%. The decrease was attributable primarily to a $308,000 decrease in loan and investment income, which was partially offset by a decrease of $176,000 in interest expense. ETFS’s net interest margin was 2.62% for the three months ended December 31, 2011, compared with 2.69% for the same period in 2010.

At December 31, 2011, ETFS had total assets of $210.5 million, total loans of $163.1 million, total deposits of $126.7 million and total stockholders’ equity of $20.2 million. ETFS’s nonperforming assets totaled $6.4 million or 3.03% of total assets at December 31, 2011, compared with $6.9 or 3.12% of total assets at December 31, 2010. The provision for possible credit losses was $2.7 million, or 1.67% of total loans, at December 31, 2011, compared with $3.9 million, or 2.25% of total loans at December 31, 2010.

The following table presents ETFS’s selected consolidated financial data as of and for the three months ended December 31, 2011 and 2010.

	As of and for the Three Months Ended December 31,
	2011	2010
	(unaudited)
	(In thousands, except per share data)
Statement of Earnings Data:
Interest income	$2,456	$2,828
Interest expense	983	1,158

Net interest income	1,473	1,670
Provision for possible credit losses	90	150

Net interest income after provision for possible credit losses	1,383	1,520

Noninterest income	197	352
Noninterest expense	1,624	1,563

(Loss) earnings before income taxes	(45)	309
Provision for income tax (benefit) expense	(40)	78

Net (loss) earnings	$(5)	$231

Per Share Data:
Basic (loss) earnings per share	$(0.00)	$0.18
Diluted (loss) earnings per share	(0.00)	0.18
Book value per share	15.43	15.53
Weighted average shares outstanding	1,307,826	1,307,826
Shares outstanding at end of period	1,307,826	1,307,826
Balance Sheet Data (at period end):
Total assets	$210,514	$220,742
Securities	22,933	25,227
Loans	163,145	171,903
Allowance for possible credit losses	2,730	3,861
Deposits	126,724	126,621
Stockholders’ equity	20,173	20,314

	As of and for the Three Months Ended December 31,
	2011	2010
	(unaudited)	(unaudited)
	(In thousands, except per share data)
Performance Ratios:
Return on average assets	(0.01)%	0.43%
Return on average equity	(0.06)	4.78
Net interest margin	2.62	2.69
Efficiency ratio(1)	106.53	89.01
Asset Quality Ratios(2):
Nonperforming assets to total loans and other real estate	3.80%	3.91%
Net charge-offs to average loans	—	1.18
Allowance for possible credit losses to period-end loans	1.67	2.25
Allowance for possible credit losses to nonperforming loans(3)	42.86	55.99
Capital Ratios(2):
Leverage ratio	9.09%	8.65%
Average stockholders’ equity to average total assets	9.62	8.98
Tier 1 risk-based capital ratio	13.71	12.55
Total risk-based capital ratio	14.96	13.81

(1)	Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains and losses. Additionally, taxes are not part of this calculation.
(2)	At period end, except for net charge-offs to average loans and average stockholders’ equity to average total assets, which is for periods ended on such dates.
(3)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.

Selected Historical Consolidated Financial Data of Prosperity

The following table summarizes financial results actually achieved by Prosperity for the periods and as of the dates indicated and should be read in conjunction with Prosperity’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Prosperity has previously filed with the Securities and Exchange Commission. Historical financial information for Prosperity can be found in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and its Annual Report on Form 10-K for the year ended December 31, 2010. See “Where You Can Find More Information” on page 86 for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the nine months ended September 30, 2011 and 2010 are derived from Prosperity’s unaudited interim consolidated financial statements, but Prosperity’s management believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for any interim period indicate results for any future period.

	As of and for the Nine Months Ended September 30,			As of and for the Years Ended December 31,
	2011		2010	2010(1)	2009	2008		2007		2006
	(Unaudited)			(In thousands, except per share data)
Income Statement Data:
Interest income	$282,250		$292,101	$384,537	$409,614	$347,878		$340,608		$231,739
Interest expense	35,669		53,462	66,389	102,513	120,149		140,173		93,594

Net interest income	246,581		238,639	318,148	307,101	227,729		200,435		138,145
Provision for credit losses	4,050		10,685	13,585	28,775	9,867		760		504

Net interest income after provision for credit losses	242,531		227,954	304,563	278,326	217,862		199,675		137,641
Noninterest income	41,978		39,928	53,833	60,097	52,370		52,923		33,982
Noninterest expense	125,360		125,367	166,594	169,700	143,796		126,843		77,669

Income before taxes	159,149		142,515	191,802	168,723	126,436		125,755		93,954
Provision for income taxes	53,806		47,605	64,094	56,844	41,929		41,604		32,229

Net income	$105,343		$94,910	$127,708	$111,879	$84,507	(2)	$84,151	(2)	$61,725

Per Share Data:
Basic earnings per share	$2.25		$2.04	$2.74	$2.42	$1.87	(2)	$1.96	(2)	$1.96
Diluted earnings per share	2.24		2.03	2.73	2.41	1.86	(2)	1.94	(2)	1.94
Book value per share	32.87		30.64	31.11	29.03	27.24		25.51		20.26
Cash dividends declared	0.53		0.47	0.64	0.57	0.51		0.46		0.41
Dividend payout ratio	23.35%		22.84%	23.37%	23.45%	27.66%		24.15%		21.10%
Weighted average shares outstanding (basic) (in thousands)	46,830		46,604	46,621	46,177	45,300		42,928		31,491
Weighted average shares outstanding (diluted) (in thousands)	47,013		46,835	46,832	46,354	45,479		43,310		31,893
Shares outstanding at end of period (in thousands)	46,893		46,653	46,684	46,541	46,080		44,188		32,793

Balance Sheet Data(at period end):
Total assets	$9,567,087		$9,238,502	$9,476,572	$8,850,400	$9,072,364		$6,372,343		$4,586,769
Securities	4,430,530		4,472,639	4,617,116	4,118,290	4,160,401		1,857,606		1,590,303
Loans	3,737,630		3,413,819	3,485,023	3,376,703	3,567,057		3,142,971		2,176,507
Allowance for credit losses	52,513		51,354	51,584	51,863	36,970		32,543		23,990
Total goodwill and intangibles	947,411		954,881	953,034	912,372	912,850		799,978		447,371
Other real estate owned	8,216		11,233	11,053	7,829	4,450		10,207		140
Total deposits	7,798,739		7,491,580	7,454,920	7,258,550	7,303,297		4,966,407		3,725,678
Borrowings and notes payable	13,583		71,686	374,433	98,736	325,412		116,047		73,633
Junior subordinated debentures	85,055	(3)	92,265	92,265	92,265	92,265		112,885		100,519
Total shareholders’ equity	1,541,339		1,429,570	1,452,339	1,351,245	1,255,106		1,127,431		664,411

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2011	2010	2010(1)	2009	2008		2007		2006
	(Unaudited)		(In thousands, except per share data)
Average Balance Sheet Data:
Total assets	$9,602,482	$9,271,427	$9,278,380	$8,851,694	$7,025,418		$6,094,064		$4,283,795
Securities	4,635,880	4,497,623	4,508,918	4,052,989	2,409,758		1,849,613		1,612,221
Loans	3,614,590	3,385,337	3,394,502	3,455,761	3,250,447		3,092,797		2,037,379
Allowance for credit losses	51,924	52,354	52,151	42,279	33,004		34,705		22,476
Total goodwill and intangibles	950,233	935,554	940,080	914,384	842,580		759,733		406,920
Deposits	7,701,194	7,559,415	7,532,739	7,212,015	5,471,441		4,727,519		3,449,100
Junior subordinated debentures	87,058	92,265	92,265	92,265	99,998		124,613		92,271
Shareholders’ equity	1,499,384	1,393,262	1,406,159	1,304,749	1,192,293		1,039,955		602,712

Performance Ratios:
Return on average assets	1.46%	1.36%	1.38%	1.26%	1.20	%(4)	1.38	%(5)	1.44%
Return on average equity	9.37	9.08	9.08	8.57	7.09	(4)	8.09	(5)	10.24
Net interest margin (tax equivalent)	4.03	4.05	4.04	4.08	3.96		4.06		3.80
Efficiency ratio(6)	43.41	47.07	44.83	46.27	46.51		46.19		45.27

Asset Quality Ratios(7):
Nonperforming assets to total loans and other real estate	0.36%	0.60%	0.45%	0.48%	0.40%		0.49%		0.05%
Net charge-offs to average loans	0.09	0.33	0.41	0.40	0.23		0.18		0.04
Allowance for credit losses to total loans	1.40	1.50	1.48	1.54	1.04		1.04		1.10
Allowance for credit losses to nonperforming loans(8)	1,024.6	551.8	1,114.6	616.6	379.7		634.7		2,530.6

Capital Ratios(7):
Leverage ratio	7.70%	6.45%	6.87%	6.47%	5.68%		8.09%		7.76%
Average shareholders’ equity to average total assets	15.61	15.03	15.16	14.74	16.97		17.07		14.07
Tier 1 risk-based capital ratio	15.47	13.23	13.64	12.61	10.27		13.13		13.52
Total risk-based capital ratio	16.69	14.47	14.87	13.86	11.17		14.11		14.55

(1)	Prosperity completed the acquisition of three branches of U.S Bank on March 29, 2010 and the acquisition of nineteen branches of First Bank on April 30, 2010.
(2)	Net income for the year ended December 31, 2008 includes a $14.0 million pre-tax, or $9.1 million after-tax, impairment charge on write-down of securities which resulted in a decrease of basic and diluted earnings per share of $0.20 for the year ended December 31, 2008. Net income for the year ended December 31, 2007 includes a $10.0 million pre-tax, or $6.5 million after-tax, impairment charge on write-down of securities, which resulted in a decrease of basic and diluted earnings per share of $0.15 for the year ended December 31, 2007.
(3)	Consists of $15.5 million of junior subordinated debentures of Prosperity Statutory Trust II due July 31, 2031, $12.9 million of junior subordinated debentures of Prosperity Statutory Trust III due September 17, 2033, $12.9 million of junior subordinated debentures of Prosperity Statutory Trust IV due December 30, 2033, $10.3 million of junior subordinated debentures of SNB Capital Trust IV due September 25, 2033 (assumed by Prosperity on April 1, 2006), $5.2 million of junior subordinated debentures of TXUI Statutory Trust II due December 19, 2033 (assumed by Prosperity on January 3l, 2007), $16.0 million of junior subordinated debentures of TXUI Statutory Trust III due December 15, 2035 (assumed by Prosperity on January 3l, 2007) and $12.4 million of junior subordinated debentures of TXUI Statutory Trust IV due June 30, 2036 (assumed by Prosperity on January 3l, 2007).
(4)	Includes a $14.0 million pre-tax, or $9.1 million after-tax, impairment charge on write-down of securities, which resulted in a decrease of return on average assets of 13 basis points and a decrease of return on average equity of 76 basis points for the year ended December 31, 2008.
(5)	Includes a $10.0 million pre-tax, or $6.5 million after-tax, impairment charge on write-down of securities, which resulted in a decrease of return on average assets of 11 basis points and a decrease of return on average equity of 63 basis points for the year ended December 31, 2007.

(6)	Calculated by dividing total noninterest expense, excluding credit loss provisions and impairment write-down on securities, by net interest income plus noninterest income, excluding net gains and losses on the sale of securities and assets. Additionally, taxes are not part of this calculation.
(7)	At period end, except for net charge-offs to average loans and average shareholders’ equity to average total assets, which is for periods ended at such dates.
(8)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.

Selected Historical Consolidated Financial Data of ETFS

The following table sets forth selected historical consolidated financial data of ETFS. The selected historical consolidated financial data as of and for each of the five fiscal years ended September 30, 2011 is derived from the audited consolidated financial statements of ETFS. You should not assume that the results of operations for past periods indicate results for any future period.

	As of and for the Years Ended September 30,
	2011	2010	2009	2008	2007
	(In thousands, except share and per share data)
Statement of Earnings Data:
Interest income	$10,399	$12,180	$12,965	$12,518	$11,871
Interest expense	4,234	5,543	6,690	7,577	8,051

Net interest income	6,165	6,637	6,275	4,942	3,820
Provision for possible credit losses	447	3,566	907	(109)	63

Net interest income after provision for possible credit losses	5,717	3,071	5,367	5,050	3,757
Noninterest income	927	1,064	1,198	(467)	1,053
Noninterest expense	6,163	5,931	5,587	4,896	4,615

Earnings (loss) earnings before income taxes	482	(1,797)	978	(314)	195
Provision for income tax expense (benefit)	97	(717)	299	(199)	(113)

Net earnings (loss)	$385	$(1,080)	$679	$(115)	$308

Per Share Data:
Basic earnings (loss) per share	$0.29	$(0.83)	$0.52	$(0.09)	$0.24
Diluted earnings (loss) per share	0.29	(0.83)	0.52	(0.09)	0.24
Book value per share	15.44	15.39	16.39	15.79	16.99
Weighted average shares outstanding	1,308	1,308	1,308	1,308	1,308
Shares outstanding at end of period	1,308	1,308	1,308	1,308	1,308

Balance Sheet Data (at period end):
Total assets	$210,622	$230,054	$247,417	$242,049	$213,004
Securities	23,796	26,751	38,477	60,617	61,808
Loans	158,671	173,185	182,490	154,324	128,641
Allowance for possible credit losses	2,520	4,630	1,389	534	653
Deposits	121,224	127,015	133,979	115,917	110,868
Stockholders’ equity	20,191	20,133	21,438	20,653	22,214

Average Balance Sheet Data:
Total assets	$220,338	$238,736	$244,733	$227,527	$221,335
Securities	25,178	32,615	49,548	61,213	67,482
Loans	165,928	177,838	168,407	141,483	128,533
Deposits	124,120	130,497	124,948	113,393	110,456
Stockholders’ equity	20,162	20,786	21,046	21,434	22,194

Performance Ratios:
Return on average assets	0.17%	(0.45)%	0.29%	(0.05)%	0.15%
Return on average equity	1.91	(5.20)	3.11	(0.54)	1.39
Net interest margin	3.06	2.96	2.70	2.39	1.87
Efficiency ratio(1)	92.75	143.43	85.09	106.88	100.22

	As of and for the Years Ended September 30,
	2011	2010	2009	2008	2007
	(In thousands, except share and per share data)
Asset Quality Ratios(2):
Nonperforming assets to total loans and other real estate	2.64%	2.99%	0.94%	0.15%	0.07%
Net charge-offs to average loans	0.27	2.01	0.54	(0.08)	0.05
Allowance for possible credit losses to period-end loans	1.59	2.67	0.35	0.51	0.56
Allowance for possible credit losses to nonperforming loans(3)	60.23	89.47	80.59	167.29	687.37

Capital Ratios(2):
Leverage ratio	9.15%	8.20%	8.02%	8.06%	9.47%
Average stockholders’ equity to average total assets	9.15	8.71	8.60	9.42	10.03
Tier risk-based capital ratio	13.64	12.19	12.07	12.99	15.33
Total risk-based capital ratio	14.89	13.51	13.29	13.33	15.83

(1)	Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains and losses. Additionally, taxes are not part of this calculation.
(2)	At period end, except for net charge-offs to average loans and average shareholders’ equity to average total assets, which is for periods ended on such dates.
(3)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.

COMPARATIVE STOCK PRICES

The following table summarizes the closing price per share of Prosperity common stock, the closing price per share of ETFS common stock and the equivalent per share price for the ETFS common stock giving effect to the merger on (1) December 8, 2011, the business day prior to the announcement of the proposed merger, and (2) February 3, 2012, the most recent date practicable preceding the date of this proxy statement/prospectus. Based on 1,307,826 shares of ETFS common stock issued and outstanding as of February 3, 2012, holders of ETFS common stock will receive 0.4060 shares of Prosperity common stock, subject to adjustment under certain circumstances as provided in the reorganization agreement, for each share they own. The market price of Prosperity common stock will fluctuate from the date of this proxy statement/prospectus to the date of completion of the merger, and these fluctuations could result in a decrease of the exchange ratio or the addition of cash consideration. Because of the possibility of a decrease of the exchange ratio or the possible addition of cash consideration, you will not know the exact number of shares of Prosperity common stock or the exact amount of cash, if any, you will receive in connection with the merger when you vote on the reorganization agreement. We urge you to obtain the current market price of the Prosperity common stock before you vote.

	Prosperity Common Stock		ETFS Common Stock		Equivalent Pro Forma Per Share of ETFS Common Stock(4)
December 8, 2011	$38.51	(1)	$13.30	(2)	$15.64
February 3, 2012	42.13		16.60	(3)	17.10

(1)	Represents the closing price of Prosperity common stock on the NASDAQ Global Select Market. Prosperity’s common stock began trading on the New York Stock Exchange on December 28, 2011.
(2)	Represents the closing price of ETFS common stock on the OTC Bulletin Board on December 7, 2011.
(3)	Represents the closing price of ETFS common stock on the OTC Bulletin Board on December 29, 2011, the last day on which a trade was reported.
(4)	Equivalent pro forma market value per share of ETFS common stock represents the historical market value per share of Prosperity common stock multiplied by the assumed exchange ratio of 0.4060, assuming no adjustment.

RISK FACTORS

An investment in the Prosperity common stock in connection with the merger involves risks. Prosperity describes below the material risks and uncertainties that it believes affect its business and an investment in the Prosperity common stock. You should carefully read and consider all of these risks and all other information contained in this proxy statement/prospectus in deciding whether to vote for approval of the reorganization agreement. If any of the risks described in this proxy statement/prospectus occur, Prosperity’s financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of Prosperity common stock could decline significantly, and you could lose all or part of your investment.

Risks Associated With the Merger

Fluctuations in market prices of Prosperity common stock will affect the value that ETFS stockholders receive for their shares of ETFS common stock.

Under the terms of the reorganization agreement, and subject to certain exceptions as described elsewhere in this document, the number of shares of Prosperity common stock to be issued for the merger consideration is fixed at 531,000 shares. The market price of the Prosperity common stock may vary from its price on the date immediately prior to the public announcement of the merger, the date of this proxy statement/prospectus, the date of the ETFS special meeting and the date for determining the average closing price. The market price of Prosperity common stock may fluctuate as a result of a variety of factors, including, among other things, changes in Prosperity’s businesses, operations and prospects, regulatory considerations and general market and economic conditions. Many of these factors are beyond the control of Prosperity. As a result of the fixed number of shares of Prosperity common stock to be issued in the merger, the market value of the shares of Prosperity common stock that an ETFS stockholder receives in the merger will decline correspondingly with any declines in the market price of Prosperity common stock prior to and as of the date the merger consideration is paid, subject to the limitations discussed in the following paragraph.

In the event the average closing price of Prosperity common stock falls below $34.58 and the Prosperity common stock underperforms the KBW Bank Index by more than five percent (5%) during the same measurement period, ETFS may give notice of its intent to terminate the reorganization agreement, at which time Prosperity has the discretion, but not the obligation, to increase the merger consideration by paying an amount of cash so that, as a result of such adjustment, the total merger consideration, based on the average closing price, is not less than $18,361,980. If Prosperity elects to pay the cash consideration, ETFS will no longer have the right to terminate the reorganization agreement for this reason. If Prosperity elects not to increase the merger consideration, ETFS may terminate the reorganization agreement. Further, in the event the average closing price of Prosperity common stock is greater than $42.26, the exchange ratio will be reduced so that, as a result of such adjustment, the total merger consideration, based on the average closing price, will not be more than $22,440,060.

Because the price of Prosperity common stock will fluctuate prior to the merger, Prosperity cannot assure ETFS stockholders of the market value or number of shares of Prosperity common stock that they will receive in the merger. Accordingly, at the time ETFS stockholders vote with respect to the reorganization agreement, they will not know the market value or number of shares of Prosperity common stock that they will receive in the merger.

If the price of Prosperity common stock falls below a pre-agreed level and the Prosperity common stock underperforms the KBW Bank Index by more than five percent (5%), and if Prosperity does not elect to increase the merger consideration, ETFS has the right to terminate the reorganization agreement and the merger would not occur.

If the average closing price for Prosperity common stock is less than $34.58 per share and the Prosperity common stock underperforms the KBW Bank Index by more than five percent (5%) during the same measurement period, Prosperity has the discretion, but not the obligation, to increase the merger consideration by paying an amount of cash so that, as a result of such adjustment, the merger consideration, based on the average closing price, is no less than $18,361,980. If Prosperity elects not to increase the merger consideration, ETFS may terminate the reorganization agreement.

As a result, even if the merger is approved by the stockholders, the merger may ultimately not be completed. Although the Prosperity board of directors has the ability to increase the merger consideration and ETFS’s board of directors has the power to choose not to terminate the reorganization agreement and proceed with the merger if Prosperity does not increase the merger consideration, there is no obligation of either board to exercise such power.

The market price of Prosperity common stock after the merger may be affected by factors different from those affecting ETFS common stock or Prosperity common stock currently.

The businesses of Prosperity and ETFS differ in some respects and, accordingly, the results of operations of the combined company and the market price of Prosperity’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Prosperity and ETFS. For a discussion of the business of Prosperity and of certain factors to consider in connection with that business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information.”

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

The Board of Governors of the Federal Reserve System must approve, or waive approval of, the merger and the Federal Deposit Insurance Corporation and Texas Department of Banking must approve the merger of Firstbank with and into Prosperity Bank. The Federal Reserve, FDIC and TDB will consider, among other factors, the competitive impact of the merger and the bank merger, the financial and managerial resources of our companies and our subsidiary banks and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve, FDIC and TDB will review capital position, safety and soundness, and legal and regulatory compliance, including compliance with anti-money laundering laws. There can be no assurance as to whether this and other regulatory approvals will be received, the timing of those approvals or whether any conditions will be imposed.

ETFS will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on ETFS and consequently on Prosperity. These uncertainties may impair ETFS’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with ETFS to seek to change existing business relationships with ETFS. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Prosperity. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Prosperity, Prosperity’s business following the merger could be harmed. In addition, the reorganization agreement restricts ETFS from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Prosperity. These restrictions may prevent ETFS from pursuing attractive business opportunities that may arise prior to the completion of the merger. See the section entitled “Proposal to Approve the Reorganization Agreement—Conduct of Business Pending Effective Time” beginning on page 51 of this proxy statement/prospectus for a description of the restrictive covenants to which ETFS is subject.

Combining our two companies may be more difficult, costly or time-consuming than we expect.

Prosperity and ETFS have operated and, until the merger is completed, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of our banks. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. If we are not able to integrate our operations successfully and timely, the expected benefits of the merger may not be realized.

Some of the directors and officers of ETFS may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger.

The interests of some of the directors and officers of ETFS may be different from those of ETFS stockholders, and directors and officers of ETFS may be participants in arrangements that are different from, or in addition to, those of ETFS stockholders. These interests are described in more detail in the section of this proxy statement/prospectus entitled “Financial Interests of Directors and Officers of ETFS in the Merger” beginning on page 58.

Prosperity may fail to realize the cost savings estimated for the merger.

Prosperity estimates that it will realize cost savings from the merger when fully phased in; however, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, unanticipated growth in Prosperity’s business may require Prosperity to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on our ability to combine the businesses of Prosperity and ETFS in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Prosperity is not able to combine successfully the two companies, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

ETFS stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

ETFS stockholders currently have the right to vote in the election of the board of directors of ETFS and on other matters affecting ETFS. The merger will transfer control of ETFS to Prosperity and to the shareholders of Prosperity. When the merger occurs, each ETFS stockholder will become a shareholder of Prosperity with a percentage ownership of Prosperity much smaller than such stockholder’s percentage ownership of ETFS. Because of this, ETFS stockholders will have less influence on the management and policies of Prosperity than they now have on the management and policies of ETFS.

Risks Associated With Prosperity’s Business

If Prosperity is not able to continue its historical levels of growth, it may not be able to maintain its historical earnings trends.

To achieve its past levels of growth, Prosperity has focused on both internal growth and acquisitions. Prosperity may not be able to sustain its historical rate of growth or may not be able to grow at all. In addition, Prosperity may not be able to obtain the financing necessary to fund additional growth and may not be able to find suitable candidates for acquisition. Various factors, such as economic conditions and competition, may impede or prohibit the opening of new banking centers. Further, Prosperity may be unable to attract and retain experienced bankers, which could adversely affect its internal growth. If Prosperity is not able to continue its historical levels of growth, it may not be able to maintain its historical earnings trends.

If Prosperity is unable to manage its growth effectively, its operations could be negatively affected.

Companies that experience rapid growth face various risks and difficulties, including:

•	finding suitable markets for expansion;

•	finding suitable candidates for acquisition;

•	attracting funding to support additional growth;

•	maintaining asset quality;

•	attracting and retaining qualified management; and

•	maintaining adequate regulatory capital.

In addition, in order to manage its growth and maintain adequate information and reporting systems within its organization, Prosperity must identify, hire and retain additional qualified associates, particularly in the accounting and operational areas of its business.

If Prosperity does not manage its growth effectively, its business, financial condition, results of operations and future prospects could be negatively affected, and Prosperity may not be able to continue to implement its business strategy and successfully conduct its operations.

Difficult market conditions and economic trends have adversely affected the banking industry and could adversely affect Prosperity’s business, financial condition, results of operations and cash flows.

Prosperity is operating in a challenging and uncertain economic environment, including generally uncertain conditions nationally and locally in its markets. Financial institutions continue to be affected by declines in the real estate market that have negatively impacted the credit performance of 1-4 family residential, construction and land development and commercial real estate loans and resulted in significant write-downs of assets by many financial institutions. Prosperity retains direct exposure to the residential and commercial real estate markets, and it is affected by these events.

Prosperity’s ability to assess the creditworthiness of customers and to estimate the losses inherent in its loan portfolio is made more complex by these difficult market and economic conditions. A prolonged national economic recession or further deterioration of these conditions in Prosperity’s markets could drive losses beyond that which is provided for in its allowance for credit losses and result in the following consequences:

•	increases in loan delinquencies;

•	increases in nonperforming assets and foreclosures;

•	decreases in demand for Prosperity’s products and services, which could adversely affect its liquidity position; and

•	decreases in the value of the collateral securing Prosperity’s loans, especially real estate, which could reduce customers’ borrowing power.

While economic conditions in the State of Texas and the U.S. are showing signs of recovery, there can be no assurance that these difficult conditions will continue to improve. Continued declines in real estate values, home sales volumes and financial stress on borrowers as a result of the uncertain economic environment, including job losses, could have an adverse effect on Prosperity’s borrowers or their customers, which could adversely affect Prosperity’s business, financial condition, results of operations and cash flows.

Liquidity risk could impair Prosperity’s ability to fund operations and jeopardize its financial condition.

Liquidity is essential to Prosperity’s business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on its liquidity. Prosperity’s access to funding sources in amounts adequate to finance its activities or on terms which are acceptable to it could be impaired by factors that affect Prosperity specifically or the financial services industry or economy in general. Factors that could detrimentally impact Prosperity’s access to liquidity sources include a decrease in the level of its business activity as a result of a downturn in the markets in which its loans are concentrated or adverse regulatory action against it. Prosperity’s ability to borrow could also be impaired by factors that are not specific to it, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.

If Prosperity is unable to identify and acquire other financial institutions and successfully integrate its acquired businesses, its business and earnings may be negatively affected.

The market for acquisitions remains highly competitive, and Prosperity may be unable to find acquisition candidates in the future that fit its acquisition and growth strategy. To the extent that Prosperity is unable to find suitable acquisition candidates, an important component of its growth strategy may be lost.

Acquisitions of financial institutions involve operational risks and uncertainties and acquired companies may have unforeseen liabilities, exposure to asset quality problems, key employee and customer retention problems and other problems that could negatively affect Prosperity’s organization. Prosperity may not be able to complete future acquisitions and, if completed, Prosperity may not be able to successfully integrate the operations, management, products and services of the entities that it acquires and eliminate redundancies. The integration process could result in the loss of key employees or disruption of the combined entity’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect Prosperity’s ability to maintain relationships with customers and employees or achieve the anticipated benefits of the transaction. The integration process may also require significant time and attention from Prosperity’s management that they would otherwise direct at servicing existing business and developing new business. Prosperity’s failure to successfully integrate the entities it acquires into its existing operations may increase its operating costs significantly and adversely affect its business and earnings.

Prosperity’s dependence on loans secured by real estate subjects it to risks relating to fluctuations in the real estate market and related interest rates and regulatory guidance that could require additional capital and could adversely affect its financial condition, results of operations and cash flows.

Approximately 84.8% of Prosperity’s total loans as of September 30, 2011 consisted of loans included in the real estate loan portfolio with 13.1% in construction and land development, 30.0% in residential real estate and 41.7% in commercial real estate. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. A weakening of the real estate market in Prosperity’s primary market areas could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans, the value of real estate and other collateral securing the loans and the value of real estate owned by Prosperity. If real estate values decline, it is also more likely that Prosperity would be required to increase its allowance for credit losses, which could adversely affect its financial condition, results of operations and cash flows.

As of September 30, 2011, Prosperity had $490.2 million or 13.1% of total loans in construction and land development loans. Construction loans are subject to risks during the construction phase that are not present in standard residential real estate and commercial real estate loans. These risks include:

•	the viability of the contractor;

•	the contractor’s ability to complete the project, to meet deadlines and time schedules and to stay within cost estimates; and

•	concentrations of such loans with a single contractor and its affiliates.

Real estate construction loans also present risks of default in the event of declines in property values or volatility in the real estate market during the construction phase. If Prosperity is forced to foreclose on a project prior to completion, it may not be able to recover the entire unpaid portion of the loan, may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate amount of time. If any of these risks were to occur, it could adversely affect Prosperity’s financial condition, results of operations and cash flows.

The federal banking agencies have issued guidance regarding high concentrations of commercial real estate loans within bank loan portfolios. The guidance requires financial institutions that exceed certain levels of commercial real estate lending compared with their total capital to maintain heightened risk management practices that address the following key elements: including board and management oversight and strategic planning, portfolio management, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, and maintenance of increased capital levels as needed to support the level of commercial real estate lending. If there is any deterioration in Prosperity’s commercial mortgage or construction and land development portfolios or if its regulators conclude that Prosperity has not implemented appropriate risk management practices, it could adversely affect Prosperity’s business and result in a requirement of increased capital levels, and such capital may not be available at that time.

Prosperity’s commercial mortgage and commercial loans expose it to increased credit risks, and these risks will increase if Prosperity succeeds in increasing these types of loans.

Prosperity, while maintaining its conservative approach to lending, has emphasized both new and existing loan products, focusing on managing its commercial mortgage and commercial loan portfolios, and intends to continue to increase its lending activities and acquire loans in possible future acquisitions. As a result, commercial real estate and commercial loans as a proportion of its portfolio could increase. As of September 30, 2011, commercial real estate and commercial loans totaled $2.54 billion. In general, commercial real estate loans and commercial loans yield higher returns and often generate a deposit relationship, but also pose greater credit risks than do owner-occupied residential real estate loans. As Prosperity’s various commercial loan portfolios increase, the corresponding risks and potential for losses from these loans will also increase.

Prosperity makes both secured and some unsecured commercial loans. Unsecured loans generally involve a higher degree of risk of loss than do secured loans because, without collateral, repayment is wholly dependent upon the success of the borrowers’ businesses. Secured commercial loans are generally collateralized by accounts receivable, inventory, equipment or other assets owned by the borrower and include a personal guaranty of the business owner. Compared to real estate, that type of collateral is more difficult to monitor, its value is harder to ascertain, it may depreciate more rapidly and it may not be as readily saleable if repossessed. Further, commercial loans generally will be serviced primarily from the operation of the business, which may not be successful, and commercial mortgage loans generally will be serviced from income on the properties securing the loans.

Prosperity’s business is subject to interest rate risk and fluctuations in interest rates may adversely affect its earnings and capital levels.

The majority of Prosperity’s assets are monetary in nature and, as a result, Prosperity is subject to significant risk from changes in interest rates. Changes in interest rates can impact Prosperity’s net interest income as well as the valuation of its assets and liabilities. Prosperity’s earnings are significantly dependent on its net interest income. Net interest income is the difference between the interest income earned on loans, investments and other interest-earning assets and the interest expense paid on deposits, borrowings and other interest-bearing liabilities. Therefore, any change in general market interest rates, such as a change in the monetary policy of the Federal Reserve or otherwise, can have a significant effect on Prosperity’s net interest income. Prosperity’s assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of the assets and liabilities.

Prosperity’s profitability depends significantly on local economic conditions.

Prosperity’s success depends primarily on the general economic conditions of the primary markets in Texas in which it operates and where its loans are concentrated. Unlike nationwide banks that are more geographically diversified, Prosperity provides banking and financial services to customers primarily in the greater Houston and Dallas/Fort Worth metropolitan areas and in the east, central, north central, south central and southeast areas of Texas. The local economic conditions in these areas have a significant impact on Prosperity’s commercial, real estate and construction and land development loans, the ability of its borrowers to repay their loans and the value of the collateral securing these loans. In addition, if the population or income growth in Prosperity’s market areas is slower than projected, income levels, deposits and housing starts could be adversely affected and could result in a reduction of Prosperity’s expansion, growth and profitability. Although economic conditions in Texas have not deteriorated to the same extent as in other areas of the country, such conditions could decline further. If Prosperity’s market areas experience a downturn or a recession for a prolonged period of time, Prosperity could experience significant increases in nonperforming loans, which could lead to operating losses, impaired liquidity and eroding capital. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, outbreaks of hostilities or other international or domestic calamities, unemployment or other factors could impact these local economic conditions and could negatively affect Prosperity’s financial condition, results of operations and cash flows.

Prosperity’s allowance for credit losses may not be sufficient to cover actual credit losses, which could adversely affect its earnings.

As a lender, Prosperity is exposed to the risk that its loan customers may not repay their loans according to the terms of these loans and the collateral securing the payment of these loans may be insufficient to fully compensate Prosperity for the outstanding balance of the loan plus the costs to dispose of the collateral. Management makes various assumptions and judgments about the collectability of Prosperity’s loan portfolio, including the diversification by industry of its commercial loan portfolio, the amount of nonperforming assets and related collateral, the volume, growth and composition of its loan portfolio, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers and the evaluation of its loan portfolio through its internal loan review process and other relevant factors.

Prosperity maintains an allowance for credit losses in an attempt to cover estimated losses inherent in its loan portfolio. Additional credit losses will likely occur in the future and may occur at a rate greater than Prosperity has experienced to date. In determining the size of the allowance, Prosperity relies on an analysis of its loan portfolio, its historical loss experience and its evaluation of general economic conditions. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of Prosperity’s control, may require an increase in the allowance for credit losses. If Prosperity’s assumptions prove to be incorrect or if it experiences significant loan losses in future periods, its current allowance may not be sufficient to cover actual loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in its loan portfolio. A material addition to the allowance could cause net income, and possibly capital, to decrease.

In addition, federal and state regulators periodically review Prosperity’s allowance for credit losses and may require Prosperity to increase its provision for credit losses or recognize further charge-offs, based on judgments different than those of Prosperity’s management. An increase in Prosperity’s allowance for credit losses or charge-offs as required by these regulatory agencies could have a material adverse effect on Prosperity’s operating results and financial condition.

The small to medium-sized businesses that Prosperity lends to may have fewer resources to weather a downturn in the economy, which may impair a borrower’s ability to repay a loan to Prosperity that could materially harm Prosperity’s operating results.

Prosperity targets its business development and marketing strategy primarily to serve the banking and financial services needs of small to medium-sized businesses. These small to medium-sized businesses frequently have smaller market share than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience significant volatility in operating results. Any one or more of these factors may impair the borrower’s ability to repay a loan. In addition, the success of a small to medium-sized business often depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business and its ability to repay a loan. Economic downturns and other events that negatively impact Prosperity’s market areas could cause Prosperity to incur substantial credit losses that could negatively affect Prosperity’s results of operations and financial condition.

If the goodwill that Prosperity recorded in connection with a business acquisition becomes impaired, it could require charges to earnings, which would have a negative impact on Prosperity’s financial condition and results of operations.

Goodwill represents the amount by which the acquisition cost exceeds the fair value of net assets Prosperity acquired in the purchase of another financial institution. Prosperity reviews goodwill for impairment at least annually, or more frequently if events or changes in circumstances indicate the carrying value of the asset might be impaired.

Prosperity determines impairment by comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. Any such adjustments are reflected in Prosperity’s results of operations in the periods in which they become known. At September 30, 2011, Prosperity’s goodwill totaled $924.5 million. While Prosperity has not recorded any such impairment charges since it initially recorded the goodwill, there can be no assurance that Prosperity’s future evaluations of goodwill will not result in findings of impairment and related write-downs, which may have a material adverse effect on its financial condition and results of operations.

Prosperity may be required to pay higher FDIC deposit insurance assessments in the future.

Recent insured depository institution failures, as well as deterioration in banking and economic conditions generally, have significantly increased the loss provisions of the FDIC, resulting in a decline in the designated reserve ratio of the FDIC to historical lows. The FDIC expects a higher rate of insured depository institution failures in the next few years compared to recent years; thus, the reserve ratio may continue to decline. In addition, the deposit insurance limit on FDIC deposit insurance coverage generally has increased to $250,000. These developments have resulted in increased FDIC assessments in 2009 and 2010 and may result in increased assessments in the future.

On February 7, 2011, the FDIC approved a final rule that amends its existing DIF restoration plan and implements certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act). Effective April 1, 2011, the assessment base is determined using average consolidated total assets minus average tangible equity rather than the previous assessment base of adjusted domestic deposits. The new assessment rates, calculated on the revised assessment base, generally range from 2.5 to 9 basis points for Risk Category I institutions, 9 to 24 basis points for Risk Category II institutions, 18 to 33 basis points for Risk Category III institutions, and 30 to 45 basis points for Risk Category IV institutions. The new assessment rates were calculated for the quarter beginning April 1, 2011 and reflected in invoices for assessments due September 30, 2011.

The final rule provides the FDIC’s board with the flexibility to adopt actual rates that are higher or lower than the total base assessment rates adopted on February 7, 2011 without notice and comment, if certain conditions are met. An increase in the assessment rates could have an adverse impact on Prosperity’s results of operations. For the nine months ended September 30, 2011 and 2010, Prosperity’s FDIC insurance related costs were $7.4 million and $8.2 million, respectively.

Prosperity may be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. Prosperity has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. Many of these transactions expose Prosperity to credit risk in the event of a default by a counterparty or client. In addition, Prosperity’s credit risk may be exacerbated when the collateral held by Prosperity cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to Prosperity. Any such losses could have a material adverse effect on Prosperity’s financial condition, results of operations and cash flows.

Prosperity may need to raise additional capital in the future and such capital may not be available when needed or at all.

Prosperity may need to raise additional capital in the future to provide it with sufficient capital resources and liquidity to meet its commitments and business needs. In addition, Prosperity may elect to raise additional capital to support its business or to finance acquisitions, if any. Prosperity’s ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of its control, and its financial performance. Accordingly, Prosperity cannot assure you that such capital will be available to it on acceptable terms or at all. Any occurrence that may limit its access to the capital markets, such as a decline in the confidence of investors, depositors of Prosperity Bank or counterparties participating in the capital markets, may adversely affect Prosperity’s capital costs and its ability to raise capital and, in turn, its liquidity. An inability to raise additional capital on acceptable terms when needed could subject Prosperity to increased regulatory supervision and the imposition of restrictions on its growth or business, which could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

An interruption in or breach in security of Prosperity’s information systems may result in a loss of customer business and have an adverse effect on Prosperity’s results of operations, financial condition and cash flows.

Prosperity relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in Prosperity’s customer relationship management, general ledger, deposits, servicing or loan origination systems. Although Prosperity has policies and procedures designed to prevent or minimize the effect of a failure, interruption or breach in security of its communications or information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur, or if they do occur, that they will be adequately addressed by Prosperity. The occurrence of any such failures, interruptions or security breaches could result in a loss of customer business and have a negative effect on Prosperity’s results of operations, financial condition and cash flows.

The business of Prosperity is dependent on technology and Prosperity’s inability to invest in technological improvements may adversely affect its results of operations, financial condition and cash flows.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Prosperity’s future success depends in part upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as create additional efficiencies in its operations. Many of Prosperity’s competitors have substantially greater resources to invest in technological improvements. Prosperity may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers, which may negatively affect Prosperity’s results of operations, financial condition and cash flows.

Prosperity operates in a highly regulated environment and, as a result, is subject to extensive regulation and supervision; and changes in federal, state and local laws and regulations could adversely affect its financial performance.

Prosperity and Prosperity Bank are subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, not Prosperity’s shareholders. These regulations affect Prosperity’s lending practices, capital structure, investment practices, dividend policy and growth, among other things. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Any change in applicable regulations or federal or state legislation could have a substantial impact on Prosperity, Prosperity Bank and their respective operations.

The Dodd-Frank Act, enacted in July 2010, instituted major changes to the banking and financial institutions regulatory regimes in light of the recent performance of and government intervention in the financial services sector. Additional legislation and regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could significantly affect Prosperity’s powers, authority and operations, or the powers, authority and operations of Prosperity Bank in substantial and unpredictable ways. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of this regulatory discretion and power could have a negative impact on Prosperity. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

Prosperity is subject to losses resulting from fraudulent and negligent acts on the part of loan applicants, correspondents or other third parties.

Prosperity relies heavily upon information supplied by third parties, including the information contained in credit applications, property appraisals, title information, equipment pricing and valuation and employment and income documentation, in deciding which loans Prosperity will originate, as well as the terms of those loans. If any of the information upon which Prosperity relies is misrepresented, either fraudulently or inadvertently, and the misrepresentation is not detected prior to asset funding, the value of the asset may be significantly lower than expected, or Prosperity may fund a loan that it would not have funded or on terms it would not have extended. Whether a misrepresentation is made by the applicant or another third party, Prosperity generally bears the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsellable or subject to repurchase if it is sold prior to detection of the misrepresentation. The sources of the misrepresentations are often difficult to locate, and it is often difficult to recover any of the monetary losses Prosperity may suffer.

The recent repeal of federal prohibitions on payment of interest on demand deposits could increase Prosperity’s interest expense.

All federal prohibitions on the ability of financial institutions to pay interest on demand deposit accounts were repealed as part of the Dodd-Frank Act. As a result, beginning on July 21, 2011, financial institutions can now offer interest on demand deposits to compete for clients. Prosperity’s interest expense will increase and its net interest margin will decrease if it begins offering interest on demand deposits to attract additional customers or maintain current customers, which could have an adverse effect on Prosperity’s business, financial condition and results of operations.

Prosperity is subject to environmental liability risk associated with lending activities.

A significant portion of Prosperity’s loan portfolio is secured by real property. During the ordinary course of business, Prosperity may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, Prosperity may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require Prosperity to incur substantial expenses and may materially reduce the affected property’s value or limit Prosperity’s ability to use or sell the affected property.

In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase Prosperity’s exposure to environmental liability. Although Prosperity has policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on Prosperity’s financial condition and results of operations.

Risks Associated with Prosperity’s Common Stock

Prosperity’s corporate organizational documents and the provisions of Texas law to which it is subject may delay or prevent a change in control of Prosperity that a shareholder may favor.

Prosperity’s amended and restated articles of incorporation and amended and restated bylaws contain various provisions which may delay, discourage or prevent an attempted acquisition or change of control of Prosperity. These provisions include:

•	a board of directors classified into three classes of directors with the directors of each class having staggered three-year terms;

•

a provision that any special meeting of Prosperity’s shareholders may be called only by the chairman of the board and chief executive officer, the president, a majority of the board of directors or the holders of at least 50% of Prosperity’s shares entitled to vote at the meeting;

•

a provision establishing certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at an annual or special meeting of shareholders; and

•	a provision that denies shareholders the right to amend Prosperity’s bylaws.

Prosperity’s articles of incorporation provide for noncumulative voting for directors and authorize the board of directors to issue shares of its preferred stock without shareholder approval and upon such terms as the board of directors may determine. The issuance of Prosperity’s preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in Prosperity. In addition, certain provisions of Texas law, including a provision which restricts certain business combinations between a Texas corporation and certain affiliated shareholders, may delay, discourage or prevent an attempted acquisition or change in control of Prosperity.

There are restrictions on Prosperity’s ability to pay dividends.

Holders of Prosperity’s common stock are only entitled to receive such dividends as Prosperity’s board of directors may declare out of funds legally available for such payments. Although Prosperity has historically declared cash dividends on its common stock, it is not required to do so and there can be no assurance that Prosperity will pay dividends in the future. Any declaration and payment of dividends on common stock will depend upon Prosperity’s earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, Prosperity’s ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors.

Prosperity’s principal source of funds to pay dividends on the shares of common stock is cash dividends that Prosperity receives from Prosperity Bank. Various banking laws applicable to Prosperity Bank limit the payment of dividends and other distributions by Prosperity Bank to Prosperity, and may therefore limit Prosperity’s ability to pay dividends on its common stock. Regulatory authorities could impose administratively stricter limitations on the ability of Prosperity Bank to pay dividends to Prosperity if such limits were deemed appropriate to preserve certain capital adequacy requirements. In addition, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy in relation to the organization’s overall asset quality, level of current and prospective earnings and level, composition and quality of capital. The guidance provides that Prosperity inform and consult with the Federal Reserve prior to declaring and paying a dividend that exceeds earnings for the period for which the dividend is being paid or that could result in an adverse change to Prosperity’s capital structure, including interest on the subordinated debentures underlying Prosperity’s trust preferred securities. If required payments on Prosperity’s outstanding junior subordinated debentures held by its unconsolidated subsidiary trusts are not made or are suspended, Prosperity will be prohibited from paying dividends on its common stock.

The holders of Prosperity’s junior subordinated debentures have rights that are senior to those of Prosperity’s shareholders.

As of September 30, 2011, Prosperity had $85.1 million in junior subordinated debentures outstanding that were issued to Prosperity’s unconsolidated subsidiary trusts. The subsidiary trusts purchased the junior subordinated debentures from Prosperity using the proceeds from the sale of trust preferred securities to third party investors. Payments of the principal and interest on the trust preferred securities are conditionally guaranteed by Prosperity to the extent not paid or made by each trust, provided the trust has funds available for such obligations.

The junior subordinated debentures are senior to Prosperity’s shares of common stock. As a result, Prosperity must make interest payments on the junior subordinated debentures (and the related trust preferred securities) before any dividends can be paid on its common stock; and, in the event of Prosperity’s bankruptcy, dissolution or liquidation, the holders of the debentures must be satisfied before any distributions can be made to the holders of the common stock. Additionally, Prosperity has the right to defer periodic distributions on the junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time Prosperity would be prohibited from paying dividends on its common stock. Prosperity’s ability to pay the future distributions depends upon the earnings of Prosperity Bank and dividends from Prosperity Bank to Prosperity, which may be inadequate to service the obligations.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus, including statements included or incorporated by reference in this proxy statement/prospectus, that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of operations of Prosperity after the merger is completed as well as information about the merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of our companies before the merger or Prosperity after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:

•

Prosperity’s actual cost savings resulting from the merger are less than expected, Prosperity is unable to realize those cost savings as soon as expected or Prosperity incurs additional or unexpected costs;

•	Prosperity’s revenues after the merger are less than expected;

•

deposit attrition, operating costs, customer loss and business disruption before and after the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than Prosperity expected;

•	competition among financial services companies may increase;

•	the risk that the businesses of Prosperity and ETFS will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

•	the failure of ETFS’s stockholders to approve the reorganization agreement;

•	the ability to obtain the governmental approvals of the merger on the proposed terms and schedule;

•	changes in the level of nonperforming assets and charge-offs;

•	changes in the interest rate environment reduce Prosperity’s or ETFS’s interest margins;

•	general business and economic conditions in the markets Prosperity or ETFS serves change or are less favorable than expected;

•	legislative or regulatory changes adversely affect Prosperity’s or ETFS’s businesses;

•	changes occur in business conditions and inflation;

•	personal or commercial customers’ bankruptcies increase;

•	changes occur in the securities markets; and

•	technology-related changes are harder to make or more expensive than expected.

For other factors, risks and uncertainties that could cause actual results to differ materially from estimates and projections contained in forward-looking statements, please read the “Risk Factors” section of this proxy statement/prospectus.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. Therefore, we caution you not to place undue reliance on our forward-looking statements. The forward-looking statements are made as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference into this proxy statement/prospectus. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GENERAL INFORMATION

This document constitutes a proxy statement of ETFS and is being furnished to all record holders of ETFS common stock in connection with the solicitation of proxies by the board of directors of ETFS to be used at a special meeting of stockholders of ETFS to be held on March 14, 2012. The purpose of the ETFS special meeting is to consider and vote upon a proposal to approve the reorganization agreement, dated as of December 8, 2011, by and between Prosperity and ETFS, which provides, among other things, for the merger of ETFS with and into Prosperity. This document also constitutes a prospectus relating to the Prosperity common stock to be issued to holders of ETFS common stock upon completion of the merger.

ETFS SPECIAL MEETING

Date, Place and Time of the Special Meeting

The special meeting of ETFS stockholders will be held at 2:00 p.m. local time on March 14, 2012 at 1200 South Beckham Avenue, Tyler, Texas 75701.

Matters to be Considered

The purpose of the special meeting is to consider and vote upon a proposal to approve the reorganization agreement, dated as of December 8, 2011, by and between Prosperity and ETFS, and the transactions contemplated thereby, including, among other things, the merger of ETFS with and into Prosperity.

At this time, the board of directors of ETFS is unaware of any matter, other than the matter set forth above, that may be presented for action at the special meeting.

Shares Entitled to Vote, Quorum and Vote Required

The board of directors of ETFS has fixed the close of business on February 3, 2012 as the record date for determining the holders of shares of ETFS common stock entitled to receive notice of and to vote at the special meeting. Only holders of record of shares of ETFS common stock as of the close of business on that date will be entitled to vote at the special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were 1,307,826 shares of ETFS common stock outstanding.

Each holder of shares of ETFS common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter presented at the special meeting and at any adjournment or postponement of that meeting; provided, however, that under Section Five of the articles of incorporation of ETFS, with limited exceptions, a stockholder, or group of stockholders acting together, who beneficially owns more than 10% of the outstanding shares of ETFS common stock may not vote the shares in excess of 10%, which would reduce the number of shares eligible to be voted at the special meeting. Based on the latest information available, ETFS believes it may have one stockholder that controls approximately 24.9% of its outstanding shares of common stock. Assuming ETFS is correct, approximately 15% of the outstanding shares of ETFS common stock would not be eligible to vote at the special meeting and would not be counted as outstanding shares for purposes of calculating the requisite vote.

The holders of at least one-third of the shares of ETFS common stock entitled to vote at the special meeting must be present, either in person or by proxy, to constitute a quorum at the special meeting. Approval of the reorganization agreement by ETFS stockholders requires the affirmative vote of the holders of at least a majority of the shares of ETFS common stock outstanding and entitled to vote on the record date (which excludes any shares beneficially owned by any stockholder, or group of stockholders, in excess of 10% of the outstanding shares). With respect to the proposal to approve the reorganization agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you vote “ABSTAIN” or if you fail to vote, it will have the effect of a vote against the reorganization agreement. Abstentions are included for purposes of determining whether a quorum exists.

You may vote your shares of ETFS common stock, other than those held in the ESOP, by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card. If you are the record holder of your shares, you can revoke your proxy at any time before the vote is taken at the special meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of ETFS, or by voting in person at the special meeting. If you participate in the ESOP, you must complete and return your voting instruction form to the ESOP trustee by March 12, 2012.

Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. The proposal to approve the reorganization agreement is a non-routine matter. Accordingly, if a stockholder holds shares in street name and does not provide voting instructions to his or her broker, those shares will not be voted on the proposal to approve the reorganization agreement.

As noted above, an abstention or a failure to vote on the proposal to approve the reorganization agreement will have the same effect as a vote against the reorganization agreement. Accordingly, the board of directors of ETFS encourages you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

Shares Held by Officers and Directors

On the record date, the directors and executive officers of ETFS were entitled to vote, in the aggregate, 52,802 shares of ETFS common stock, or approximately 4.04% of the outstanding shares of common stock entitled to vote at the special meeting, not giving effect to any shares that may not be voted at the special meeting because the holder beneficially owns more than 10% of the outstanding ETFS common stock. Each of these directors and executive officers has executed an agreement to vote his shares of ETFS common stock in favor of approval of the reorganization agreement.

Voting and Revocation of Proxies

Proxies, in the form enclosed, which are properly executed by the stockholders and returned to ETFS and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted FOR the proposal to approve the reorganization agreement. The proxy also grants authority to the persons designated in the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the special meeting.

If you are the record holder of your shares, you may revoke any proxy given pursuant to this solicitation by the board of directors of ETFS at any time before it is voted at the special meeting by:

•	giving written notice to the Secretary of ETFS;

•	executing a proxy bearing a later date and filing that proxy with the Secretary of ETFS at or before the special meeting; or

•	attending and voting in person at the special meeting.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: East Texas Financial Services, Inc., 1200 South Beckham Avenue, Tyler, Texas 75701, Attention: Secretary. If you hold your shares in street name with a bank or broker, you must contact such bank or broker if you wish to revoke your proxy.

ESOP Voting Instruction

Under the terms of the ESOP, all shares held in the ESOP are voted by the ESOP trustee, but each ESOP participant may direct the trustee how to vote the shares of ETFS common stock allocated to his ESOP account. Allocated shares for which no timely voting instructions are received by the trustee, or shares for which a voting instruction is returned without an indication marked as to how the trustee is to vote, will be voted by the trustee in its discretion. The deadline for returning a voting instruction form to the trustee is March 12, 2012.

Solicitation of Proxies; Expenses

This proxy solicitation is made by the board of directors of ETFS. ETFS is responsible for its expenses incurred in preparing, assembling, printing, and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors of ETFS intend to solicit proxies personally or by telephone or other means of communication. The directors will not be additionally compensated. ETFS will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners. ETFS has retained Regan & Associates, Inc. to assist in the solicitation of proxies for a fee of $8,000, including out-of-pocket expenses.

PROPOSAL TO APPROVE

THE REORGANIZATION AGREEMENT

The following information describes material aspects of the merger. It is not intended to be a complete description of all information relating to the merger and is qualified in its entirety by reference to more detailed information contained in the Appendices to this document, including the reorganization agreement. A copy of the reorganization agreement is included as Appendix A and is incorporated herein by reference. You are urged to read the Appendices in their entirety.

Terms of the Merger

The reorganization agreement provides for, among other things, the merger of ETFS with and into Prosperity. If the stockholders of ETFS approve the reorganization agreement at the special meeting, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the first half of 2012, although delays could occur. As a result of the merger, and assuming no adjustment to the merger consideration, holders of ETFS common stock will be entitled to receive whole shares of Prosperity common stock, with cash paid in lieu of a fractional share, and will no longer be owners of ETFS stock. As a result of the merger, certificates for ETFS common stock will only represent the right to receive the merger consideration pursuant to the reorganization agreement, and otherwise will be null and void after completion of the merger.

In connection with the merger, all outstanding shares of ETFS common stock will be converted into an aggregate of 531,000 shares of Prosperity common stock, subject to adjustment under certain circumstances as set forth in the reorganization agreement and discussed below. Based on 1,307,826 shares of ETFS common stock issued and outstanding as of February 3, 2012, holders of ETFS common stock will receive 0.4060 shares of Prosperity common stock, subject to adjustment, for each share they own.

More specifically, if the 10 consecutive trading day average closing price of the Prosperity common stock on the fifth trading day immediately prior to the closing date is (1) less than $34.58 and (2) the percentage difference between (A) $38.42 (the average closing price of Prosperity common stock for the 10 consecutive trading days ending on November 8, 2011) and (B) the average closing price of the Prosperity common stock is not equal to at least 95% of the percentage difference between (Y) $40.13 (the average closing price of the KBW Bank Index for the 10 consecutive trading days ending on November 8, 2011) and (Z) the 10 consecutive trading day average closing price of the KBW Bank Index on the fifth trading day immediately prior to the closing date, ETFS may give notice of its intent to terminate the reorganization agreement, at which time Prosperity has the discretion, but not the obligation, to increase the merger consideration by paying an amount of cash so that, as a result of such adjustment, the total merger consideration, based on the average closing price, is not less than $18,361,980. If Prosperity elects to pay the cash consideration, ETFS will no longer have the right to terminate the reorganization agreement for this reason. If Prosperity elects not to pay the cash consideration, ETFS may terminate the reorganization agreement.

The merger consideration will also be adjusted if the average closing price is greater than $42.26. If this occurs, the number of shares of Prosperity common stock that Prosperity will issue to ETFS stockholders will be reduced, so that, as a result of such adjustment, the total merger consideration, based on the average closing price, will not be more than $22,440,060.

In addition, the merger consideration will be reduced if the sum of the equity capital and allowance for loan losses of ETFS two (2) business days prior to the closing date is less than $20,600,000, subject to decrease by the usage of the allowance. More specifically, as a result of such an event, the merger consideration to be paid to ETFS stockholders will be reduced by the difference between $20,600,000, as may have been decreased by the usage for the allowance, and the actual sum of ETFS’s equity capital and allowance for loan losses as determined two (2) business days prior to the closing date. Any reduction will first be made to any cash to be paid, and then to the value of the stock consideration. Pursuant to the terms of the reorganization agreement, equity capital is defined as the sum of the capital stock, capital surplus and retained earnings of ETFS, excluding unrealized securities gains or losses, on a consolidated basis, as determined pursuant to generally accepted accounting principles (GAAP). For purposes of calculating equity capital, ETFS must include adjustments made for certain extraordinary items related to the merger as more fully described in the reorganization agreement.

As a result of potential changes to the exchange ratio and the possible addition of cash consideration, you will not know the exact number of shares of Prosperity common stock or the exact amount of cash, if any, you will receive in connection with the merger when you vote on whether to approve the reorganization agreement.

As noted above, Prosperity will not issue any certificates for fractional shares of Prosperity common stock in connection with the merger but will instead pay cash for any fractional share interests. The amount of cash will be determined by multiplying the fractional share interest by the average closing price of Prosperity common stock.

Background of the Merger

From time to time in recent years, ETFS has received unsolicited inquiries from multiple parties regarding a possible acquisition of ETFS. In each case, for various reasons, ETFS’s board of directors concluded that the long-term interests of ETFS’s stockholders would be better served by remaining independent.

In 2008, Derrell W. Chapman, ETFS’s Chief Executive Officer, held several conversations with Brandon T. Steele regarding a proposed commercial loan transaction involving a company principally owned by Mr. Steele. In the course of these discussions, which gradually shifted to ETFS’s business and operating performance, Mr. Steele expressed an interest in acquiring a significant ownership position in ETFS. ETFS became aware that Mr. Steele subsequently contacted East Texas Financial Corporation (“ETF Corporation”), ETFS’s largest known stockholder, about the possibility of acquiring ETF Corporation’s shares of ETFS common stock.

In April 2009, Mr. Steele met with ETFS’s board to express his interest in acquiring a 24.9% ownership interest in ETFS by purchasing ETF Corporation’s shares of ETFS common stock, provided that the board would appoint him as a director and as Chairman, and appoint at least one additional individual to the board to be named by Mr. Steele. The board informed Mr. Steele that it would not agree to these conditions, and suggested that Mr. Steele instead consider making an offer to purchase 100% of ETFS’s outstanding shares. Mr. Steele indicated at that time that he would not be interested in such a transaction.

In October 2009, ETFS’s board again met with Mr. Steele to discuss his proposal to acquire 24.9% of ETFS’s outstanding shares. Mr. Steele informed the board that through an affiliated company, he had acquired approximately 9.8% of ETFS’s outstanding shares, and remained interested in acquiring up to 24.9% of ETFS’s outstanding shares. Reflecting its desire to continue to work closely with Mr. Steele, the board appointed Mr. Steele as a director of ETFS in October 2009.

Both ETFS and Mr. Steele recognized that a significant practical obstacle to Mr. Steele’s acquiring any additional shares of ETFS’s common stock was the provision in ETFS’s articles of incorporation that prohibits the voting of shares beneficially owned in excess of 10% of total shares outstanding. In November 2009, Mr. Steele submitted a proposed non-binding letter of intent to acquire 100% of ETFS’s outstanding shares through SFC, a holding company of which Mr. Steele was a principal owner. The offer price initially proposed equated to $17.50 per share, subject to reduction on a pro rata basis to the extent Firstbank’s total equity capital on the last day of the month preceding the month in which the transaction closing occurred was less than $21.8 million. After SFC agreed to increase the per share offer price to $18.00, in cash, subject to the possible pro rata reduction described above, ETFS and SFC executed a reorganization agreement on January 27, 2010. ETFS hired a financial advisor, McAuliffe Financial, who delivered a fairness opinion in connection with the execution of the reorganization agreement.

Between January and August of 2010, ETFS experienced an increase in its nonperforming loans and a decrease in its earnings, resulting in a material adverse change in ETFS’s financial condition pursuant to the terms of the agreement. On August 18, 2010, SFC and ETFS mutually agreed to terminate the reorganization agreement, with no liability to either party, due to the material adverse change. Mr. Steele resigned from ETFS’s board shortly thereafter.

Subsequent to the termination of the reorganization agreement with SFC, the board of directors of ETFS held several meeting to discuss the status of ETFS and its alternatives. The board determined to engage Commerce Street Capital, LLC (“Commerce Street”) to provide strategic advice to ETFS and signed an engagement letter with Commerce Street on November 10, 2010. Also in November 2010, ETFS determined to suspend its payment of cash dividends to stockholders in order to preserve capital.

In January 2011, Commerce Street began soliciting indications of interest in a merger with or acquisition of ETFS. Commerce Street contacted 51 potential merger partners and in February 2011 received five indications of interest. All of these indications of interest had an estimated aggregate value below ETFS’s then book value. Based on a review of these proposals, ETFS invited Prosperity to conduct on-site due diligence.

Prosperity and Commerce Street had a number of discussions regarding the potential merger proposal by Prosperity and on April 28, 2011, Prosperity submitted a revised letter of intent to ETFS.

ETFS’s board reviewed the Prosperity proposal, which was the highest proposal received, and after consultation with Commerce Street, decided not to sign the letter of intent with Prosperity. On May 27, 2011, ETFS terminated the engagement of Commerce Street. On June 22, 2011, a representative of Prosperity met with the board to discuss Prosperity’s proposal and continued interest in a transaction, but no further action was taken.

On August 12, 2011, ETFS received an unsolicited letter of intent from a bank holding company that owned a significant amount of stock in ETFS. On October 7, 2011, ETFS received another unsolicited letter of intent from a different financial institution. Both of these proposals offered cash as the consideration, with estimated deal values, depending on ETFS’s equity at closing and deal expenses, of between $15.7 million and $18.3 million for the first proposal and $18.5 million to $20.2 million for the second proposal. After meeting with counsel to discuss these two unsolicited letters of intent, on October 20, 2011, ETFS re-engaged Commerce Street to negotiate with these two parties and to investigate whether any other parties might be interested in a transaction with ETFS.

Beginning on October 21, 2011, Commerce Street again solicited indications of interest from the five parties that had previously submitted indications of interest, plus two additional parties that had not previously shown an interest in a transaction. Based on verbal indications of interest from four parties, ETFS, through Commerce Street, invited two parties to refine their proposals and offered to supply additional information regarding ETFS to these two parties. ETFS received letters of intent from these two parties on November 8, 2011, the deadline for final indications of interest established by Commerce Street.

The first letter of intent, from a commercial bank (“Commercial Bank”), offered a cash payment to stockholders of ETFS based on the stockholders’ equity of ETFS at the month end prior to closing, plus a non-refundable deposit, minus certain, but not all, deal expenses of ETFS. The estimated aggregate value of the consideration was $20.2 million, or $15.46 per share.

The second letter of intent, from Prosperity, offered a payment in shares of Prosperity common stock based on a fixed number of shares specified in the letter of intent, subject to adjustment if ETFS did not have a minimum of $18.0 million in stockholders’ equity at closing, after deducting all deal expenses, including the termination of ETFS’s defined benefit pension plan. Commerce Street estimated the aggregate value of the consideration was greater than that in the Commercial Bank letter of intent.

On November 14, 2011, ETFS’s board met with counsel, Silver, Freedman & Taff, L.L.P. (by telephone) and Commerce Street to discuss both letters of intent. ETFS’s board considered the amount and the form of consideration in both proposals, the tax implications of cash versus stock consideration to stockholders of ETFS and the likelihood of each acquiror receiving regulatory approval for the proposed transaction. The board noted that the Commercial Bank was approximately the same size as ETFS and had not made any acquisitions. The board further noted that Prosperity was approximately 40 times larger than ETFS and has a long record of successful acquisitions. The board authorized management to execute the letter of intent with Prosperity and to negotiate a binding reorganization agreement. On November 14, 2011, Commerce Street informed Prosperity that ETFS had signed the letter of intent, but that certain items in the letter would need to be revised in the negotiation of the reorganization agreement. Further, on November 14, 2011, Commerce Street informed Commercial Bank that its letter of intent had not been signed.

On November 18, 2011, Commerce Street received an unsolicited revised letter of intent from Commercial Bank. The terms of this revised proposal were identical to its earlier proposal except that the cash consideration amount had been increased by $2.0 million. Commerce Street estimated the aggregate value of this revised proposal to be $22.1 million after deducting all purchase price adjustments. ETFS, through Commerce Street, promptly informed Prosperity that another bidder had made a proposal with a purchase price significantly higher than Prosperity’s price.

Between November 18, 2011, and November 30, 2011, ETFS and Prosperity continued to negotiate the terms of a binding reorganization agreement. During this period, after consultation with legal counsel, ETFS instructed Commerce Street to contact Commercial Bank for clarification as to why Commercial Bank believed that its proposal would be likely to receive all required regulatory approvals. A pro forma analysis done by Commerce Street of the capital of the combined Commercial Bank and ETFS following a merger showed that the tier 1 leverage ratio would be 7.7% or less, with a ratio of nonperforming assets to total assets of approximately 3%. The board, Commerce Street and ETFS’s legal counsel believed that regulatory approval of a transaction with Commercial Bank was not likely with these pro forma capital and nonperforming assets levels.

Commercial Bank supplemented its letter of intent with a statement saying that Commercial Bank calculated the pro forma tier 1 leverage capital ratio at 8.38%. At the request of ETFS, Commerce Street spoke with legal and accounting representatives of Commercial Bank and was informed that the pro forma capital ratio was determined based on a mark-up of the value of certain of ETFS’s assets but did not address a highly probable mark-down of the value of certain of ETFS’s liabilities. Following this conversation, Commerce Street determined that Commerce Street’s estimate of the pro forma tier 1 leverage capital ratio of Firstbank resulting from an acquisition by Commercial Bank was more accurate than the estimate provided by Commercial Bank.

On November 30, 2011, ETFS’s board met with a representative from Silver, Freedman & Taff, L.L.P., its legal counsel, present in person, and three representatives of Commerce Street present in person. The board heard a presentation by Commerce Street summarizing the enhanced proposal by Commercial Bank. The board again asked Commerce Street and legal counsel about the likelihood of the proposal by Commercial Bank receiving all required regulatory approvals. Based on Commerce Street’s calculations and the advice of Commerce Street and legal counsel, the board concluded that regulatory approval of an acquisition of ETFS by Commercial Bank was significantly less certain than that of the Prosperity proposal.

The board then received a summary from legal counsel of the terms of the reorganization agreement being negotiated with Prosperity. The board had received a draft of this agreement on November 25, 2011. The board asked numerous questions regarding various provisions of the agreement and instructed counsel to continue negotiating with Prosperity’s counsel to resolve all remaining outstanding issues.

By December 7, 2011, negotiations on all outstanding issues had concluded, except for the aggregate purchase price to be paid by Prosperity. On that date, Prosperity increased its offer by agreeing to exchange 531,000 shares of Prosperity common stock for all outstanding shares of ETFS. Commerce Street estimated that, based on the then current price of Prosperity’s common stock, this exchange offer equated to a value of $21.5 million.

On December 8, 2011, the board met with representatives of ETFS’s counsel and representatives of Commerce Street. Counsel discussed all changes in the proposed reorganization agreement from the draft presented to the board prior to the November 30, 2011 meeting. Commerce Street again summarized the terms of both the Prosperity and the Commercial Bank proposals and discussed the forms of consideration, fluctuating value of stock consideration between signing and closing any transaction, estimated value of the consideration, the tax consequences of each proposal and the market, execution and regulatory risks of each proposal. Commerce Street, upon the request of the board, rendered an oral opinion that the Prosperity transaction was fair to the stockholders of ETFS from a financial point of view. Commerce Street agreed to provide its written fairness opinion shortly following the board meeting. The board then voted unanimously to authorize management to execute the reorganization agreement with Prosperity.

ETFS’s Reasons for the Merger and Recommendations of the Board of ETFS

In reaching its decision to approve the reorganization agreement and recommend that ETFS’s stockholders approve the merger, ETFS’s board of directors consulted with ETFS’s management, as well as its financial and legal advisors, and considered a number of factors, including:

•	the expected results from continuing to operate as an independent institution and the likely benefits to stockholders, compared with the stock merger consideration offered by Prosperity;

•	the current recessionary environment and its impact on ETFS’s borrowers, evidenced by the level of nonperforming assets at ETFS;

•

the fact that the estimated per share value of the merger consideration ($16.42, assuming no reduction for changes in ETFS’s equity capital and allowance) represented a premium over the book value and tangible book value of ETFS’s common stock (which were $15.44 and $13.78, respectively, as of September 30, 2011) and over recent trading prices for ETFS’s common stock prior to the public announcement of the reorganization agreement (with the last such closing price being $13.30 on December 7, 2011);

•	the opinion rendered by Commerce Street to ETFS’s board of directors that the merger consideration is fair, from a financial point of view, to ETFS’s stockholders;

•

the board’s assessment of the likelihood that Prosperity will receive the regulatory approvals it needs to complete the merger, having successfully completed 21 unassisted acquisitions, 3 FDIC assisted acquisitions and 7 branch purchases;

•	the fact that dissenters’ rights will be available under Maryland law with respect to the merger;

•	information regarding ETFS’s and Prosperity’s financial condition, results of operations, capital position, asset quality and prospects;

•	the current and prospective competitive and regulatory environments facing ETFS and the financial services industry generally;

•	the absence of an active trading market for ETFS’s common stock, which makes it more difficult for investors to purchase or sell shares;

•	the fact that the merger generally will be a non-taxable transaction for ETFS’s stockholders;

•	the fact that most employees of ETFS are expected to be retained following the merger;

•	the board’s belief that the merger will not negatively impact Firstbank’s customers and the communities served by Firstbank;

•	the restrictions under the reorganization agreement on the conduct of ETFS’s business pending completion of the merger;

•

the rights of Prosperity and ETFS to terminate the reorganization agreement under specified circumstances, and the possibility that ETFS may be required to pay a fiduciary out fee to Prosperity depending on the termination scenario; and

•

the fact ETFS’s directors or executive officers may have interests in the merger that are in addition to or different from the interests of stockholders generally, as described under “—Financial Interests of Directors and Officers of ETFS in the Merger.”

The foregoing discussion of the factors considered by ETFS’s board is not intended to be exhaustive, but rather includes the material factors considered by the board. In reaching its decision to approve the reorganization agreement and recommend the merger, the board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board considered all these factors as a whole, including discussions with, and questioning of, ETFS’s management and ETFS’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The board also relied on the experience of Commerce Street, as its financial advisor, for analyses of the financial terms of the merger and for its opinion as to the fairness, from a financial point of view, of the per share merger consideration to be received by the holders of ETFS’s common stock.

For the reasons set forth above, ETFS’s board of directors determined that the merger is advisable and in the best interests of ETFS and its stockholders, and unanimously approved the reorganization agreement.

THE BOARD OF DIRECTORS OF ETFS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE REORGANIZATION AGREEMENT AND THE MERGER.

Prosperity’s Reasons for the Merger

As a part of Prosperity’s growth strategy, Prosperity routinely evaluates opportunities to acquire financial institutions. The acquisition of ETFS is consistent with Prosperity’s expansion strategy. Prosperity’s board of directors, senior management and certain lenders reviewed the business, financial condition, results of operation and prospects for ETFS, the market condition of the market area in which ETFS conducts business, the compatibility of management and the proposed financial terms of the merger. In addition, management of Prosperity believes that the merger will expand Prosperity’s presence in Tyler and the surrounding area, provide opportunities for future growth and provide the potential to realize cost savings. Prosperity’s board of directors also considered the financial condition and valuation for both ETFS and Prosperity as well as the financial and other effects the merger would have on Prosperity’s shareholders.

While management of Prosperity believes that revenue opportunities will be achieved and costs savings will be obtained following the merger, Prosperity has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.

In view of the variety of factors considered in connection with its evaluation of the merger, the Prosperity board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Prosperity board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board of directors conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Prosperity’s management.

Opinion of Financial Advisor of ETFS

The fairness opinion of the financial advisor of ETFS, Commerce Street Capital, LLC, is described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of ETFS. You should not rely on any of these statements as having been made or adopted by ETFS or Prosperity. You should review the copy of the Fairness Opinion, which is attached as Appendix B.

Commerce Street is regularly engaged to provide investment banking services to financial institutions and in the valuation of financial institutions and their securities in connection with mergers and acquisitions, competitive biddings, private placements and valuations for estate, corporate and other purposes. Specifically based on Commerce Street’s reputation and qualifications in evaluating financial institutions, the board of directors of ETFS engaged Commerce Street during November 2011 to provide financial advisory services in connection with the transaction and an opinion with regard to the fairness—from a financial point of view—of the financial terms of the proposed transaction, referred to in this proxy statement/prospectus as the fairness opinion. A copy of the fairness opinion of Commerce Street, dated December 8, 2011, which sets forth certain assumptions made, matters considered and limits on the review undertaken by Commerce Street, is attached as Appendix B to this proxy statement/prospectus. ETFS stockholders are urged to read the fairness opinion in its entirety.

No limitations were imposed by ETFS’s board of directors upon Commerce Street with respect to the investigations made or procedures followed in rendering its opinion. Neither Commerce Street, nor the individuals involved in this valuation have any present or contemplated future ownership interest in Firstbank or ETFS. Commerce Street is acting as financial advisor to ETFS in connection with the proposed merger and will receive fees for its services, a substantial portion of which is contingent upon the closing of the merger. Pursuant to the terms of an engagement letter with ETFS, Commerce Street will receive a fee from ETFS applied to the total consideration received based on the following formula: 5% of the first $1 million in consideration, 4% of the second $1 million in consideration, 3% of the third $1 million in consideration, 2% of the fourth $1 million in consideration and 1% thereafter. In addition, ETFS has agreed to indemnify Commerce Street against certain liabilities and expenses arising out of or incurred in connection with its engagement, including liabilities and expenses which may arise under the federal securities laws. Commerce Street has no responsibility or obligation to update its fairness opinion for events or circumstances occurring subsequent to the date of its fairness opinion.

Commerce Street’s Analysis. In conducting its valuation, Commerce Street reviewed and analyzed among other things, the following:

•

certain historical financial and operating data of ETFS and its wholly owned subsidiary Firstbank, Prosperity, and its wholly owned subsidiary, Prosperity Bank, for the period ended December 31, 2007 through September 30, 2011;

•	the Regulatory Call Reports of Firstbank and Prosperity Bank as of June 30, 2011 and September 30, 2011;

•	the September 30, 2011 Uniform Bank Performance Report, or UBPR, for Firstbank;

•	publicly available terms of certain transactions involving organizations comparable to ETFS and Prosperity and the consideration received for such organizations;

•

certain publicly available information concerning the business of ETFS, Firstbank, Prosperity and Prosperity Bank, and of certain other companies engaged in businesses comparable to ETFS, Firstbank, Prosperity and Prosperity Bank, and the reported prices for certain other companies’ securities deemed comparable;

•	the results of an analysis of ETFS and Prosperity’s normalized earnings; and

•	other such factors as we have deemed appropriate.

Commerce Street also held discussions with ETFS’s management concerning its past and current operations, financial condition and prospects.

In conducting its valuation and rendering its opinion, Commerce Street relied upon and assumed the accuracy and completeness of the financial and other information provided to it or that was publicly available, and did not attempt to independently verify the same. Commerce Street did not make or obtain any evaluations or appraisals of ETFS’s properties, nor did it examine any individual loan credit files.

As more fully discussed below, Commerce Street considered such financial and other factors as it deemed appropriate under the circumstances, including among others the following:

•

the historical and current financial positions and results of operations of Prosperity and ETFS, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders’ equity, capitalization, the amount and type of nonperforming assets, loan losses and the reserve for loan losses, all as set forth in available financial statements;

•	the assets and liabilities of Prosperity and ETFS, including the loan and investment portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and

•	the nature and terms of certain merger and acquisition transactions involving banks deemed comparable by Commerce Street.

Commerce Street also took into account its assessment of current general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Commerce Street’s fairness opinion is necessarily based upon conditions as they existed and can be evaluated on the date of its report and the information made available to it through that date.

In connection with conducting its valuation of Prosperity and ETFS, Commerce Street performed certain financial analyses, which are summarized below. Commerce Street believes that its analysis must be considered as a whole, and that selecting portions of such analysis and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analysis and the processes underlying the valuation and related fairness opinion. The preparation of a valuation and related fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Commerce Street made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond Commerce Street’s control. Any estimates contained in Commerce Street’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals of such companies or necessarily reflect the prices at which such companies or their securities may actually be sold.

In connection with rendering its opinion, Commerce Street relied primarily on two broad methods of valuation: (i) market value, which represents (a) an analysis of the price a willing buyer and a willing seller would agree upon in connection with a sale of a “control” block of stock in comparison with the market price at which “control” of similar banking organizations is sold, as well as (b) an analysis of a universe of publicly-traded bank and thrift holding company stock values and related financial traits within an appropriate geography and the development of pricing statistics for the appraised company from the pricing characteristics of the publicly-traded banking organizations, and (ii) investment values, which represent evaluations of ETFS, based on the discounted value of projected cash flows on a stand-alone basis.

Market Value Method. Market value is defined as the price at which property would change hands between a willing seller and a willing buyer when both parties have the same information and neither party is acting under compulsion. This definition of value produces a result that could be achieved if the property were to be sold in an arm’s-length transaction. The Market Value Method is frequently used to determine the price of a smaller block of stock when both the quantity and the quality of the “comparable” data are deemed sufficient. However, the relative thinness of the specific market for the common stocks being appraised may result in the need to review alternative markets for comparative pricing purposes. The “hypothetical” fair value for the minority shares of a banking company with a thin market for its stock is normally determined by creating a universe of publicly-traded banking company stock values and related financial traits within an appropriate geography, then developing pricing statistics for the appraised banking company from the pricing characteristics of the publicly-traded banking organizations. In addition, market value can be derived from the observation of what other similar banking organizations have recently sold for in merger and acquisition transactions over a certain time period. Pricing statistics for the subject bank or bank holding company can then be derived from the pricing characteristics of the recently acquired institutions deemed comparable. These pricing characteristics form the statistical basis for developing indications of value based on applying the statistics derived from the sample universe to the relevant financial values of the subject company being valued. The statistical values used in this valuation study were:

•	price to book value,

•	price to tangible book value,

•	price to earnings,

•	price to assets, and

•	price to deposits.

Analysis of Selected Bank Merger Transactions. Commerce Street compared ETFS to those banking organizations acquired in merger and acquisition transactions in the U.S. between December 31, 2009 and December 7, 2011 in the Southwestern U.S. with target assets less than or equal to $1 billion, nonperforming assets, or NPAs, to total assets greater than 3.00%, tangible equity to assets between 5.00% and 12.00% and publicly available pricing information. The table below shows the selected bank merger transactions:

Buyer	State	Seller	State
Adam Bank Group, Inc.	FL	Brazos Valley Bank, NA	TX
Carlile Bancshares, Inc.	TX	Broadmoor Capital Corporation	CO
Carlile Bancshares, Inc.	TX	Cen-Tex Bancshares, Inc.	TX
First Bank Lubbock Bancshares, Inc.	TX	Outsource Holdings, Inc.	TX
First Bankshares of Las Animas, Inc.	CO	Lindoe, Inc.	CO
First Guaranty Bancshares, Inc.	LA	Greensburg Bancshares, Inc.	LA
FRB Investments, Inc.	CO	OMEGA Capital Corp.	CO
Home Bancorp, Inc.	LA	GS Financial Corp.	LA
Independent Bank Group, Inc.	TX	Farmersville Bancshares, Inc.	TX
Independent Bank Group, Inc.	TX	Town Center Holdings, Inc.	TX
Investor group	UT	Community Bancorporation	UT
Security Star Bancshares, Inc.	TX	Bank of Texas Bancshares, Inc.	TX
Shay Investment Services, Inc.	FL	Country Holding Corp.	TX
Texas Banc Financial Corp.	TX	Bank, The	TX
TXRB Holdings, Inc.	TX	TRB Bancorp, Inc.	TX

Commerce Street reviewed the multiples of transaction value to stated book value, transaction value to tangible book, transaction value to LTM earnings, transaction value to assets and transaction value to deposits and calculated high, low, mean and median multiples for the comparable transactions. The median multiples were then applied to Firstbank’s balance sheet information as of September 30, 2011 and last twelve months (“LTM”) earnings as of September 30, 2011 to derive an imputed range of values of ETFS’s common stock.

The following table sets forth the median multiples as well as the imputed values based upon those median multiples:

	Comparable Transaction Median Multiple		Implied Value Per Share
Transaction Value to September 30, 2011 Stated Book Value	0.94	x	$14.48
Transaction Value to September 30, 2011 Tangible Book Value	0.94	x	$12.90
Transaction Value to September 30, 2011 LTM Earnings	45.69	x	$21.22
Transaction Value to September 30, 2011 Assets	9.66%		$15.45
Transaction Value to September 30, 2011 Deposits	9.74%		$9.02

Using the December 7, 2011 closing price of Prosperity’s publicly traded common stock of $40.45 per share multiplied by the exchange ratio of 0.4060 implies a transaction value of $16.42 per share. The exchange ratio is calculated by dividing the merger consideration of 531,000 shares of Prosperity common stock by ETFS’s outstanding shares of 1,307,826.

The transaction value of $16.42 per share falls within the range of implied values computed in using the comparable transactions, which supports the fairness of the transaction.

No company or transaction used as a comparison in the above analysis is identical to Prosperity, ETFS or the merger. Accordingly, an analysis of these results is not strictly mathematical. An analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics of ETFS and the companies included in the comparable transactions.

Analysis of Publicly-Traded Banking Companies. In addition, Commerce Street conducted an analysis of publicly-traded banking companies in the U.S. The comparison group for ETFS had total assets less than $900 million, NPAs to total assets between 2.00% and 6.00% and tangible equity to tangible assets between 6.00% and 10.00%. The table below shows the comparison group:

Company	Ticker
1st Constitution Bancorp	FCCY
Alliance Bankshares Corporation	ABVA
Ameriana Bancorp	ASBI
ASB Bancorp, Inc.	ASBB
Auburn National Bancorporation, Inc.	AUBN
BCSB Bancorp, Inc.	BCSB
Carrollton Bancorp	CRRB
Central Bancorp, Inc.	CEBK
Connecticut Bank and Trust Company	CTBC
Evans Bancorp, Inc.	EVBN
First Bancshares, Inc.	FBSI
First Capital Bancorp, Inc.	FCVA
First Community Corporation	FCCO
Jefferson Bancshares, Inc.	JFBI
Malvern Federal Bancorp, Inc. (MHC)	MLVF
New Century Bancorp, Inc.	NCBC
Oak Ridge Financial Services, Inc.	BKOR
Ohio Valley Banc Corp.	OVBC
River Valley Bancorp	RIVR
Salisbury Bancorp, Inc.	SAL
Southern Connecticut Bancorp, Inc.	SSE
Southern First Bancshares, Inc.	SFST
Stewardship Financial Corporation	SSFN
Tower Financial Corporation	TOFC
Unity Bancorp, Inc.	UNTY
Valley Financial Corporation	VYFC

Commerce Street reviewed the publicly traded banking companies which yielded pricing multiples including price to stated book value, price to tangible book value, price to LTM earnings, price to assets and price to deposits. The median multiples were then applied to ETFS’s balance sheet information as of September 30, 2011 and LTM earnings as of September 30, 2011 to derive an imputed range of values of ETFS’s common stock. The following table sets forth the median multiples as well as the imputed values based upon those median multiples:

	Comparable Companies Median Multiple		Implied Value Per Share
Transaction Value to September 30, 2011 Stated Book Value	0.59	x	$9.16
Transaction Value to September 30, 2011 Tangible Book Value	0.61	x	$8.36
Transaction Value to September 30, 2011 LTM Earnings	12.17	x	$5.65
Transaction Value to September 30, 2011 Assets	4.34%		$6.94
Transaction Value to September 30, 2011 Deposits	5.17%		$4.79

The transaction value of $16.42 per share is above the range of implied values computed in using the comparable companies, which supports the fairness of the transaction.

Since Prosperity’s common stock is publicly traded with sufficient trading volume to support a fair market value conclusion, Commerce Street noted the December 7, 2011 closing price of $40.45 per share.

Commerce Street’s market value analysis, however, reflects the fact that:

•	no company or transaction used in the comparison is identical to ETFS,

•	the stocks of publicly-held banking organizations in the U.S. may be more liquid than ETFS’s common stock,

•	certain nonfinancial characteristics for the publicly-traded U.S. banking organizations vary substantially from Prosperity’s and/or ETFS’s comparable nonfinancial characteristics, and

•	the average financial performance of publicly-held U.S. banking organizations vary, sometimes significantly from Prosperity’s and/or ETFS’s performance.

Investment Value Method. Banks and their holding companies are generally analyzed and purchased on a “normalized earnings” basis. In other words, careful consideration should be given to Prosperity’s and ETFS’s abilities to sustain their earnings going forward based on the stability of their net-interest income plus non-interest income, less non-interest expense, excluding securities gains or losses and extraordinary items, and finally less federal income tax expense. The weighted average of historical economic earnings is most appropriately used for calculating future earnings when there appears to be a general pattern that may be extrapolated into the future, giving the highest weighting to the most recent year, and the lowest weighting to the most distant year. An un-weighted (or simple) average is more appropriate when there is no discernable pattern in earnings. However, given that ETFS’s earnings have been inconsistent over the past few years, Commerce Street determined that this method was of limited usefulness.

Commerce Street also performed a discounted cash flow, or DCF, analysis as part of its income approach valuation. In conducting its DCF analysis, Commerce Street first analyzed Firstbank’s growth rate of total assets and performance over the past two years. Additionally, Commerce Street studied the growth rate and performance of selected institutions in ETFS’s primary market area (Smith and Upshur counties of Texas) over a ten-year period. ETFS experienced a reduction of total assets of -6.11% during 2010. Management anticipates ETFS’s asset growth will accelerate as ETFS’s expansion proceeds further into its operating markets. Commerce Street anticipates the growth rate will begin to trend toward the Smith and Upshur Counties’ ten year average asset growth rate. Management forecasts ETFS will be profitable in 2011-2013, and begin progressing toward market performance in 2014. Commerce Street forecasts a stabilized return on assets of 0.82% and annual asset growth of 7.5% from 2015 into perpetuity based on Smith and Upshur Counties’ average historical return on assets and asset growth rates, respectively. Commerce Street calculated a net present value based on earnings of $6.2 million using a discount rate of 14% (established by the Capital Asset Pricing Model and Ibbotson Build-up Method). In addition, Commerce Street calculated a terminal value for ETFS by converting the forecasted net income of ETFS in year 2017 into perpetuity. Commerce Street then discounted this terminal value using a 14% discount rate and calculated a present value of the terminal value of $10.3 million.

Commerce Street could have used and relied on other available valuation methods, such as the Net Asset Value Method and the Capitalization of Dividends Method. However, as discussed below, Commerce Street considered these not relevant or unreliable for purposes of its opinion.

Net Asset Value Method. Net asset value is the value of the net equity of a banking company, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with recognition of securities gains or losses, real estate appreciation or depreciation and any adjustments to the loan loss reserve, discounts to the loan portfolio or changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which are often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among assets, liabilities, customer relations, market presence, image and reputation and staff expertise and depth, little or no weight is given to the Net Asset Value Method of valuation.

Capitalization of Dividends Method. Another method of valuing a block of stock is the capitalization of dividends approach. However, given the lack of and inconsistent historic profitability at ETFS, Commerce Street determined that such an analysis was of limited usefulness.

Conclusion. In reaching its conclusion, Commerce Street gave greater consideration to the Market Value Method and Discounted Cash Flow Method, which supports the financial fairness of the merger consideration under the reorganization agreement, in determining the value of ETFS. Specifically, Commerce Street applied the median pricing multiples of assets, tangible book value and book value from the comparable transactions as described above to ETFS as well as the DCF valuation to estimate a value of $18.1 million ($13.86 per share). Commerce Street relied on the December 7, 2011 closing price of Prosperity’s publicly traded common shares of $40.45 per share. Therefore, because Prosperity’s stock price adjusted for the 0.4060x exchange ratio of $16.42 per share ($40.45 x 0.4060 = $16.42) is greater than ETFS’s common stock fair value of $13.86 per share, Commerce Street is of the opinion that the merger consideration is fair, from a financial point of view, to the stockholders of ETFS.

Each stockholder is encouraged to read the fairness opinion in its entirety. The full text of the fairness opinion is included as Appendix B to this proxy statement/prospectus.

Exchange of ETFS Stock Certificates

If you are a stockholder of ETFS, as soon as practicable after the effective time of the merger, Prosperity’s transfer and exchange agent, Computershare Investor Services, will mail a letter of transmittal and instructions to you for use in surrendering your ETFS stock certificates. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions, Computershare will promptly cancel the surrendered stock certificates and deliver to you the number of shares of Prosperity common stock and cash, if any, to which you are entitled under the reorganization agreement.

You should not send in your certificates until you receive the letter of transmittal and instructions.

At the effective time of the merger, and until surrendered as described above, each outstanding ETFS stock certificate will be deemed for all purposes to represent only the right to receive the merger consideration to be paid pursuant to the reorganization agreement. With respect to any ETFS stock certificate that has been lost, stolen or destroyed, Prosperity will pay the merger consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity, as required in accordance with Prosperity’s standard policy, and evidence reasonably satisfactory to Prosperity of ownership of the shares in question. After the effective time of the merger, ETFS’s transfer books will be closed and no transfer of the shares of ETFS stock outstanding immediately prior to the effective time will be made on Prosperity’s stock transfer books.

To the extent permitted by law, you will be entitled to vote after the effective time of the merger at any meeting of Prosperity’s shareholders the number of whole shares of Prosperity common stock into which your shares of ETFS are converted, regardless of whether you have exchanged your ETFS stock certificates for Prosperity stock certificates. Whenever Prosperity declares a dividend or other distribution on the Prosperity common stock which has a record date after the effective time, the declaration will include dividends or other distributions on all shares of Prosperity common stock issuable pursuant to the reorganization agreement. However, no dividend or other distribution payable to the holders of record of Prosperity common stock will be delivered to you until you surrender your ETFS stock certificates for exchange as described above. Upon surrender of your ETFS stock certificates, the certificate representing the Prosperity common stock into which your shares of ETFS stock have been converted, together with your share of the cash portion of the merger consideration (if any), any cash in lieu of any fractional share of Prosperity common stock to which you would otherwise be entitled and any undelivered dividends, will be delivered and paid to you, without interest.

Effective Time of the Merger

The merger will become effective at the date and time specified in the certificate of merger to be issued by the Secretary of State of Texas and the articles of merger issued by the Maryland Department of Assessments and Taxation. If the stockholders of ETFS approve the merger at the special meeting, and if all required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the first half of 2012, although delays could occur.

We cannot assure you that we can obtain the necessary stockholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

Conduct of Business Pending Effective Time

From the date of the reorganization agreement to and including the closing date, ETFS shall, and shall cause Firstbank to:

•

conduct its affairs (including the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

•

use its best efforts to preserve intact its present business organization, keep available the services of its present officers, directors, key employees and agents, and preserve its relationships and goodwill with customers and advantageous business relationships;

•

promptly give written notice to Prosperity of (a) any material changes in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating the same may be contemplated) of any regulatory authority, (c) the institution or threat of any material litigation against ETFS or Firstbank or (d) any event or condition that would reasonably be expected to cause a breach of any covenant, condition or agreement contained in the reorganization agreement, any of the representations or warranties of ETFS in the reorganization agreement to be materially untrue or a material adverse effect on ETFS; and

•

except as required by law or regulation or expressly permitted by the reorganization agreement, take no action which would adversely affect or delay the ability of ETFS or Prosperity to obtain any regulatory or other approvals required for the consummation of the merger or to perform its obligations and agreements under the reorganization agreement.

From the date of the reorganization agreement to and including the closing date, unless otherwise required by law or regulation, permitted by the reorganization agreement, or unless Prosperity otherwise consents in writing, ETFS shall not, and shall not permit Firstbank to:

•	adjust, split, combine or reclassify any of the common stock of ETFS;

•

make, acquire, modify or renew or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit to any borrower that (1) would be a material violation of policies and procedures in effect as of the date of the reorganization agreement, (2) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles or (3) would be in excess of $100,000 (except pursuant to commitments made prior to the date of the reorganization agreement and not covered by items (1) or (2), or loans fully secured by a certificate of deposit at Firstbank);

•

issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights, options or warrants to acquire, or any securities convertible into, any shares of its capital stock;

•	grant any stock appreciation rights, restricted stock, stock options or other form of incentive compensation;

•	open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or any deposit liabilities;

•

enter into, amend or terminate certain agreements specified in the reorganization agreement or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

•

grant any severance or termination pay to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent, either individually or as part of a class of similarly situated persons;

•

increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies in effect as of the date of the reorganization agreement, or pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

•

amend any employment agreement or collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan plans of ETFS, other than as required to maintain the tax qualified status of such plan;

•

declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of ETFS common stock, other than the payment of dividends from Firstbank to ETFS, or, directly or indirectly, purchase, redeem or otherwise acquire any shares of ETFS common stock;

•	make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

•

sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including other real estate owned) or interest therein, other than the other real estate owned properties under contract for sale as of the date of the reorganization agreement prior to notice to and consultation with Prosperity;

•	foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Prosperity of a Phase I environmental review thereof;

•	increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with ETFS’s past practices and safe and sound banking practices;

•	charge-off any loan or other extension of credit prior to notice to and consultation with Prosperity of the amount of such charge-off;

•	establish any new subsidiary or affiliate or enter into any new line of business;

•

materially deviate from policies and procedures existing as of the date of the reorganization agreement with respect to (1) classification of assets, (2) the allowance for loan losses and (3) accrual of interest on assets, except as otherwise required by the provisions of the reorganization agreement, applicable law or regulation or any governmental authority;

•	amend or change any provision of the articles of incorporation or bylaws or the governing documents of ETFS or Firstbank;

•	make any capital expenditure which would exceed an aggregate of $25,000, except pursuant to commitments made prior to the date of the reorganization agreement and reflected in a disclosure schedule;

•	excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances, with a maturity greater than 90 days;

•	prepay any indebtedness or other similar arrangements so as to cause ETFS to incur any prepayment penalty thereunder;

•

except pursuant to contracts or agreements in force at the date of or permitted by the reorganization agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

•	voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

•	settle any claim, action or proceedings involving payment by it of money damages in excess of $25,000 in the aggregate or impose any material restriction on the operations of ETFS or Firstbank; or

•

except as set forth according to the reorganization agreement, make any changes to its investment securities portfolio from that as of September 30, 2011, or the manner in which the portfolio is classified or reported, except that ETFS may sell its investment securities.

For a complete description of such restrictions on the conduct of the business of ETFS, we refer you to the reorganization agreement, which is attached as Appendix A to this proxy statement/prospectus.

No Solicitation

ETFS agreed that neither it, any of its subsidiaries, nor any of its directors, officers, agents or representatives shall directly or indirectly take any action to (a) solicit, initiate, encourage or facilitate the making of any inquiries, or provide any information to, conduct any assessment of or participate in discussions or negotiate with any other party, with respect to any proposal which could reasonably be expected to lead to an acquisition proposal; (b) approve, endorse or recommend any acquisition proposal; (c) enter into any acquisition agreement relating to any acquisition proposal; or (d) propose or agree to do any of the foregoing.

If ETFS or any of its representatives receives an unsolicited bona fide acquisition proposal prior to the special meeting that ETFS’s board of directors has (a) determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal; (b) determined in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would cause it to violate its fiduciary duties under applicable law; and (c) obtained from such person or entity an executed confidentiality agreement, then ETFS or its representatives may furnish information to and enter into discussions and negotiations with such other party. ETFS agreed to notify Prosperity orally immediately, and in writing within twenty-four (24) hours, after receipt of any unsolicited inquiries or acquisition proposals and provide reasonable detail as to the identity of the person making such proposal and the material terms of such acquisition proposal, request or inquiry.

Conditions to Completion of the Merger

The reorganization agreement contains a number of conditions to the obligations of Prosperity and ETFS to complete the merger which must be satisfied as of the closing date, including, but not limited to, the following:

•	approval of the reorganization agreement by the holders of at least a majority of the outstanding shares of ETFS common stock entitled to vote;

•

receipt of all required regulatory approvals of the merger in a manner that does not impose any condition or requirement, which in the reasonable judgment of Prosperity, would materially adversely impact the economic or business benefits of the transaction contemplated by the reorganization agreement or, in the reasonable judgment of Prosperity be so burdensome as to render inadvisable the consummation of such transactions;

•

the registration statement of which this proxy statement/prospectus forms a part shall have become effective and no stop order suspending its effectiveness shall be in effect and no proceedings for that purpose shall have been initiated and continuing or threatened by the Securities and Exchange Commission, and all necessary approvals under state securities laws relating to the issuance or trading of the Prosperity common stock to be issued shall have been received;

•	the shares of Prosperity common stock to be issued to ETFS stockholders shall have been authorized for listing on the New York Stock Exchange;

•

the other party’s representations and warranties being true and correct as of the date of the reorganization agreement and being true and correct in all material respects as of the date of the closing and receipt of a certificate signed by an appropriate representative of the other party to that effect;

•

the absence of a material adverse change in the assets, properties, business or financial condition of either party or any event that could reasonably be expected to cause or result in a material adverse effect on either party;

•

the performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement to be performed or complied with prior to or at the closing of the merger and receipt of a certificate signed by an appropriate representative of the other party to that effect; and

•	receipt by each party of an opinion of such party’s counsel to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code.

In addition to the conditions listed above, Prosperity’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•

each of the directors and officers (with a title of Senior Vice President or above) of ETFS and Firstbank must have executed an agreement releasing ETFS and Firstbank and their respective successors from any and all claims of such directors and officers, subject to certain limited exceptions, which have been received by Prosperity;

•

the employment agreements between ETFS and certain officers of ETFS must have been terminated, ETFS must have paid the amount due, according to the schedules of the reorganization agreement, under such agreements and such officers must have executed a termination and release agreement with respect to such employment agreement;

•	Mr. Chapman shall have entered into a two-year employment and non-competition agreement with Prosperity Bank, which has been received by Prosperity;

•

each of the directors of ETFS and Firstbank who does not enter into an employment agreement with Prosperity Bank shall have entered into a non-competition agreement with Prosperity Bank, which have been received by Prosperity;

•

holders of no more than 5% of the issued and outstanding ETFS common stock shall have demanded or shall be entitled to demand payment of the appraised fair value of their shares as dissenting stockholders;

•

all consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any certain leases or any material contract, agreement or instrument to which ETFS or Firstbank is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by the reorganization agreement from constituting a default under such material contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of ETFS or Firstbank shall have been obtained, and ETFS shall have received evidence thereof in form and substance satisfactory to it;

•	delivery of the audited consolidated financial statements of ETFS as of and for the year ended September 30, 2011; and

•

the termination of the Retirement Plan for Employees of First Federal Bank Texas, the funding of such plan with an amount sufficient to fully fund and liquidate such plan and the accrual of an amount to pay any related expenses.

Any condition to the consummation of the merger, except the required stockholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition.

Additional Agreements

In addition to the agreements described above, each party has agreed in the reorganization agreement to take certain other actions, including:

•

we each agreed to take all reasonable actions to aid and assist in the consummation of the merger and use our best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by the reorganization agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from all regulatory authorities having jurisdiction over the transactions contemplated by the reorganization agreement;

•

ETFS agreed, to the extent permitted by law, to provide Prosperity all information concerning ETFS required for inclusion in this proxy statement/prospectus, or any other application, filing, statement or document to be made or filed in connection with the merger and the other transactions contemplated by the reorganization agreement;

•

we each agreed to give the other party access to all of our properties, books and records and to provide additional financial and operating data and other information about our business and properties;

•

we each agreed that neither party will, directly or indirectly, before or after the consummation of the merger or termination of the reorganization agreement, disclose any confidential information unless required to pursuant to order, request or demand of a governmental authority or by judicial or administrative process or by law;

•

we each agreed that neither party will issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by the reorganization agreement without the consent of the other party except as required by applicable law or securities exchange rules or in connection with the regulatory approval process;

•	ETFS agreed to deliver or make available to Prosperity all unaudited quarterly financial statements and all call reports filed by Firstbank;

•

ETFS agreed that it will provide, for a period of at least four years after the effective time of the merger, past acts insurance for no less than the four-year period immediately preceding the effective time of the merger under its (1) current directors’ and officers’ insurance policy (or comparable coverage), (2) employment practices liability insurance and (3) bankers blanket bond (or comparable coverage) for each director and officer of ETFS and Firstbank currently covered under comparable policies held by ETFS or its subsidiaries;

•

ETFS agreed to execute and deliver such instruments and take such actions as Prosperity may reasonably require to cause the amendment or termination of any of ETFS’s employee benefit plans and Prosperity agreed that the ETFS employees who continue their employment after the closing of the merger will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Prosperity and Prosperity Bank, such employees will be entitled to credit prior service with ETFS, and Prosperity will take all necessary acts to facilitate such coverage allowed by Prosperity’s employee plans or applicable law, including, without limitation, waiving any eligibility waiting periods and pre-existing condition exclusions, subject to the provisions set forth in the reorganization agreement;

•

ETFS agreed to allow Prosperity to designate two representatives who will be invited to attend the board of directors and the loan and discount and asset and liability management committee meetings of ETFS and Firstbank held prior to completion of the merger, provided that such representatives will have no voting rights and may be excluded from certain sessions;

•

ETFS agreed to make such accounting entries consistent with GAAP as Prosperity may reasonably request in order to conform the accounting records of ETFS to the accounting policies and practices of Prosperity, but such adjustments will not affect the calculation of ETFS’s equity capital;

•	ETFS agreed to use its best efforts to ensure that its current data processing contracts will be terminated on a mutually agreeable date after the merger is completed;

•	ETFS agreed to use its best efforts to obtain all consents, approvals, authorizations or waivers necessary to transfer and assign all leased premises of ETFS and Firstbank to Prosperity;

•

ETFS agreed to cause Firstbank to cooperate with Prosperity and Prosperity Bank as necessary in conjunction with all approvals, filings and other steps necessary to cause the consummation of the combination of Firstbank with Prosperity Bank through merger, purchase and assumption or otherwise following the effective time of the merger;

•

ETFS agreed to cause Firstbank to terminate its retirement plan pursuant to Section 4041(b) or ERISA, file a standard termination form and application, amend the retirement plan to the extent necessary and as permitted under law to allow participants to elect to receive lump sum distributions of benefits in connection with the termination and perform certain other acts related to a favorable termination of the retirement plan;

•

ETFS agreed to amend its Pre- and Post-Retirement Death Benefits Agreements at the request of Prosperity to clarify the requirements for when a payment is due and the terms on which such agreements shall terminate;

•

Prosperity agreed to file all notices and applications for all regulatory approvals required to be obtained by Prosperity or Prosperity Bank in connection with the reorganization agreement and to provide ETFS copies of such filings for which confidential treatment has not been requested;

•

Prosperity agreed to file all documents required to be filed to have the shares of the Prosperity common stock to be issued pursuant to the reorganization agreement included for listing on the New York Stock Exchange, and use its reasonable best efforts to effect said listing; and

•	Prosperity agreed to prepare and file a registration statement with the SEC and use its reasonable best efforts to cause the registration statement to become effective.

Representations and Warranties of ETFS and Prosperity

In the reorganization agreement, ETFS has made representations and warranties to Prosperity, and Prosperity has made representations and warranties to ETFS. The more significant of these relate to (among other things):

•	corporate organization and existence;

•	authority and power to execute the reorganization agreement and to complete the transactions contemplated by the reorganization agreement;

•	the absence of conflicts between the execution of the reorganization agreement and completion of the transactions contemplated by the reorganization agreement and certain other agreements;

•	capitalization;

•	the accuracy of their financial statements and reports;

•	pending or threatened litigation and other proceedings;

•	its compliance with environmental laws;

•	actions taken by regulatory authorities and its ability to receive required regulatory approval;

•	compliance with applicable laws and regulatory filings; and

•	the absence of certain changes and events.

ETFS also has made additional representations and warranties to Prosperity with respect to (among other things):

•	its investments;

•	its loan portfolio and allowance for loan losses;

•	the existence of certain loan agreements and related matters;

•	its mortgage servicing rights;

•	its real property and leases;

•	its personal property;

•	its payment of taxes and filing of tax returns;

•	the existence of certain contracts and commitments;

•	its insurance coverage;

•	employment relations;

•	its employee benefit plans;

•	deferred compensation and salary continuation arrangements;

•	its brokers’, finders’ and financial advisors’ fees;

•	its accounting controls;

•	the absence of derivative contracts;

•	its deposit accounts;

•	its compliance with the Community Reinvestment Act;

•	its intellectual property rights;

•	its compliance with the Bank Secrecy Act and USA PATRIOT Act;

•	its stockholders list;

•	its receipt of a fairness opinion; and

•	Firstbank’s performance of its fiduciary responsibilities.

Prosperity has also made additional representations and warranties to ETFS with respect to (among other things) its compliance with its SEC reporting obligations and the accuracy of such reports.

Financial Interests of Directors and Officers of ETFS in the Merger

In considering the recommendation of the board of directors of ETFS to vote for the proposal to approve the reorganization agreement, you should be aware that certain directors and officers of ETFS have interests in the merger that are in addition to, or different from, their interests as stockholders of ETFS. The board of ETFS was aware of these interests and considered them in approving the reorganization agreement. These interests include:

•

Termination of Existing Employment Agreements. Immediately prior to the completion of the merger, ETFS intends to terminate the employment agreements with Messrs. Derrell Chapman, Joe Hobson and Micheal Lavender. As required by the existing employment agreements, upon the termination of those agreements, ETFS has agreed to pay Messrs. Chapman, Hobson and Lavender, approximately $450,185, $294,487, and $342,738, respectively, subject to regulatory approval, if applicable.

•

Employment Agreement. Prosperity’s obligation to consummate the merger is subject to Mr. Chapman entering into an employment and non-competition agreement with Prosperity Bank prior to the completion of the merger. On December 8, 2011, Prosperity Bank entered into an employment agreement with Mr. Chapman for an initial term of two years which entitles him to receive a base annual salary, eligibility for bonuses, plus reimbursement of certain business expenses and participation in certain employee benefit plans and stock based compensation programs. The agreement with Mr. Chapman provides for a base salary of $175,000, which is subject to review but may not be decreased during the term of the employment agreement, and entitles Mr. Chapman to receive payment of his base salary for the remainder of the initial term of the agreement, so long as he executes a release acceptable to Prosperity Bank, upon termination of his employment with Prosperity Bank by Prosperity Bank for any reason other than for cause (as defined in the employment agreement) or as a result of his death or disability, and contain non-competition and non-solicitation obligations for a specified period of time, unless he is terminated without cause.

•

Non-Compete Payments. Each director, other than Mr. Chapman, who has entered into an employment agreement with Prosperity Bank, has entered into a two-year non-competition agreement with Prosperity to be effective upon completion of the merger whereby he is entitled to receive a payment of $15,000 from Prosperity on the closing date.

•

Insurance. ETFS agreed that it will provide for a period of not less than four years after completion of the merger past acts insurance coverage for no less than the four-year period immediately preceding the effective time of the merger under its (1) current directors and officers insurance policy coverage (or comparable coverage), (2) employment practices liability insurance and (3) current bankers blanket bond (or comparable coverage) for each director and officer of ETFS and Firstbank currently covered under the comparable policies maintained by ETFS or its subsidiaries.

Amendment or Waiver of the Reorganization Agreement

No termination, cancellation, modification, amendment, deletion, addition or other change in the reorganization agreement, or any provision thereof, or waiver of any right or remedy therein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

Termination of the Reorganization Agreement

The reorganization agreement may be terminated in the following manner:

By Mutual Consent. The reorganization agreement may be terminated and the merger abandoned at any time upon the mutual consent of Prosperity and ETFS and the approval of such action by their respective boards of directors.

By Either Party. The reorganization agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger by either Prosperity or ETFS if:

•	any order, decree or ruling or any other action which seeks to restrain, enjoin or prohibit the merger is issued, and such order, decree, ruling or other action is final and non-appealable;

•

the merger has not been completed by June 5, 2012 (unless regulatory approval has not been received by such date, in which case this deadline will be extended to August 4, 2012) or such later date approved writing by the boards of directors of Prosperity and ETFS, unless the failure to complete the merger by that time is due to a violation of the reorganization agreement by the party that seeks to terminate the reorganization agreement;

•	any of the transactions contemplated by the reorganization agreement are not approved by the appropriate regulatory authorities; or

•	ETFS stockholders fail to approve the reorganization agreement.

By ETFS. The reorganization agreement may be terminated and the merger abandoned at any time by ETFS, if:

•	there is a material inaccuracy with any representation or warranty made by Prosperity or Prosperity is in material breach of any covenant or agreement in the reorganization agreement;

•

the average closing price for the Prosperity common stock is less than $34.58 per share and the Prosperity common stock underperforms the KBW Bank Index by more than five percent (5%) during the same measurement period; provided, however, that Prosperity has the right, but not the obligation, to nullify any exercise by ETFS of this termination right by increasing the merger consideration by paying an amount of cash so that, as a result of such adjustment, the total merger consideration, based on the average closing price, is not less than $18,361,980; or

•

the board of directors of ETFS receives an unsolicited, bona fide alternative acquisition proposal (as defined in the reorganization agreement) and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement and that failure to accept such proposal would be inconsistent with its fiduciary duties; provided, that, Prosperity shall have the right to adjust the terms and conditions of the reorganization agreement so that the superior proposal no longer constitutes a superior proposal.

By Prosperity. The reorganization agreement may be terminated and the merger abandoned at any time by Prosperity, if:

•	there is a material inaccuracy with any representation or warranty made by ETFS or ETFS is in material breach of any covenant or agreement in the reorganization agreement;

•

any required regulatory approval imposes any condition or requirement which, in the reasonable judgment of Prosperity, would materially adversely impact the economic or business benefits of the transactions contemplated by the reorganization agreement or would, in the reasonable judgment of Prosperity, be so burdensome as to render consummation of the transactions inadvisable;

•	ETFS breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Prosperity;

•	ETFS’s board of directors agrees to accept another acquisition proposal (as defined in the reorganization agreement); or

•

ETFS’s board of directors withdraws or modifies, in any manner adverse to Prosperity, its recommendation or approval of the reorganization agreement or the merger or recommends to ETFS stockholders acceptance or approval of any alternative acquisition proposal.

Prosperity also has the right to terminate the reorganization agreement on or prior to March 7, 2012 if the results of any environmental inspections or surveys of ETFS properties identify certain potential or current violations of environmental laws or environmental law requires certain remedial or clean up action that could have a material adverse effect on the financial condition of ETFS.

Termination Fee

If the reorganization agreement is terminated by:

•	Prosperity because ETFS’s board of directors agrees to accept another acquisition proposal;

•

Prosperity because ETFS’s board of directors withdraws or modifies, in any manner adverse to Prosperity, its recommendation or approval of the reorganization agreement or the merger or recommends to ETFS’s stockholders acceptance or approval of any alternative acquisition proposal;

•	Prosperity because ETFS breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Prosperity;

•

ETFS because ETFS’s board of directors receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement; or

•

Prosperity or ETFS because ETFS’s stockholders fail to approve the reorganization agreement and, within twelve (12) months of termination of the reorganization agreement, ETFS enters into an acquisition agreement with a third party, then ETFS will be required to pay Prosperity a termination fee of $1.0 million, plus up to $100,000 for its expenses related to the merger.

If either Prosperity or ETFS terminates the reorganization agreement after June 5, 2012 (or August 4, 2012, if regulatory approval has not been obtained by June 5, 2012) and ETFS’s stockholders have not approved the reorganization agreement by such date, or if ETFS’s stockholders do not approve the reorganization agreement and an acquisition proposal exists at the time of termination, ETFS will be required to pay Prosperity up to $100,000 for its expenses related to the merger.

Remedies. Except as outlined above, in the event of the termination of the reorganization agreement or abandonment of the merger without breach by any party to the reorganization agreement, the reorganization agreement (other than the environmental, confidentiality and expense provisions) will be void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. A termination of the reorganization agreement will not relieve a party of any liability for breach of the reorganization agreement.

Expenses

Except with respect to expenses and fees related to the termination of the reorganization agreement as described above, ETFS and Prosperity will each pay their respective expenses incurred in connection with the preparation and performance of their respective obligations under the reorganization agreement, whether or not the transactions provided for in the reorganization agreement are consummated, including, but not limited to, fees and expenses of their own counsel, financial or other consultants, investment bankers and accountants, and filing, registration, application and printing fees. Similarly, each of ETFS and Prosperity agreed to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with the merger other than one based on communications between the party and the claimant seeking indemnification.

New York Stock Exchange Listing

Prosperity has agreed to file all documents required to be filed to have the shares of Prosperity common stock to be issued pursuant to the reorganization agreement approved for listing on the New York Stock Exchange. Prosperity has agreed to use its reasonable best efforts to effect such listing. The obligations of the parties to complete the merger are subject to such shares having been authorized for listing on the New York Stock Exchange.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of material United States federal income tax consequences of the merger to U.S. holders (as defined below) of ETFS common stock that exchange their shares of ETFS common stock for shares of Prosperity common stock in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to the income tax, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. holders of ETFS common stock that hold their shares of ETFS common stock as a “capital asset” within the meaning of Section 1221 of the Code. Importantly, this discussion does not address all aspects of United States federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances or to a holder that is subject to special treatment under the United States federal income tax laws, including, without limitation, a holder that is:

•	a financial institution;

•	a tax-exempt organization;

•	a regulated investment company;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a controlled foreign corporation or passive foreign investment company;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects to use the mark-to-market method of accounting;

•	a holder of ETFS common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of ETFS common stock that received ETFS common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a holder of ETFS common stock that has a functional currency other than the U.S. dollar;

•	a holder of ETFS common stock that holds ETFS common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a person that is not a U.S. holder; or

•	a United States expatriate or certain former citizens or long-term residents of the United States.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of ETFS common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for United States federal income tax purposes or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for United States federal income tax purposes holds ETFS common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for United States federal income tax purposes that holds ETFS common stock, and any partners in such partnership, should consult their own tax advisors.

Determining the actual tax consequences of the merger to a U.S. holder may be complex and will depend in part on the U.S. holder’s specific situation. Each U.S. holder should consult its own tax advisor as to the tax consequences of the merger in its particular circumstance, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The obligations of the parties to complete the merger are conditioned upon the receipt by Prosperity of an opinion of counsel from Bracewell & Giuliani LLP and the receipt by ETFS of an opinion of counsel from Silver, Freedman & Taff, L.L.P., in each case that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

Copies of the tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement on Form S-4, of which this proxy statement/prospectus forms a part. It is a condition to completion of the merger that each of Prosperity and ETFS receive an updated opinion of Bracewell & Giuliani LLP and Silver, Freedman & Taff, L.L.P., respectively. The conditions relating to receipt of the tax opinion may be waived by both Prosperity and ETFS. Neither Prosperity nor ETFS currently intends to waive the conditions related to the receipt of an updated tax opinion. However, if these conditions were waived, ETFS would re-solicit the approval of its stockholders prior to completing the merger. In addition, the obligation of each of Bracewell & Giuliani LLP and Silver, Freedman & Taff, L.L.P. to deliver such tax opinion is conditioned upon, among other things, the merger satisfying the continuity of proprietary interest requirement. That requirement generally will be satisfied if Prosperity common stock constitutes at least 40% of the value of the merger consideration. The determination by tax counsel as to whether the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code will depend upon the facts and law existing at the effective time of the merger.

Bracewell & Giuliani LLP has rendered its tax opinion to Prosperity and Silver, Freedman & Taff, L.L.P. has rendered its tax opinion to ETFS, each subject to the limitations discussed above, on the basis of facts, representations and assumptions set forth or referred to in such opinions which are consistent with the state of facts existing at the effective time of the merger. In rendering their tax opinions, each counsel relied upon representations and covenants, including those contained in certificates of officers of Prosperity and ETFS, reasonably satisfactory in form and substance to each such counsel. The opinions represent each counsel’s best legal judgment, but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. We have not requested nor do we intend to request a ruling from the Internal Revenue Service as to the tax consequences of the merger and as a result there can be no assurances that the Internal Revenue Service will not disagree with or challenge any of the conclusions herein.

The United States federal income tax consequences to U.S. holders of ETFS common stock that receive shares of Prosperity common stock and possibly cash in exchange for shares of ETFS common stock pursuant to the merger generally will be as follows:

U.S. Holders that Receive Solely Prosperity Common Stock

A U.S. holder generally will not recognize gain or loss upon exchanging its ETFS common stock for Prosperity common stock, except with respect to cash received in lieu of a fractional share of Prosperity common stock (as described below). The aggregate tax basis in the shares of Prosperity common stock that the U.S. holder receives in the merger, including the fractional share deemed received and redeemed (as described below), will equal the U.S. holder’s aggregate adjusted tax basis in the ETFS common stock that it surrenders in the merger. The U.S. holder’s holding period for the shares of Prosperity common stock that the U.S. holder receives in the merger, including the fractional share deemed received and redeemed, will include the U.S. holder’s holding period for the shares of ETFS common stock that it surrenders in the merger.

U.S. Holders that Receive a Combination of Prosperity Common Stock and Cash

If a U.S. holder’s adjusted tax basis in the ETFS common stock surrendered is less than the sum of the fair market value of the shares of Prosperity common stock and the amount of cash (other than cash received in lieu of a fractional share of Prosperity common stock) received by the U.S. holder, then the U.S. holder will recognize gain in an amount equal to the lesser of (i) the sum of the amount of cash (other than cash received in lieu of a fractional share of Prosperity common stock) and the fair market value of the Prosperity common stock received, minus the adjusted tax basis of the ETFS shares surrendered in exchange therefor, and (ii) the amount of cash received by the U.S. holder. However, if a U.S. holder’s adjusted tax basis in the ETFS shares surrendered is greater than the sum of the amount of cash (other than cash received in lieu of a fractional share of Prosperity common stock) and the fair market value of the Prosperity common stock received, the U.S. holder’s loss will not be currently allowed or recognized for U.S. federal income tax purposes. If a U.S. holder of ETFS shares acquired different blocks of ETFS shares at different times or different prices, the U.S. holder should consult the U.S. holder’s tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the ETFS shares surrendered exceeds one year. In some cases, if the U.S. holder actually or constructively owns Prosperity common stock other than Prosperity common stock received in the transaction, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests described in Section 302 of the Code, in which case such gain would be treated as dividend income. In such cases, U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code. The aggregate tax basis of the Prosperity common stock received (including any fractional share deemed received and redeemed) by a U.S. holder that exchanges its ETFS shares for a combination of Prosperity common stock and cash will be equal to the aggregate adjusted tax basis of the ETFS shares surrendered, reduced by the amount of cash received by the U.S. holder (excluding any cash received in lieu of a fractional share of Prosperity common stock) and increased by the amount of gain, if any, recognized by the U.S. holder (excluding any gain recognized with respect to cash received in lieu of a fractional share of Prosperity common stock) on the exchange. The holding period of the Prosperity common stock received (including any fractional share deemed received and redeemed) will include the holding period of the ETFS shares surrendered. A U.S. holder receiving a combination of Prosperity common stock and cash should consult its own tax advisor regarding the manner in which cash and Prosperity common stock should be allocated among the U.S. holder’s ETFS shares and the manner in which the above rules would apply in the holder’s particular circumstance.

U.S. Holders that Receive Solely Cash due to Exercise of Dissenters’ Rights

Upon the proper exercise of dissenters’ rights, the exchange of ETFS shares solely for cash generally will result in recognition of gain or loss by the U.S. holder in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the ETFS shares surrendered. The gain or loss recognized will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the ETFS shares surrendered exceeds one year. The deductibility of capital losses is subject to limitations. In some cases, if a U.S. holder actually or constructively owns Prosperity common stock after the merger, the cash received could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. holder may have dividend income up to the amount of the cash received. In such cases, U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

Cash Instead of a Fractional Share

If a U.S. holder receives cash in lieu of a fractional share of Prosperity common stock, the U.S. holder will be treated as having received a fractional share of Prosperity common stock pursuant to the merger and then as having exchanged the fractional share of Prosperity common stock for cash in a redemption by Prosperity. As a result, the U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder’s basis in the fractional share of Prosperity common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the fractional share (including the holding period of the ETFS common stock surrendered therefor) exceeds one year.

Material United States Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of ETFS common stock will recognize capital gain or loss equal to the difference between (i) the sum of the fair market value of the shares of Prosperity common stock, as of the effective date of the merger, received by such U.S. holder pursuant to the merger and the amount of any cash received by such U.S. holder pursuant to the merger and (ii) its adjusted tax basis in the shares of ETFS common stock surrendered in exchange therefor. Gain or loss will be computed separately with respect to each identified block of ETFS common stock exchanged in the merger.

Backup Withholding

If a U.S. holder is a non-corporate holder of ETFS common stock, the U.S. holder may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%) on any cash payments that the U.S. holder receives. A U.S. holder generally will not be subject to backup withholding, however, if the U.S. holder:

•

furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal that the U.S. holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s United States federal income tax liability, provided that the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Certain Reporting Requirements

If a U.S. holder that receives Prosperity common stock in the merger is considered a “significant holder,” such U.S. holder will be required (i) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the ETFS common stock surrendered by such U.S. holder, and (ii) to retain permanent records of these facts relating to the merger. A “significant holder” is any ETFS stockholder that, immediately before the merger, (i) owned at least 1% (by vote or value) of the outstanding stock of ETFS or (ii) owned ETFS securities with a tax basis of $1 million or more.

This discussion of certain material United States federal income tax consequences is for general information only and is not tax advice. Holders of ETFS common stock are urged to consult their tax advisors with respect to the application of United States federal income tax laws to their particular situations as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, the assets and liabilities of ETFS as of the date of the merger will be recorded at their respective fair values. Any difference between the purchase price for ETFS and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with ASC Topic 805, “Business Combinations,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Prosperity in connection with the merger will be amortized to expense in accordance with such rules. The consolidated financial statements of Prosperity issued after the merger will reflect the results attributable to the acquired operations of ETFS beginning on the date of completion of the merger.

Restrictions on Resales of Prosperity Common Stock Received in the Merger

The shares of Prosperity common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, except for shares of Prosperity common stock issued to any ETFS stockholder who may be deemed to be an “affiliate” of Prosperity after completion of the merger. “Affiliates” generally are defined as persons or entities who control, are controlled by or are under common control with Prosperity at or after the effective time of the merger and generally include executive officers, directors and beneficial owners of 10% or more of the common stock of Prosperity. Former ETFS stockholders who are not affiliates of Prosperity after the completion of the merger may sell their shares of Prosperity common stock received in the merger at any time. Former ETFS stockholders who become affiliates of Prosperity after completion of the merger will be subject to the volume and sale limitations of Rule 144 under the Securities Act of 1933, as amended, until they are no longer affiliates of Prosperity. This proxy statement/prospectus does not cover resales of Prosperity common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Regulatory Approvals Required for the Merger

The merger must be approved by the Board of Governors of the Federal Reserve System. Prosperity intends to file the required documentation with the Federal Reserve Bank of Dallas to obtain approval of the merger following receipt of approval of the bank merger as described below.

The merger of Firstbank with and into Prosperity Bank requires the approval of the FDIC and TDB. On December 15, 2011, Prosperity filed an application with the FDIC and TDB to obtain approval of the bank merger. On January 26, 2012, the TDB approved the bank merger. The U.S. Department of Justice will have between 15 and 30 days following approval by the FDIC to challenge the approval on antitrust grounds. While ETFS and Prosperity do not know of any reason that the Department of Justice would challenge regulatory approval by the FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

The mergers cannot proceed in the absence of these required regulatory approvals. The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, stockholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.

Prosperity and ETFS are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this document. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

Dissenters’ Rights of ETFS Stockholders

Under Sections 3-201 through 3-213 of the MGCL, ETFS’s stockholders have the right to object to the merger and to demand and receive “fair value” of their ETFS common stock, determined as of the date of the special meeting, without reference to any appreciation or depreciation in value resulting from the merger or its proposal. These rights are also commonly referred to as dissenters’ rights. Sections 3-201 through 3-213 of the MGCL, which set forth the procedures a stockholder exercising dissenters’ rights must follow, are reprinted in their entirety as Appendix C to this proxy statement/prospectus. The following discussion is not a complete statement of the law relating to dissenters’ rights under Sections 3-201 through 3-213 of the MGCL and is qualified in its entirety by reference to Appendix C. This discussion and Appendix C should be reviewed carefully by any stockholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, as failure to strictly comply with the procedures set forth in Sections 3-201 through 3-213 of the MGCL will result in the loss of dissenters’ rights.

General Requirements. Section 3-203 of the MGCL requires the following:

•

Written Objection to the Proposed Transaction. ETFS stockholders who desire to exercise their dissenters’ rights must file with ETFS, before the vote on the merger is taken at the special meeting, a written objection to the proposed transaction. A vote against the merger will not satisfy the objection requirement. The written objection should be delivered or addressed to ETFS at its main office, located at 1200 South Beckham Avenue, Tyler, Texas 75701, Attention: Corporate Secretary.

•

Refrain from voting for the merger. If you wish to exercise your dissenters’ rights, you must not vote in favor of the merger. If you return a properly executed proxy that does not instruct the proxy holder to vote against or to abstain on the merger proposal, or otherwise vote in favor of the merger, your dissenters’ rights will terminate, even if you previously filed a written notice of intent to demand payment. You do not have to vote against the merger in order to preserve your dissenters’ rights.

•

Written demand for payment. Within 20 days after acceptance of the articles of merger by the Maryland Department of Assessments and Taxation, you must make a written demand on Prosperity for payment of your stock that states the number and class of shares (i.e., common stock) for which payment is demanded. A demand for payment of the fair value must be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates. Therefore, if your ETFS common stock is owned of record in a fiduciary capacity, such as by a broker, trustee, guardian or custodian, execution of the demand should be made in that capacity. All written demands for payment of the fair value of ETFS common stock should be delivered or addressed to Prosperity Bancshares, Inc., 4295 San Felipe, Houston, Texas 77027; Attention: James D. Rollins, President.

Prosperity Written Notice. Under Section 3-207 of the MGCL, following the acceptance of the articles of merger by the Maryland Department of Assessments and Taxation (i.e., following completion of merger), Prosperity must promptly provide or cause to be provided notice in writing to each objecting stockholder of the date the articles of merger were accepted for record by the Maryland Department of Assessments and Taxation. Prosperity may also send or cause to be sent a written offer to pay the objecting holders of ETFS common stock what it considers to be the fair value of the stock. If Prosperity chooses to do this, it must provide each objecting stockholder with: (i) a balance sheet for ETFS as of a date not more than 6 months before the date of the offer; (ii) a profit and loss statement for ETFS for the 12 months ending on the date of that balance sheet; and (iii) any other information Prosperity considers important.

Petition for Appraisal. Under Section 3-208 of the MGCL, within 50 days after the date the articles of merger are accepted by the Maryland State Department of Assessments and Taxation, Prosperity or any holder of ETFS common stock who has complied with the statutory requirements summarized and not yet received payment for his or her shares of ETFS common stock may file a petition with a court of equity in Baltimore County, Maryland, for an appraisal to the determine the fair value of the stock. Prosperity is not obligated to, and has no present intention to, file a petition with respect to an appraisal of the fair value of ETFS common stock. Accordingly, it is the obligation of objecting holders of ETFS common stock to initiate all necessary action to perfect their dissenters’ rights within the time period prescribed by Section 3-208 of the MGCL.

If a petition for an appraisal is timely filed, after a hearing on the petition, the court will determine the holders of ETFS common stock who are entitled to dissenters’ rights and will appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Within 60 days after their appointment (or such longer period as the court may direct), the appraisers must file with the court and mail to each party to the proceeding their report stating their conclusion as to the fair value of the stock. Within 15 days after the filing of this report, any party may object to such report and request a hearing. The court will, upon motion of any party, enter an order either confirming, modifying, or rejecting such report and, if confirmed or modified, enter judgment directing the time within which payment will be made. If the appraisers’ report is rejected, the court may determine the fair value of the stock of the objecting stockholders or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding will include interest from the date of the special meeting. Costs of the proceeding will be determined by the court and may be assessed against Prosperity or, under certain circumstances, the objecting stockholder(s), or both. The court’s judgment is final and conclusive on all parties.

Fair Value. You should be aware that the fair value of your shares of ETFS common stock as determined under Section 3-202 of the MGCL could be more than, the same as or less than the value of the Prosperity common stock and cash, if any, you would receive in the merger if you did not seek appraisal of your shares of ETFS common stock. You should further be aware that, if you have duly demanded the payment of the fair value of your shares of ETFS common stock in compliance with Section 3-203 of the MGCL, you will not, after making such demand, be entitled to vote your shares or be entitled to the receipt of dividends or other distributions payable to ETFS stockholders as of a record date occurring after the close of business on the date of the special meeting. You may withdraw your demand only with the consent of Prosperity.

Income Tax Consequences. See “Proposal to Approve the Reorganization Agreement—Material U.S. Federal Income Tax Consequences of the Merger” on page 61 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

If you fail to comply strictly with these procedures you will lose your dissenters’ rights. Consequently, we strongly urge you to consult your personal legal advisor before attempting to exercise your dissenters’ rights.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE REORGANIZATION AGREEMENT AND THE MERGER.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF ETFS AND PROSPERITY

The rights of stockholders of ETFS under the articles of incorporation and bylaws of ETFS will differ in some respects from the rights that stockholders of ETFS will have as shareholders of Prosperity under the articles of incorporation and bylaws of Prosperity. Copies of Prosperity’s articles of incorporation and bylaws have been previously filed by Prosperity with the Securities and Exchange Commission. Copies of the articles of incorporation and bylaws of ETFS are available upon written request from ETFS.

Certain differences between the provisions contained in the articles of incorporation and bylaws of ETFS, and the articles of incorporation and bylaws of Prosperity, as such differences may affect the rights of stockholders, are summarized below. The summary set forth below is not intended to be complete and is qualified by reference to Maryland law, Texas law, the articles of incorporation and bylaws of ETFS and the articles of incorporation and bylaws of Prosperity.

Summary of Material Differences Between Current Rights of

Stockholders of ETFS and Rights Those Persons

Will Have as Shareholders of Prosperity Following the Merger

	ETFS	Prosperity
Capitalization:	The articles of incorporation of ETFS authorize the issuance of up to 5,500,000 shares of common stock, par value $0.01 per share, and one class of 500,000 shares of preferred stock, par value of $0.01 per share.	The articles of incorporation of Prosperity authorize the issuance of up to 200,000,000 shares of common stock, par value $1.00 per share, and up to 20,000,000 shares of preferred stock, par value $1.00 per share.

Corporate Governance:	The rights of ETFS stockholders are currently governed by Maryland law and the articles of incorporation and bylaws of ETFS. Following the completion of the merger, the rights of ETFS stockholders who become Prosperity shareholders will be governed by Texas law and the articles of incorporation and bylaws of Prosperity.	The rights of Prosperity shareholders are governed by Texas law and the articles of incorporation and bylaws of Prosperity.

Convertibility of Stock:	ETFS common stock is not convertible into any other securities of ETFS.	Prosperity common stock is not convertible into any other securities of Prosperity.

Preemptive Rights:	The articles of incorporation and bylaws of ETFS do not provide for preemptive rights.	The articles of incorporation and bylaws of Prosperity do not provide for preemptive rights.

Voting Rights:	Holders of ETFS common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of stockholders, provided that ETFS’s articles generally prohibit any stockholder who beneficially owns more than 10% of the outstanding shares of ETFS common stock from voting shares in excess of that amount.	Each share of Prosperity stock has one vote for each matter properly brought before the shareholders.

	ETFS	Prosperity
The MGCL contains a control share acquisition statute which, in general terms, provides that where a stockholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by a supermajority vote of stockholders of the control share acquisition must be obtained before the acquiring stockholder may vote the control shares. A corporation may, however, opt-out of the control share statute through a provision in its articles or bylaws, which ETFS has done pursuant to its bylaws. Accordingly, the Maryland control share acquisition statute does not apply to acquisitions of shares of ETFS common stock. Though not expected, ETFS could decide to become subject to the Maryland control share acquisition statute by amending its bylaws to eliminate the opt-out provision. See “—Amendment of Articles of Association or Incorporation and Bylaws.”

Election of Directors:

Under Maryland law, directors are elected by a plurality of the votes cast by the stockholders entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present, unless otherwise provided in the articles or bylaws of a corporation.

Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in the articles of incorporation or the bylaws of a corporation.

Stockholders of ETFS are not permitted to cumulate their votes in the election of directors. Each stockholder of ETFS common stock has the right to vote the number of shares owned by him (except as reduced by the 10% voting limitation in ETFS’s charter as described above under “—Voting Rights”).

Directors of Prosperity are elected by a plurality of the votes cast by the holders entitled to vote at the meeting. Prosperity shareholders are not permitted to cumulate their votes in the election of directors. Each share of Prosperity stock has one vote for each nominee for director.

ETFS’s board is divided into three classes, as nearly equal in number as possible, with each class serving a staggered three-year term. This means that only one-third of the board is elected at each annual meeting of stockholders. The classification makes it more difficult to change the composition

Prosperity’s board is divided into three classes, as nearly equal in number as possible, with each class serving a staggered three-year term. This means that only one-third of the board is elected at each annual meeting of shareholders. The classification makes it more difficult to

	ETFS	Prosperity
	of ETFS’s board of directors because at least two annual meetings of stockholders are required to change control of the board.	change the composition of Prosperity’s board of directors because at least two annual meetings of shareholders are required to change control of the board.

Removal of Directors and Board Vacancies:

ETFS’s articles provide that, subject to the rights of the holders of any series of preferred stock then outstanding, directors may be removed from office only for cause and only by the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors (after giving effect to the 10% voting limitation in ETFS’s charter as described above under “—Voting Rights”), voting together as a single class.

Unless otherwise provided in the articles of incorporation or the bylaws of a corporation, Texas law provides that at any meeting of shareholders called expressly for the purpose of removing a director, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors. Prosperity’s bylaws provide that any director or the entire board of directors may be removed, but only for cause, by the affirmative vote of the holders of a majority of shares entitled to vote at an election of directors.

	ETFS’s bylaws provide that any vacancies in the board of directors resulting from an increase in the size of the board or the death, resignation or removal of a director may be filled only by a majority vote of the directors then in office, even if less than a quorum, and any director so chosen will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified.	Any vacancies occurring on the Prosperity board of directors may also be filled by the remaining Prosperity directors; and any directors so chosen will hold office until the next annual meeting held for the election of directors and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal.

Vote Required for Certain Shareholder Actions:

The MGCL contains a business combination statute that prohibits a business combination between a corporation and an interested stockholder (one who beneficially owns 10% or more of the voting power) for a period of five years after the interested stockholder first becomes an interested stockholder, unless the transaction has been approved by the board of directors before the interested stockholder became an interested stockholder or the corporation has exempted itself from the statute pursuant to a provision in its articles. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless (1) the

Texas law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to the matter, will be the act of the shareholders, unless the vote of a greater number is required by law, the articles of incorporation or the bylaws. Under Texas law, a corporation’s articles of incorporation or bylaws may provide that the affirmative vote of the holders of a specified portion of the shares, not less than a majority, entitled to vote on the matter will be the act of the shareholders, rather than the specified portion of shares required under Texas law.

	ETFS	Prosperity

transaction has been recommended by the board of directors and (2) the transaction has been approved by (a) 80% of the outstanding shares entitled to be cast and (b) two-thirds of the votes entitled to be cast other than shares owned by the interested stockholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied. ETFS has opted-out of the Maryland business combination statute through a provision in its articles.

Under Texas law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a fundamental business transaction.

ETFS’s articles provide that certain business combinations (for example, mergers, share exchanges, significant asset sales and significant stock issuances) involving “interested stockholders” of ETFS require, in addition to any vote required by law, the approval of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, unless either (i) a majority of the disinterested directors have approved the business combination or (ii) certain fair price and procedure requirements are satisfied. An “interested stockholder” generally means a person who is a greater than 10% stockholder of ETFS or who is an affiliate of ETFS and at any time within the past two years was a greater than 10% stockholder of ETFS.

Prosperity’s articles of incorporation provide that the vote or concurrence of the holders of a majority of the shares of Prosperity stock entitled to vote at a meeting at which a quorum is present shall be the act of the shareholders. With respect to any matter for which the affirmative vote of a portion of the Prosperity stock entitled to vote greater than a majority of such shares is required by the Texas Business Organizations Code, the affirmative vote of the holders of a majority of the Prosperity stock entitled to vote on the matter shall be the act of the shareholders.

Amendment of Articles of Incorporation and Bylaws:

ETFS’s articles may be amended in accordance with the MGCL, which generally requires the approval of the board of directors and the holders of a majority of the outstanding shares of ETFS common stock. The amendment of certain provisions of ETFS’s charter, however, requires the vote of the holders of at least 80% of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors, (after giving effect to the 10% voting limitation in ETFS’s charter as described above under “-Voting Rights”), voting together as a single class. These include provisions relating

Under Texas law, a corporation’s articles of incorporation may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment, and, if entitled to vote by class or series of shares, by the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number, not less than a majority of shares entitled to vote on the matter or class or series entitled to vote on the matter, is specified in the corporation’s articles of incorporation.

Prosperity’s articles of incorporation may be amended upon the affirmative vote of

	ETFS	Prosperity

to: the ability of the board of directors to

designate and set the terms of series of preferred stock; the voting limitations on greater than 10% stockholders; the number, classification, election and removal of directors; certain business combinations with greater than 10% stockholders; the prevention of greenmail; indemnification of directors and officers; limitation on liability of directors and officers; and amendments to the articles and bylaws. ETFS’s articles provide by their terms that they may be amended by ETFS’s board of directors, without a stockholder vote, to change the number of shares of capital stock authorized for issuance.

ETFS’s bylaws provide that, except as described in the following sentence, any action required or permitted to be taken at a meeting of stockholders may instead be taken without a meeting if a unanimous consent which sets forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter. The bylaws also provide that, unless ETFS’s articles provide otherwise, the holders of any class of ETFS stock, other than common stock, that is entitled to vote generally in the election of directors may act by consent without a meeting if the consent is given in writing or by electronic transmission by the holders entitled to cast the minimum number of votes that would be necessary to approve the action at a meeting of stockholders.

the holders of a majority of the outstanding shares of stock entitled to vote thereon.

Under Texas law, unless a corporation’s articles of incorporation or a bylaw adopted by the shareholders provides otherwise, a corporation’s shareholders may amend the bylaws regardless of whether they may also be amended by the board of directors.

Prosperity’s bylaws provide that the bylaws may be amended only by Prosperity’s board of directors and Prosperity’s shareholders do not have power to adopt, amend or repeal the bylaws.

Stockholder Actions Without a Meeting:	ETFS’s bylaws provide that, except as described in the following sentence, any action required or permitted to be taken at a meeting of stockholders may instead be taken without a meeting if a unanimous consent which sets forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter. The bylaws also provide that, unless ETFS’s articles provide otherwise, the holders of any class of ETFS stock, other than common stock, that is entitled to vote generally in

Under Texas law, shareholders may act without a meeting if a written consent is signed by all of the shareholders entitled to vote on the matter, unless the corporation’s articles of incorporation allow less than unanimous consent (but not less that the number of votes necessary to take the action at the meeting).

Prosperity’s articles of incorporation do not provide for less than unanimous consent when shareholder action is taken

	ETFS	Prosperity
	the election of directors may act by consent without a meeting if the consent is given in writing or by electronic transmission by the holders entitled to cast the minimum number of votes that would be necessary to approve the action at a meeting of stockholders.	without a meeting, and therefore, no action may be taken by written consent unless all shareholders agree.

Special Meetings of Stockholders:	ETFS’s bylaws provide that special meetings of stockholders may be called by the President or by the board of directors by vote of a majority of the whole board. In addition, ETFS’s bylaws provide that a special meeting of stockholders shall be called by the Secretary of ETFS on the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

Under Texas law, special meetings of the shareholders of a corporation may be called by the president, by the board of directors or by any other person authorized to call special meetings by the articles of incorporation or bylaws of the corporation. A special meeting may also be called by the percentage of shares specified in the articles of incorporation, not to exceed 50 % of the shares entitled to vote, or if no percentage is specified, at least 10% of all of the shares of the corporation entitled to vote at the proposed special meeting.

Prosperity’s articles of incorporation and bylaws provide that special meetings of the shareholders may be called only by the Chairman of the Board, by the Chief Executive Officer, by the President, by a majority of the board of directors or by the holders of not less than 50% of the outstanding shares entitled to vote at the proposed special meeting.

Nomination of Directors:	ETFS’s bylaws provide that ETFS must receive written notice of any shareholder director nomination for a meeting of stockholders not less than 90 days or more than 120 days before the date of the meeting. If, however, less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice of the nomination must be received by the Secretary no later than the tenth day following the day on which notice of the meeting is mailed or otherwise transmitted or public disclosure of the meeting date is first made, whichever occurs first.	Nominations for election to the Prosperity board of directors may be made by the board of directors or by any shareholder entitled to vote in the election of directors, provided the shareholder gives timely written notice of such intention. To be timely, notice given in the context of an annual meeting of shareholders must be received by Prosperity not less than 120 days in advance of the date of the Prosperity proxy statement released to shareholders in connection with the previous year’s annual meeting. Notice given in the context of a special meeting must be received by Prosperity’s secretary no later than 90 days prior to such meeting or 10 days following the date the public announcement is made regarding the special meeting. Prosperity’s chairman of the board will determine whether a

	ETFS	Prosperity
nomination is made in accordance with these procedures.

Stockholder Proposal of Business:	ETFS’s bylaws provide that ETFS must receive written notice of any stockholder proposal for business at an annual meeting of stockholders not less than 90 days or more than 120 days before the anniversary of the preceding year’s annual meeting. If the date of the current year annual meeting is advanced by more than 20 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice of the proposal must be received by ETFS no earlier than the close of business on the 120th day prior to the date of the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which notice of the meeting is mailed or otherwise transmitted or public disclosure of the meeting date is first made, whichever occurs first.	Proposals for business to be brought before any shareholder meeting may be made by the board of directors or by any shareholder entitled to vote in such meeting. If a proposal is made by a shareholder, the shareholder must give timely written notice. To be timely, notice given in the context of an annual meeting must be received by Prosperity not less than 120 days in advance of the date of the Prosperity proxy statement released to shareholders in connection with the previous year’s annual meeting. Notice given in the context of a special meeting must be received by Prosperity’s secretary no later than 90 days prior to such meeting or 10 days following the date the public announcement is made regarding the special meeting. The chairman of any meeting of shareholders will determine whether the business was properly brought before the meeting.

Indemnification; Limitation of Director Liability:

ETFS’s articles require ETFS to indemnify its current and former directors and officers, whether serving ETFS or at its request any other entity, to the fullest extent required or permitted by the MGCL, including the advancement of expenses. If and to the extent authorized by the board of directors and permitted by law, ETFS may indemnify other employees and agents.

ETFS’s articles provide that an officer or director of ETFS shall not be liable to ETFS or its stockholders for money damages, except to the extent:

•      it is proved that the person actually received an improper benefit or profit, for the amount of the benefit or profit;

•      a final judgment or adjudication against the person is based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action against the person; or

•      to the extent otherwise provided in the MGCL.

Under Texas law, a corporation must indemnify a director for his service at the corporation and for service as a representative of the corporation at another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. Under Texas law, a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors.

Prosperity’s articles of incorporation and bylaws provide for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers and all persons who were serving at the request of

ETFS	Prosperity

Prosperity as a director, officer, partner or trustee of another entity.

Prosperity’s articles of incorporation and bylaws provide that no director of Prosperity will be liable to Prosperity or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except to the extent the foregoing exemption from liability is not permitted under Texas law. Prosperity’s articles of incorporation and bylaws provide that the corporation shall have the power to purchase and maintain insurance on behalf of the directors against any liability incurred by directors in such a capacity or arising out of such person’s status.

TEXAS ANTI-TAKEOVER STATUTES

Prosperity is subject to the affiliated business combinations provisions of Chapter 21, Subchapter M of the Texas Business Organizations Code (Sections 21.601 through 21.610), which provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “Affiliated Shareholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (1) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (2) the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder.

The affiliated business combinations provisions of the Texas Business Organizations Code are not applicable to:

•	the business combination of a corporation:

(a)	where the corporation’s original articles of incorporation or bylaws contain a provision expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organizations Code;

(b)	that adopted an amendment to its articles of incorporation or bylaws before December 31, 1997, expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organizations Code; or

(c)	that adopts an amendment to its articles of incorporation or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organizations Code;

•	a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder:

(a)	as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder; and

(b)	would not at any time within the three-year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition;

•

a business combination with an Affiliated Shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination;

•

a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; or

•

a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder’s beneficial ownership of the voting shares of the corporation.

Neither Prosperity’s articles of incorporation nor its bylaws contain any provision expressly providing that Prosperity will not be subject to the affiliated business combinations provisions of the Texas Business Organizations Code. The affiliated business combinations provisions of the Texas Business Organizations Code may have the effect of inhibiting a non-negotiated merger or other business combination involving Prosperity, even if such event(s) would be beneficial to the shareholders of Prosperity.

BUSINESS OF ETFS

General

ETFS is a Maryland corporation and savings and loan holding company registered under the Home Owners Loan Act, as amended. Firstbank, a federal savings association and wholly-owned subsidiary of ETFS, provides commercial and retail banking services from its three locations in the Tyler, Texas area and a fourth location in Gilmer, Texas.

ETFS Activities

ETFS operates with a community banking philosophy emphasizing long-term customer relationships based on service and convenience. ETFS offers a variety of traditional loan and deposit products to its customers, which are mainly small and medium-size businesses and individual consumers. For businesses, Firstbank provides term loans, lines of credit and loans for working capital, business expansion and the purchase of equipment and machinery, interim construction loans for builders and owner occupied commercial real estate loans. Firstbank offers consumers a variety of products and services, including automobile loans and debit cards. Firstbank offers all of its customers a full array of cash management and traditional deposit services.

Competition

The banking business is highly competitive, and the profitability of ETFS is dependent on the ability to compete in its market areas. ETFS competes with other savings and loan associations, savings banks, commercial banks, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based nonbank lenders and certain other non-financial entities, including retail stores that offer credit programs, and certain governmental organizations which may offer more favorable financing than Firstbank offers. ETFS expects competition from both financial and non-financial institutions to continue.

ETFS’s competitive edge is built upon developing strong customer relationships through timely and effective service, and on being more responsive to the needs and wants of the customer than other institutions. This service includes loan and deposit pricing within ETFS’s profitability models and providing the banking services most important to its customers.

Facilities

Firstbank operates from three locations in the Tyler area at 1200 South Beckham Avenue, and 7102 South Broadway Avenue, both of which it owns, and at 16772 FM 2493, Suite 103, which it leases. Firstbank also operates a location at 218 West Cass Street in Gilmer, Texas, which it owns.

Employees

As of December 31, 2011, ETFS had 48 full-time and two part-time employees. Management of ETFS considers its relations with its employees to be good. ETFS is not a party to any collective bargaining agreement.

Legal Proceedings

ETFS and Firstbank are from time to time involved in legal proceedings arising in the normal course of business. Other than proceedings incidental to their respective business, neither ETFS nor Firstbank is a party to, nor is any of their respective property the subject of, any material legal proceedings. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management of ETFS, any such liability will not have a material adverse effect upon the financial condition, results of operations or cash flows of ETFS.

BENEFICIAL OWNERSHIP OF ETFS COMMON STOCK BY

MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF ETFS

The following table sets forth, to the best knowledge of management of ETFS based on the stock transfer records of ETFS and with regard to the estate of L. Lee Kidd, information previously furnished by Mr. Kidd, certain information regarding the beneficial ownership of ETFS common stock as of December 31, 2011, by (1) each director and executive officer of ETFS, (2) each person who is known by ETFS to own beneficially 5% or more of the common stock and (3) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such stockholders, management of ETFS believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each stockholder is the same as the address of ETFS.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
Principal Stockholders

East Texas Financial Corporation(2)	122,355	(5)	9.36%

Joe John Jones, Trustee Kay Ann McKinney Family Irrevocable Trust(3)	83,940	(5)	6.42

Estate of L. Lee Kidd(4)	70,727		5.41

Directors and Executive Officers

Derrell W. Chapman, CPA	21,530	(7)	1.65

Joe Hobson	11,676	(7)	*

M. Earl Davis	10,027	(6)	*

Robert A. McKinney, Jr., M.D.	5,675	(6)	*

Charles R. Halstead	2,400	(6)	*

Thomas G. Prothro, CPA	1,250	(6)	*

Gerald W. Free	240	(6)	*

Micheal Lavender	4	(7)	*

All directors and executive officers as a group (8 persons)	52,802	(8)	4.04%

*	Indicates ownership which does not exceed 1.0%.
(1)	The percentage beneficially owned was calculated based on 1,307,826 shares of ETFS common stock issued and outstanding as of December 31, 2011.
(2)	The address for the stockholder is 301 E. Main, Kilgore, Texas 75662-5967.
(3)	The address for the stockholder is 2016 Westlake Drive, Gladewater, Texas 75647-3204.
(4)	The address for the stockholder is 1428 E. Richards Street, Tyler, Texas 75702.
(5)	Reflects shares held of record only; excludes any shares that may be held through brokers or other nominees in “street name.” Based on the latest information available, ETFS believes that East Texas Financial Corporation may control approximately 24.9% of ETFS’s outstanding shares.
(6)	Includes shares held directly, as well as shares held in a fiduciary capacity or by certain entities or family members, with respect to which shares the individual may be deemed to have sole or shared voting and/or dispositive powers.
(7)	Includes shares held directly, as well as shares held in retirement accounts, in a fiduciary capacity or by certain entities or family members, with respect to which shares Messrs. Chapman, Hobson and Lavender may be deemed to have sole or shared voting and/or dispositive powers. Includes shares which have been allocated to the ESOP accounts of Messrs. Chapman, Hobson and Lavender.
(8)	This amount includes shares held directly, as well as shares allocated to the accounts of executive officers under the ESOP, held in retirement accounts, held in a fiduciary capacity or by certain entities or family members, with respect to which shares the respective directors and officers may be deemed to have sole or shared voting and/or dispositive powers.

BENEFICIAL OWNERSHIP OF PROSPERITY COMMON STOCK BY

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF PROSPERITY

The following table sets forth certain information regarding the beneficial ownership of Prosperity common stock as of December 31, 2011, by (1) directors and named executive officers of Prosperity, (2) each person who is known by Prosperity to own beneficially 5% or more of the Prosperity common stock and (3) all directors and named executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Prosperity believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of Prosperity.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
Principal Shareholders

BlackRock, Inc.	3,438,241	(2)	7.37%

Directors and Executive Officers

James A. Bouligny	320,412		*

William H. Fagan, M.D.	912,422	(3)	1.95

Peter Fisher	31,556	(4)	*

Leah Henderson	17,007	(5)	*

David Hollaway	134,693	(6)	*

Ned S. Holmes	419,932	(7)	*

Perry Mueller, Jr., D.D.S.	310,776	(8)	*

James D. Rollins III	180,676	(9)	*

Harrison Stafford II	295,506	(10)	*

Robert Steelhammer	257,220	(11)	*

H. E. Timanus, Jr.	324,117	(12)	*

David Zalman	673,032	(13)	1.43

Ervan E. Zouzalik	106,494		*

Directors and Executive Officers as a Group (13 persons)	3,991,488	(14)	8.49%

*	Indicates ownership which does not exceed 1.0%.
(1)	The percentage beneficially owned was calculated based on 46,910,327 shares of Prosperity common stock outstanding as of December 31, 2011. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of Prosperity common stock held by such shareholder or group and exercisable within 60 days.
(2)

The address for the shareholder is 40 East 52nd Street, New York, NY 10022. The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with SEC on February 8, 2011 by BlackRock, Inc. Includes shares held by each of BlackRock Asset Japan Co. Ltd., BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC and BlackRock International Limited. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Prosperity common stock. No one person’s interest in the Prosperity common stock is more than 5% of Prosperity’s total outstanding common shares.

(3)	Includes 81,957 shares held of record by Dr. Fagan’s spouse and 7,951 shares held by limited partnership with which Dr. Fagan is associated.
(4)	Includes 8,792 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Fisher, 2,972 shares held of record by an IRA account and 4,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.
(5)	Includes 10,038 shares held of record in the Leah Boomer Huffmeister Henderson Trust, over which Ms. Henderson has voting power, and 5,369 shares held by the Kellie Huffmeister Trust, of which Ms. Henderson is the trustee.
(6)	Includes 2,069 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Hollaway’s spouse, 3,473 shares of stock held of record by Mr. Hollaway’s spouse, 10,000 shares which may be acquired within 60 days pursuant to the exercise of stock options and 5,000 shares which may be acquired within 60 days pursuant to the exercise of stock options by Mr. Hollaway’s spouse.
(7)	Includes 70,070 shares held of record by HF Properties, Ltd. of which Mr. Holmes is managing partner, 102,577 shares held of record by the Ned S. Holmes Profit Sharing Plan, 2,480 shares held by an exempt trust, of which Mr. Holmes is the trustee, 2,480 shares held by an exempt trust, of which Mr. Holmes is the trustee, 27,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee, 48,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee and 8,820 shares held of record by the Downie 1998 Children’s Trust, of which Mr. Holmes is trustee.
(8)	Includes 232,518 shares held of record by an IRA account, 61,289 shares held of record in a special trust, of which Dr. Mueller is the trustee, and 3,203 shares held of record by Dr. Mueller’s wife. Dr. Mueller expressly disclaims beneficial ownership of the 3,203 shares held of record by his spouse.
(9)	Includes 30,963 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Rollins, 30,000 shares held of record by an IRA account, 4,000 shares held of record by his spouse’s IRA account, 45,928 shares held of record by a limited partnership, of which Mr. Rollins is the manager, and 40,000 shares which may be acquired within 60 days pursuant to the exercise of stock options. Of the shares beneficially owned by Mr. Rollins, 45,928 shares are pledged as collateral.
(10)	Includes 180,400 shares held of record by the Harrison Stafford Investment Partnership, of which Mr. Stafford is general partner, and 3,200 shares held of record by Mr. Stafford’s wife. Of the shares beneficially owned by Mr. Stafford, 56,800 shares are pledged as collateral.
(11)	Includes 820 shares held of record by the Steelhammer & Miller, P.C. 401(k) plan for the benefit of Mr. Steelhammer. Of the shares beneficially owned by Mr. Steelhammer, 50,000 shares are pledged as collateral.
(12)	Includes 249,760 shares held of record by Dooley Investments, Ltd., of which Mr. Timanus and his wife are the general partners and 10,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.
(13)	Includes 15,290 shares held of record by Mr. Zalman as custodian for his minor children and 56,000 shares which may be acquired within 60 days pursuant to the exercise of stock options. Of the shares beneficially owned by Mr. Zalman, 30,050 shares are pledged as collateral.
(14)	Includes 125,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.

COMPARATIVE MARKET PRICES AND DIVIDEND DATA

Prosperity

Prosperity common stock is listed on the New York Stock Exchange under the symbol “PB.” Quotations of the sales volume and the closing sales prices of the common stock of Prosperity are listed daily in the New York Stock Exchange’s listings.

The following table sets forth, for the periods indicated, the high and low intra-day sales prices for the Prosperity common stock as reported by the NASDAQ Global Select Market (through December 27, 2011) and by the New York Stock Exchange (beginning December 28, 2011) and the cash dividends declared per share:

		High	Low	Cash Dividends Per Share
2010	First Quarter	$42.55	$37.93	$0.1550
	Second Quarter	43.66	34.31	0.1550
	Third Quarter	36.05	28.27	0.1550
	Fourth Quarter	39.96	30.37	0.1750

2011	First Quarter	$42.92	$38.23	$0.1750
	Second Quarter	46.75	40.83	0.1750
	Third Quarter	46.87	30.91	0.1750
	Fourth Quarter	41.74	31.31	0.1950

2012	First Quarter (through February 3, 2012)	$43.08	$39.66	—

ETFS stockholders are advised to obtain the current stock quotation for Prosperity common stock. The market price of Prosperity common stock will fluctuate from the date of this proxy statement/prospectus to the date of completion of the merger, and these fluctuations could result in a decrease of the exchange ratio or the addition of cash consideration. Because of the possibility of a decrease to the exchange ratio and the possible addition of cash consideration, you will not know the exact number of shares of Prosperity common stock or the exact amount of cash, if any, you will receive in connection with the merger when you vote on the reorganization agreement.

After the merger, Prosperity currently expects to pay (when, as and if declared by Prosperity’s board of directors out of funds legally available for that purpose) regular quarterly cash dividends. While Prosperity currently pays dividends on its common stock, there is no assurance that it will continue to pay dividends in the future. Future dividends on Prosperity common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors of Prosperity.

As a holding company, Prosperity is ultimately dependent upon its subsidiaries to provide funding for its operating expenses, debt service and dividends. Various banking laws applicable to Prosperity Bank limit the payment of dividends and other distributions by Prosperity Bank to Prosperity, and may therefore limit Prosperity’s ability to pay dividends on its common stock. If required payments on Prosperity’s outstanding junior subordinated debentures held by its unconsolidated subsidiary trusts are not made or are suspended, Prosperity will be prohibited from paying dividends on its common stock. Regulatory authorities could impose administratively stricter limitations on the ability of Prosperity Bank to pay dividends to Prosperity if such limits were deemed appropriate to preserve certain capital adequacy requirements.

ETFS

Shares of ETFS common stock are traded on the OTC Bulletin Board under the symbol “FFBT.” Quotations of the sales volume and the closing sales prices of the common stock of ETFS are listed daily in the OTC Bulletin Board’s listings.

The following table sets forth, for the periods indicated, the high and low intra-day sales prices for the ETFS common stock as reported by the OTC Bulletin Board and the cash dividends declared per share:

		High	Low	Cash Dividends Per Share
2010	First Quarter	$16.50	$13.50	$0.05
	Second Quarter	16.70	15.60	0.05
	Third Quarter	17.00	10.05	0.05
	Fourth Quarter	13.50	8.75	—

2011	First Quarter	$17.00	$11.00	$—
	Second Quarter	17.00	10.65	—
	Third Quarter	10.65	9.35	—
	Fourth Quarter	19.00	9.25	—

2012	First Quarter (through February 3, 2012)(1)	$16.60	$16.60	—

(1)	The last trade of the ETFS common stock reported on the OTC Bulletin Board occurred on December 29, 2011.

While ETFS does not currently intend to pay quarterly cash dividends pending completion of the merger, holders of ETFS common stock are entitled to receive dividends when, as and if declared by ETFS’s board of directors out of funds legally available therefor.

DESCRIPTION OF PROSPERITY CAPITAL STOCK

General

Prosperity has authorized two classes of stock: (1) 200,000,000 authorized shares of Prosperity common stock, par value $1.00 per share, 46,910,327 shares of which were outstanding as of December 31, 2011; and (2) 20,000,000 authorized shares of preferred stock, par value $1.00 per share, none of which have been issued. The following summary is qualified in its entirety by reference to the articles of incorporation and bylaws of Prosperity.

Prosperity Common Stock

The holders of Prosperity common stock are entitled to one vote for each share of Prosperity common stock owned. Except as expressly provided by law and except for any voting rights that may be conferred on any shares of preferred stock issued by the Prosperity board, all voting power is in Prosperity common stock. Holders of Prosperity common stock may not cumulate their votes for the election of directors. Holders of Prosperity common stock do not have preemptive rights to acquire any additional, unissued or treasury shares of Prosperity, or securities of Prosperity convertible into or carrying a right to subscribe to or acquire shares of Prosperity.

Holders of Prosperity common stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by the Prosperity board. However, the Prosperity board may not declare or pay cash dividends on Prosperity common stock, and no Prosperity common stock may be purchased by Prosperity, unless full dividends on outstanding preferred stock for all past dividend periods and for the current dividend period, if any, have been declared and paid.

On liquidation of Prosperity, the holders of Prosperity common stock are entitled to share pro rata in any distribution of the assets of Prosperity, after the holders of shares of preferred stock have received the liquidation preference of their shares plus any cumulated but unpaid dividends, whether or not earned or declared, if any, and after all other indebtedness of Prosperity has been retired.

Prosperity Preferred Stock

The Prosperity preferred stock is available for issuance from time to time for various purposes as determined by the Prosperity board, including making future acquisitions, raising additional equity capital and financing. Subject to certain limits set by the Prosperity articles, the preferred stock may be issued on such terms and conditions, and at such times and in such situations, as the Prosperity board in its sole discretion determines to be appropriate, without any further approval or action by the shareholders, unless otherwise required by laws, rules, regulations or agreements applicable to Prosperity.

Moreover, except as otherwise limited by the Prosperity articles or applicable laws, rules or regulations, the Prosperity board has the sole authority to determine the relative rights and preferences of the preferred stock and any series thereof without shareholder approval. The Prosperity articles require all shares of preferred stock to be identical, except as to the following characteristics, which may vary between different series of preferred stock:

•	dividend rate, preference of dividend with respect to any other class or series of stock, and cumulativity, non-cumulativity or partial cumulativity of dividends;

•	redemption price and terms, including, to the extent permitted by law, the manner in which shares are to be chosen for redemption if less than all the shares of a series are to be redeemed;

•	sinking fund provisions, if any, for the redemption or purchase of shares;

•	the amount payable upon shares in the event of voluntary or involuntary liquidation;

•	the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

•	voting rights.

The Prosperity board does not intend to seek shareholder approval prior to any issuance of preferred stock or any series thereof, unless otherwise required by law or the rules of any applicable securities exchange. Under Texas law, shareholder approval prior to the issuance of shares of Prosperity common stock is required in connection with certain mergers. Frequently, opportunities arise that require prompt action, such as the possible acquisition of a property or business or the private sale of securities, and it is the belief of the Prosperity board that the delay necessary for shareholder approval of a specific issuance could be to the detriment of Prosperity and its shareholders.

The preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with Prosperity’s management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of Prosperity’s securities or the removal of incumbent management.

The effects of the issuance of the preferred stock on the holders of Prosperity common stock could include:

•	reduction of the amount otherwise available for payments of dividends on Prosperity common stock if dividends are payable on the series of preferred stock;

•	restrictions on dividends on Prosperity common stock if dividends on the series of preferred stock are in arrears;

•	dilution of the voting power of Prosperity common stock if the series of preferred stock has voting rights, including a possible “veto” power if the series of preferred stock has class voting rights;

•	dilution of the equity interest of holders of Prosperity common stock if the series of preferred stock is convertible, and is converted, into Prosperity common stock; and

•

restrictions on the rights of holders of Prosperity common stock to share in Prosperity’s assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

EXPERTS

The consolidated financial statements incorporated in this proxy statement/prospectus by reference from Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of Prosperity’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Prosperity common stock to be issued by Prosperity in connection with the merger will be passed upon by Bracewell & Giuliani LLP, Houston, Texas. Certain legal matters with respect to the merger will be passed upon for ETFS by Silver, Freedman & Taff, L.L.P., Washington, D.C.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the board of directors of ETFS knows of no matters that will be presented for consideration at the special meeting of stockholders other than as described in this proxy statement/prospectus. However, if any other matters are properly brought before the special meeting or any adjournment or postponement thereof, it is intended that the proxies will act in accordance with their best judgment unless otherwise indicated in the appropriate box on the proxy.

WHERE YOU CAN FIND MORE INFORMATION

Prosperity files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like Prosperity, who file electronically with the SEC. The address of that site is http://www.sec.gov.

The SEC allows Prosperity to “incorporate by reference,” which means that Prosperity can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Prosperity incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that Prosperity files with the SEC will automatically update and supersede the information Prosperity included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that Prosperity has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” pursuant to SEC rules.

Prosperity SEC Filings (File Numbers: 001-35388 and 000-25051)

•	Annual Report on Form 10-K for the year ended December 31, 2010;

•	Proxy Statement for Annual Meeting filed on March 18, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

•	Current Reports on Form 8-K filed on April 25, 2011 (two filings);

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2011;

•	Amendment to Current Report on Form 8-K/A originally filed on April 25, 2011, filed on August 19, 2011;

•	Current Report on Form 8-K filed on September 14, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2011;

•	Current Report on Form 8-K filed on December 9, 2011;

•	Current Report on Form 8-K filed on December 14, 2011;

•	Current Report on Form 8-K filed on January 3, 2012;

•	Current Report on Form 8-K filed on January 20, 2012 (second filing); and

•	The description of Prosperity’s common stock, par value $1.00 per share, contained in Prosperity’s Registration Statement on Form 8-A dated December 22, 2011.

Prosperity also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Documents incorporated by reference are available from Prosperity without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Prosperity at the following address:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: James D. Rollins III

Telephone: (713) 693-9300

To obtain timely delivery, you must make a written or oral request for a copy of such information by March 8, 2012.

Prosperity has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to the Prosperity common stock to be issued to stockholders of ETFS in the merger. This proxy statement/prospectus constitutes the prospectus of Prosperity filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

You should rely only on the information contained in this proxy statement/prospectus. Neither Prosperity nor ETFS has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. ETFS has supplied all of the information about ETFS and Firstbank contained in this proxy statement/prospectus and Prosperity has supplied all of the information contained in this proxy statement/prospectus about Prosperity and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

by and between

PROSPERITY BANCSHARES, INC.

and

EAST TEXAS FINANCIAL SERVICES, INC.

Dated as of December 8, 2011

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

Exhibit A	Form of Voting Agreement and Irrevocable Proxy
Exhibit B	Form of Director Non-competition Agreement
Exhibit C	Form of Release by Officers and Directors

SCHEDULES

Schedule 3.1(e)	Subsidiaries
Schedule 3.4	Investment Securities
Schedule 3.7(a)	Past Due Loans
Schedule 3.7(b)	Watch List
Schedule 3.9(a)	Real Property
Schedule 3.9(b)	Restrictive Covenants
Schedule 3.12	Litigation
Schedule 3.13(d)	Income Tax Returns
Schedule 3.13(f)	Tax Sharing Agreements
Schedule 3.14	Contracts and Commitments
Schedule 3.15(a)	Insurance
Schedule 3.16	Third Party Consents
Schedule 3.18	Regulatory Actions
Schedule 3.21(a)	Compensation and Benefit Plans
Schedule 3.21(f)	Change in Control Payments
Schedule 3.22	Deferred Compensation and Salary Continuation Arrangements
Schedule 3.23	Brokers, Finders and Financial Advisors
Schedule 3.26	Brokered Deposits
Schedule 3.28	Intellectual Property Rights
Schedule 3.30	Stockholders’ List
Schedule 5.2(b)(ii)	Loan Commitments
Schedule 5.2(b)(xix)	Capital Expenditures
Schedule 5.2(b)(xxv)	Changes to Investment Securities Portfolio
Schedule 5.6(b)	Persons to Sign Employment Agreements
Schedule 10.5	Termination of Employment and Change in Control Agreements

-v-

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) dated as of December 8, 2011 is by and between Prosperity Bancshares, Inc. (“Prosperity”), a Texas corporation and financial holding company pursuant to the Gramm-Leach-Bliley Act (“GLB Act”) and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”), and East Texas Financial Services, Inc. (the “Company”), a Maryland corporation and savings and loan holding company registered under the Home Owners Loan Act, as amended (“HOLA”).

WHEREAS, the Company desires to affiliate with Prosperity, and Prosperity desires to affiliate with the Company in the manner provided in this Agreement; and

WHEREAS, the respective Boards of Directors of Prosperity and the Company believe that the acquisition of the Company by Prosperity in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement are desirable and in the best interests of their respective shareholders; and

WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined below) qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the respective Boards of Directors of Prosperity and the Company have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Prosperity’s willingness to enter into this Agreement, each of the members of the Board of Directors and certain officers of the Company and the Bank (as defined below) has entered into an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she agrees to vote the shares of Company Stock beneficially owned by such person in favor of this Agreement and the transactions contemplated hereby;

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

INTRODUCTION

A. This Agreement provides for the merger of the Company with and into Prosperity with Prosperity as the surviving entity (the “Merger”), all pursuant to this Agreement. In connection with the Merger, all of the issued and outstanding shares of capital stock of the Company (“Company Stock”) shall be exchanged for such consideration as set forth in this Agreement.

B. It is contemplated that following the Merger, Prosperity Bank, a Texas banking association and wholly-owned subsidiary of Prosperity (“Prosperity Bank”), and First Federal Bank Texas (the “Bank”), a federal savings association and wholly-owned subsidiary of the Company, shall be combined through merger, purchase and assumption or otherwise, with Prosperity Bank as the surviving entity.

ARTICLE I.

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 8.2 hereof), the Company shall be merged with and into Prosperity (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) pursuant to the provisions of, and with the effect provided for in, Chapter 10 of the Texas Business Organizations Code (“TBOC”) and Sections 3-102 and 3-114 of the Maryland General Corporation Law (“MGCL”).

Section 1.2 Articles of Incorporation, Bylaws and Facilities of Continuing Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of Continuing Corporation shall be the Articles of Incorporation of Prosperity as in effect at the Effective Time. Until altered, amended or repealed as provided therein and in the Articles of Incorporation of Continuing Corporation, the Bylaws of Continuing Corporation shall be the Bylaws of Prosperity as in effect at the Effective Time. Unless and until changed by the Board of Directors of Continuing Corporation, the main office of Continuing Corporation shall be the main office of Prosperity as of the Effective Time. The established offices and facilities of the Company immediately prior to the Merger shall become established offices and facilities of Continuing Corporation. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of the Company and Prosperity and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to the Company and Prosperity, respectively, as of the Effective Time.

Section 1.3 Board of Directors and Officers of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with applicable law or the Articles of Incorporation or Bylaws of Continuing Corporation, the members of the Board of Directors of Prosperity at the Effective Time shall be the Board of Directors of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Corporation, the senior officers of Prosperity immediately prior to the Effective Time shall be the senior officers of Continuing Corporation.

Section 1.4 Effect of Merger. At the Effective Time, the corporate existence of the Company and Prosperity shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of the Company and Prosperity. All rights, franchises and interests of the Company and Prosperity, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in Section 10.008 of the TBOC and Section 3-114 of the MGCL.

Section 1.5 Liabilities of Continuing Corporation. At the Effective Time, Continuing Corporation shall be liable for all liabilities of the Company and Prosperity. All debts, liabilities, obligations and contracts of the Company and of Prosperity, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the Company or Prosperity, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Prosperity shall be preserved unimpaired subsequent to the Merger.

Section 1.6 Approvals and Notices. This Agreement shall be submitted to the stockholders of the Company in accordance with the terms of this Agreement, the applicable provisions of law and the Articles of Incorporation and Bylaws of the Company. The Company and Prosperity shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Securities and Exchange Commission (“SEC”), Board of Governors of the Federal Reserve System (“Federal Reserve Board”), the Federal Deposit Insurance Corporation (“FDIC”), the Texas Department of Banking (“TDB”) and the Office of the Comptroller of the Currency (“OCC”).

Section 1.7 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

Section 1.8 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Prosperity may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the stockholders of the Company as a result of such modification, (ii) the consideration to be paid to holders of Company Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE II.

CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1 Merger Consideration.

(a) Unless otherwise adjusted as provided in Sections 2.2(b), 2.2(c) and 2.3, each share of capital stock of the Company issued and outstanding immediately prior to the Effective Time, including any options, warrants or other rights to acquire, or convertible into, any capital stock of the Company, but excluding any Dissenting Shares (as defined in Section 2.4 hereof), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive, a number of shares of common stock, $1.00 par value, of Prosperity (“Prosperity Common Stock”) equal to the quotient, rounded to the nearest ten thousandth (the “Exchange Ratio”), obtained by dividing 531,000 (the “Stock Consideration”) by the number of shares of Company Stock outstanding immediately prior to the Effective Time (“Company Closing Shares”), plus cash in lieu of any fractional share of Prosperity Common Stock (together with any Cash Consideration to be paid pursuant to Section 2.2(b) hereof, the “Merger Consideration”). At the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration.

(b) Each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto.

(c) Notwithstanding anything in this Agreement to the contrary, Prosperity will not issue any certificates or scrip representing fractional shares of Prosperity Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Prosperity shall pay to each former holder of Company Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Closing Price (as defined in Section 2.2(d) hereof) by (ii) the fraction of a share of Prosperity Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.1.

Section 2.2 Adjustment to Exchange Ratio.

(a) The aggregate number of shares of Prosperity Common Stock to be exchanged for each share of Company Stock shall be adjusted appropriately to reflect any change in the number of shares of Prosperity Common Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to Prosperity Common Stock, received or to be received by holders of Prosperity Common Stock, when the record date or payment occurs prior to the Effective Time.

(b) In the event the Average Closing Price shall be:

(i)	less than $34.58; and

(ii)	the percentage difference between:

(A) $38.42 (the average of the closing price of Prosperity Common Stock for the ten (10) consecutive trading days ending on and including November 8, 2011) and (B) the Average Closing Price

is not equal to at least 95% of the percentage difference between:

(Y) $40.13 (the average of the closing price of the KBW Bank Index for the ten (10) consecutive trading days ending on and including November 8, 2011) and (Z) the average of the closing price of the KBW Bank Index (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Prosperity) for the ten (10) consecutive trading days ending on and including the fifth trading day preceding the Closing Date, then the Company may give notice of its intent to terminate the Agreement as provided in Section 9.1(e) hereof; subject to Prosperity’s right, in its sole and absolute discretion, to maintain the Exchange Ratio and opt to pay an amount of cash (the “Cash Consideration”) so that, as a result of such adjustment, the Merger Consideration, based on the Average Closing Price, shall be no less than $18,361,980. If Prosperity elects to make the Walkaway Counter Offer (as defined in Section 9.1(e)), it shall give prompt written notice to the Company of such election (the “Walkaway Counter Offer Notice”). The Walkaway Counter Offer Notice, if given, shall set forth the amount of the Cash Consideration and shall include a calculation of the adjusted Merger Consideration. Any references in this Agreement to “Merger Consideration” shall thereafter be deemed to refer to the Merger Consideration after giving effect to any adjustment set forth in the Walkaway Counter Offer Notice.

(c) In the event the Average Closing Price of Prosperity Common Stock shall be greater than $42.26, Prosperity shall decrease the Exchange Ratio so that as a result of such adjustment, the Merger Consideration, based on the Average Closing Price, shall be no more than $22,440,060. Upon the occurrence of any adjustment pursuant to this Section 2.2(c), any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio after giving effect to such adjustment.

(d) “Average Closing Price” of Prosperity Common Stock shall be the average of the closing price per share of Prosperity Common Stock on the securities exchange on which the Prosperity Common Stock is listed (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Prosperity) for the ten (10) consecutive trading days ending on and including the fifth trading day preceding the Closing Date.

Section 2.3 Adjustment to Merger Consideration for Equity Capital.

(a) In the event that the sum of the Company’s Equity Capital (as defined below) and Allowance for Loan Losses (as defined below), each as determined two (2) business days prior to the Closing Date, shall be less than $20,600,000, as such amount may be reduced by the usage of the Allowance for Loan Losses to resolve outstanding loans, including the charge down of a loan with a specific reserve, in accordance with generally accepted accounting principles (“GAAP”) and the current methodologies of the Company (such reduced amount referred to herein as the “Required Amount”), the Merger Consideration, as may have been adjusted pursuant to Sections 2.2(b) or 2.2(c) hereof, will be reduced by an amount equal to the difference between the (X) Required Amount and (Y) the sum of the Company’s Equity Capital and Allowance for Loan Losses, each as determined two (2) business days prior to the Closing Date. Any reduction will first be made to the Cash Consideration, if any, and then to the value of the Stock Consideration by subtracting (i) the quotient obtained from dividing such deficiency by the Average Closing Price (rounded to the nearest whole number) from (ii) the 531,000 shares of Prosperity Common Stock that comprise the Stock Consideration.

(b) For purposes of this Agreement, “Equity Capital” shall equal the sum of the capital stock, capital surplus and retained earnings of the Company, excluding unrealized securities gains or losses, on a consolidated basis, as determined pursuant to GAAP. For purposes of calculating Equity Capital, the Company shall include deductions made for certain extraordinary items related to the Merger, this Agreement and the transactions contemplated hereby, including, but not limited to reductions for (i) the after-tax amount of any fees and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement and the transactions contemplated hereby, (ii) the after-tax amount of any legal and accounting fees incurred in connection with the Merger, this Agreement and the transactions contemplated hereby, (iii) the after-tax premium or additional cost incurred to provide for the continuation of certain of the Company’s insurance policies pursuant to Section 5.9 hereof, (iv) the estimated after-tax amount of any penalty or liquidated damages associated with the termination of the Company’s contracts with any provider of electronic banking and data processing services prior to or following the Closing Date, (v) the after-tax amount of any payments to be made by the Company or the Bank pursuant to any existing employment agreements, change in control agreements, salary continuation agreements or other similar agreements or severance, retention or bonus arrangements between the Company or the Bank and any other person, including but not limited to those pursuant to Section 10.5 hereof, (vi) the after-tax amount of any cost to fully fund and liquidate all employee benefit and retirement plans, including the Retirement Plan for Employees of First Federal Bank Texas (the “Retirement Plan”) with an amount sufficient to fully fund and liquidate such plan in a standard termination under ERISA Section 4041(b) and to pay all related expenses and fees, including expenses and fees associated with any governmental filings in connection with such termination, and (vii) any amount paid or required to be accrued by the Company pursuant to Section 5.14(d) hereof.

(c) For purposes of this Agreement, “Allowance for Loan Losses” shall equal the allowance for loan losses of the Company, as determined pursuant to GAAP.

Section 2.4 Dissenting Shares. Each share of Company Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the approval of the Merger and who has properly perfected his dissenter’s rights for the fair value of his Company Stock by following the exact procedure required by Subtitle 2 of the MGCL is referred to herein as a “Dissenting Share.” Each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the MGCL. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the MGCL; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the MGCL. If any holder of any Dissenting Shares shall effectively withdraw or lose his dissenter’s rights under the applicable provisions of the MGCL, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.

Section 2.5 Exchange of Shares.

(a) Prosperity shall deposit or cause to be deposited in trust with Computershare Investor Services, Inc., Denver, Colorado (the “Exchange Agent”) (i) certificates representing shares of Prosperity Common Stock and

(ii) cash in an aggregate amount sufficient to make the appropriate payments (A) of the Cash Consideration, if any and as may be adjusted pursuant to Sections 2.2(b), 2.2(c) and 2.3 hereof, (B) to holders of Dissenting Shares pursuant to Section 2.4 hereof, if any, and (C) holders of a fraction of a share of Prosperity Common Stock pursuant to Section 2.1(c) (such certificates and cash being referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(b) As soon as practicable after the Effective Time, with the intent to be within eight (8) business days after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Date represented shares of Company Stock (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and number of shares of Prosperity Common Stock provided in Section 2.1 hereof, as may be adjusted pursuant to Sections 2.2 and 2.3 hereof, and such Certificate shall forthwith be cancelled. Prosperity shall provide the Exchange Agent with certificates for Prosperity Common Stock, as requested by the Exchange Agent, for the number of shares provided in Section 2.1, as may be adjusted. No interest will be paid or accrued with respect to the shares of Prosperity Common Stock or cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.5, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

(c) No dividends or other distributions declared after the Effective Time with respect to shares of Prosperity Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate and a duly executed letter of transmittal to the Exchange Agent in accordance with this Section 2.5. After the surrender of a Certificate and a duly executed letter of transmittal in accordance with this Section 2.5, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Prosperity Common Stock represented by such Certificate.

(d) After the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Prosperity, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.5.

(e) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for six months after the Exchange Agent mails the letter of transmittal pursuant to Section 2.5 shall be returned to Prosperity upon demand, and any stockholders of the Company who have not theretofore complied with the exchange procedures in this Article II shall look to Prosperity only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

(f) If any certificate representing shares of Prosperity Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Prosperity) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Prosperity Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(g) None of Prosperity, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Stock for any Prosperity Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Prosperity or the Exchange Agent, the posting by such person of a bond in such amount as Prosperity or the Exchange Agent may direct as indemnity against any claim that may be made against Prosperity with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Prosperity as set forth below. On or prior to the date hereof, the Company has delivered to Prosperity disclosure schedules (“Disclosure Schedules”) referred to in this Article III. The Company agrees that two (2) business days prior to the Closing it shall provide Prosperity with supplemental Disclosure Schedules reflecting any changes in the information contained in the Disclosure Schedules which have occurred in the period from the date of delivery of such Disclosure Schedules to two (2) business days prior to the date of Closing.

Section 3.1 Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and a savings and loan holding company duly registered under the HOLA, subject to all laws, rules and regulations applicable to savings and loan holding companies. The Company owns all of the outstanding capital stock of the Bank free and clear of any lien, charge, claim or other encumbrance. The Bank is a federal savings association duly organized and validly existing under the laws of the United States.

(b) Each of the Company and the Bank has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it.

(c) The Bank is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the OCC. The Bank does not have “trust powers” and does not conduct trust activities.

(d) True and complete copies of the Articles of Incorporation or Articles of Association and Bylaws or other constituent documents of the Company and each Subsidiary (as defined in Section 13.1(c) hereof), each as amended to date (collectively, the “Company Constituent Documents”), have been delivered or made available to Prosperity.

(e) Other than as set forth in Schedule 3.1(e), neither the Company nor any of its Subsidiaries (i) has any Subsidiaries or Affiliates, (ii) is a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity or (iii) knows of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all stockholders of the Company.

(f) The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by the Bank.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 5,500,000 shares of common stock, $0.01 par value, 1,307,826 of which are issued and outstanding as of the date of this Agreement, and 500,000 shares of preferred stock, $0.01 par value, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Stock are validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws.

(b) The authorized capital stock of the Bank consists of 5,500,000 shares of common stock, $0.01 par value per share, 1,215,190 of which are issued and outstanding as of the date of this Agreement.

(c) The Company owns, either directly or indirectly, all of the issued and outstanding capital stock of its Subsidiaries. The outstanding capital stock of the Company’s Subsidiaries (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) free and clear of any liens, claims, security interests and encumbrances of any kind and (iii) there are no irrevocable proxies with respect to such shares and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock to any person.

(d) There are no existing options, warrants, calls, convertible securities or commitments of any kind obligating the Company to issue any authorized and unissued Company Stock.

(e) The Company does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. Other than the Voting Agreement and Irrevocable Proxy attached hereto as Exhibit A, to the knowledge of the Company, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Company Stock.

(f) The Company has not paid any dividends on the Company Stock after September 30, 2011.

Section 3.3 Approvals; Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement (and any related documents), and the Company and each of its Subsidiaries has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of the Company. The Board of Directors of the Company has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders, and has directed that the Agreement be submitted to the Company’s stockholders for approval and adoption. Except for the approval of the stockholders of the Company, no further actions or corporate proceedings on the part of the Company are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a duly authorized, valid, legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 3.4 Investments. The Company has furnished to Prosperity a complete list, as of September 30, 2011, of all securities, including municipal bonds, owned by the Company (the “Securities Portfolio”). Except as set forth in Schedule 3.4, all such securities are owned by the Company (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Schedule 3.4 also discloses any entities in which the ownership interest of the Company equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.5 Financial Statements.

(a) The Company has furnished or made available to Prosperity true, correct and complete copies of its (i) audited consolidated statements of financial condition as of September 30, 2010 and 2009, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years ended September 30, 2010, 2009 and 2008, accompanied by the report thereon of Bryant & Welborn, L.L.P., the Company’s independent auditors for such periods (the “Annual Financial Statements”), and (ii) unaudited consolidated statements of financial condition and related consolidated statements of income, changes in stockholders’ equity and cash flows as of and for the nine months ended June 30, 2011 and 2010 (the “Interim Financial Statements”). The Company has also furnished to Prosperity a true, correct and complete copy of the Consolidated Reports of Condition and Income or Thrift Financial Reports (“Call Reports”) filed by the Bank as of and for each period during the three years ended September 30, 2011. The Annual Financial Statements, Interim Financial Statements and Call Reports are collectively referred to in this Agreement as the “Company Financial Statements.”

(b) The Annual Financial Statements and Interim Financial Statements fairly present the financial position of the Company and results of operations at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis, except that the Interim Financial Statements (i) omit the footnote disclosure required by GAAP and (ii) are subject to normal year-end adjustments. The Call Reports, as the same may have been amended, fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities. The 2011 Financial Statements (as defined in Section 5.10 hereof), when delivered, will fairly present the financial position of the Company and the results of its operations at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

(c) As of the dates of the Company Financial Statements, The 2011 Financial Statements and as of the date of this Agreement, neither the Company nor any Subsidiary had any material liabilities, fixed or contingent, except as fully set forth or provided for in such Company Financial Statements, the 2011 Financial Statements or otherwise disclosed in this Agreement.

Section 3.6 Loan Portfolio and Reserve for Loan Losses.

(a) All evidences of indebtedness and leases of the Bank (together, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. The Bank has not entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. There is no valid claim or defense to the enforcement of any Loan and none has been asserted, and the Bank is not aware of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

(b) The credit files of the Bank contain all material information (excluding general, local or national industry, economic or similar conditions and updated financial information of the borrower that has been requested but not yet received) known to the Bank that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectibility of the loan portfolio of the Bank (including loans that will be outstanding if it advances funds it is obligated to advance).

(c) The allowance for loan losses shown on the Company Financial Statements as of September 30, 2011 was, and the allowance for loan losses to be shown on any financial statements of the Company or the Bank or Call Reports of the Bank as of any date subsequent to the execution of this Agreement will be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all respects to provide for all probable losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of the Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectibility of such loans.

Section 3.7 Certain Loans and Related Matters.

(a) Except as set forth in Schedule 3.7(a), the Company is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company, or any 10% or more stockholder of the Company, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to the Company including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over the Company and which violation could have a Material Adverse Effect on the Company.

(b) Schedule 3.7(b) contains the “watch list of loans” of the Bank (“Watch List”) as of September 30, 2011. To the knowledge of the Company, there is no other loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with the Company’s ordinary course of business and consistent with safe and sound banking principles.

Section 3.8 Mortgage Servicing Rights.

(a) All agreements under which the Company or the Bank services loans on behalf of third parties (the “Mortgage Servicing Agreements”) are valid and binding obligations of the Company and the Bank and, to the knowledge the Company, all of the other parties thereto, and are in full force and effect and are enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding in equity or at law). All of the Mortgage Servicing Agreements and the rights created thereunder are owned by the Company free and clear of any liens, and upon the consummation of the Merger, will continue to be so owned by the Company except upon termination of such agreements pursuant to their respective terms.

(b) Neither the Company nor the Bank normally or ordinarily incurs expenses such as legal fees in excess of the customary reimbursement limits, if any, set forth in the applicable Mortgage Servicing Agreement. Neither the Company nor the Bank is a party to (i) any contract with (or otherwise obligated to) any person or insurer, to repurchase from any such person any loan, mortgaged property or previously disposed loans or (ii) any contract to reimburse, indemnify or hold harmless any person or otherwise assume any liability with respect to any loss suffered or incurred as a result of any default under or the foreclosure or sale of any such loans, mortgaged property or previously disposed loans except in either case where such recourse is based upon a breach by the Company or the Bank of a customary representation, warranty or undertaking.

(c) There are no pooling, participation, servicing or other contracts to which the Company or the Bank is a party which obligate it to make servicing advances with respect to defaulted or delinquent loans other than as provided in GNMA, FNMA or FHLMC pooling and servicing agreements. The amounts that, as of the Effective Time, have been advanced by the Bank in connection with servicing loans (including principal, interest, taxes and insurance premiums) and which are permitted to be paid by the Bank as the servicer of such loans pursuant to applicable investor or agency requirements and the terms of the applicable Mortgage Servicing Agreement will be valid and existing amounts owing to the Bank, subject to the terms of the applicable Mortgage Servicing Agreement.

Section 3.9 Real Property Owned or Leased.

(a) Schedule 3.9(a) contains a true, correct and complete list of all real property owned or leased by the Company or the Bank, including non-residential other real estate (the “Company Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties referred to in Schedule 3.9(a), title insurance policies for the owned real property referred to in Schedule 3.9(a), and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Prosperity.

(b) Except as set forth on Schedule 3.9(b), no lease or deed with respect to any Company Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Company Real Property pertaining to its current primary business purpose. Each of such leases is a legal, valid and binding obligation of the Company or the Bank, as applicable, is enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by the Company or the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with notice or lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

(c) None of the buildings and structures located on any Company Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Company Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Company. No condemnation proceeding is pending or, to the Company’s knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any Company Real Property in the manner in which it is currently being used.

(d) The Company or its Subsidiaries have good and indefeasible title to, or a valid and enforceable leasehold interest in, all Company Real Property, and such interest is free and clear of all liens, including Tax liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.

(e) All buildings and other facilities used in the business of the Company and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.10 Personal Property. The Company and its Subsidiaries have good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Company Personalty”), free and clear of all liens, charges or other encumbrances and except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Company Personalty. Subject to ordinary wear and tear, the Company Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.11 Environmental Laws. The Company and its Subsidiaries and any properties or business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are in material compliance with all Environmental Laws (as defined below) and permits thereunder. Neither the Company nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below), and they are not subject to any claim or lien under any Environmental Laws. No Company Real Property and no real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by the Company or its Subsidiaries or owned, operated or leased by the Company or its Subsidiaries within the ten years preceding the date of this Agreement, has been designated by applicable governmental authorities as requiring any environmental cleanup or response action to comply with Environmental Laws, or, to the knowledge of the Company, has been the site of any release of any Hazardous Materials. To the knowledge of the Company or any of its Subsidiaries, (A) no asbestos was used in the construction of any portion of any Company Real Property and (B) no real property currently owned by it or any Subsidiary is, or has been, a heavy industrial site or landfill. There are no underground storage tanks at any properties owned or operated by the Company or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by the Company or any of its Subsidiaries.

“Environmental Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance or code now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

“Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of the Company and its Subsidiaries in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

Section 3.12 Litigation and Other Proceedings. Except as set forth in Schedule 3.12, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of the Company or any Subsidiary, threatened before any court or administrative body in any manner against the Company or any Subsidiary, or any of their respective properties or capital stock. The Company will notify Prosperity promptly in writing of any such proceedings threatened or instigated against the Company or its Subsidiaries, or any officer or director thereof subsequent to the date of this Agreement. The Company does not know of any basis on which any litigation or proceeding could be brought which could reasonably be expected to result in a Material Adverse Effect on the Company or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated thereby. Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 3.13 Taxes.

(a) For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the Company or any Subsidiary is contesting in good faith through appropriate proceedings, if any, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, margin, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, employment, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any Liability for the payment of any amount of a type described in clause (i) arising by operation of law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise; and (iii) any Liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code.

(b) The Company and its Subsidiaries have filed all Tax Returns that each was required to file, including without limitation any Tax Returns of any affiliated, consolidated, combined or unitary group of which either the Company or any Subsidiary is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Company or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either the Company or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid. Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Bank that arose in connection with any failure (or alleged failure) of the Company or any Subsidiary to pay any Tax.

(c) The Company and its Subsidiaries have collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of the Company or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers of the Company or any Subsidiary has knowledge based upon personal contact with any agent of such authority. Schedule 3.13(d) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company or any Subsidiary for any taxable period that is still open under the applicable statute of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has made available to Prosperity correct and complete copies of all federal income Tax Returns and statements of deficiencies assessed against or agreed to by the Company and its Subsidiaries with respect to all taxable periods that are still open under the applicable statute of limitations.

(e) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither the Company nor any of its Subsidiaries has participated in any reportable transaction or a transaction that is substantially similar to a listed transaction as defined under Sections 6011, 6111 and 6112 of the Code. If the Company or any of its Subsidiaries have participated in a reportable or listed transaction, such entity has properly disclosed such transaction in accordance with the applicable Tax regulations. Except as set forth in Schedule 3.13(f), neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which the Company is the common parent) or (iii) has any Liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(h) Neither the Company, any of its Subsidiaries nor Prosperity will be required to include any item of income in, nor will the Company, any of its Subsidiaries or Prosperity be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(j) Neither the Company nor any of its Subsidiaries is required to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

(k) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of September 30, 2011, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing its Tax Returns.

Section 3.14 Contracts and Commitments.

(a) Except as set forth in Schedule 3.14, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i) employment contracts, change-in-control agreements or severance arrangements (including, without limitation, any collective bargaining contract or union agreement or agreement with an independent consultant);

(ii) bonus, stock option or other employee benefit arrangement, other than any deferred compensation arrangement disclosed in Schedule 3.22 or any profit-sharing, pension or retirement plan or welfare plan disclosed in Schedule 3.21(a);

(iii) except as set forth in Schedule 3.9(a), any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv) contract or commitment for capital expenditures;

(v) contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days from the date of this Agreement;

(vi) contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;

(vii) contract, agreement or letter with respect to the management or operations of the Company or the Bank imposed by any bank regulatory authority having supervisory jurisdiction over the Company or the Bank;

(viii) note, debenture, agreement, contract or indenture related to the borrowing by the Company or any Subsidiary of money other than those entered into in the ordinary course of business;

(ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x) agreement with or extension of credit to any executive officer or director of the Company or the Bank or holder of ten percent (10%) or more of the issued and outstanding Company Stock, or any affiliate of such person;

(xi) agreement with any executive officer or director of the Company or the Bank or holder of ten percent (10%) or more of the issued and outstanding Company Stock or any affiliate of such person, relating to bank owned life insurance (“BOLI”);

(xii) contracts, other than the foregoing, with payments aggregating $10,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement;

(xiii) any agreement containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, the Company (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

(xiv) any data processing services agreement or contract which may not be terminated without payment or penalty upon notice of 30 days or less; or

(xv) any agreement pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity.

(b) Each contract or commitment set forth in Schedule 3.14 is valid and binding on the Company or its Subsidiaries, as the case may be, and to the knowledge of the Company, the other parties thereto, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles. The Company has performed in all material respects all obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party could result in default under, any indenture, mortgage, contract, lease or other agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or under any provision of the Company Constituent Documents. A true and complete copy of each contract or commitment set forth in Schedule 3.14 has been delivered or made available to Prosperity.

Section 3.15 Fidelity Bonds and Insurance.

(a) A true, correct and complete list of all fidelity bonds and insurance policies (including any BOLI) owned or held by or on behalf of either the Company or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any pending claims thereunder is set forth in Schedule 3.15(a).

(b) All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Company or any Subsidiary (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and of all agreements to which the Company or such Subsidiary is a party; (iii) are usual and customary as to amount and scope for the business conducted by the Company and its Subsidiaries in respect of amounts, types and risks insured (other than the risk of terrorist attacks); (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. No insurer under any such policy or bond has canceled or indicated to the Company or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither the Company nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither the Company nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three fiscal years.

Section 3.16 No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of the Company Constituent Documents, (ii) assuming all required stockholder and regulatory approvals and consents are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (iii) assuming all consents of third parties set forth on Schedule 3.16 are duly obtained, violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause the Company or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, excluding from the foregoing clause (iii) such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect on the Company.

Section 3.17 Compliance with Laws and Regulatory Filings.

(a) The Company and its Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having supervisory jurisdiction over the Company and the consents of the third parties set forth in Schedule 3.16, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of the Company and its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby or the resulting change of control of the Company except for certain instruments necessary to consummate the Merger contemplated hereby.

(b) The Company and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve, the OTS, the FDIC, the OCC or any other regulatory authority having supervisory jurisdiction over the Company and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no regulatory agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company and its Subsidiaries. There is no unresolved violation, criticism or exception by any regulatory agency with respect to any report or statement relating to any examinations of the Bank or the Company.

Section 3.18 Regulatory Actions and Approvals. Except as set forth on Schedule 3.18, there are no actions or proceedings pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary by or before any regulatory authority having jurisdiction over the Company or any Subsidiary. Except as set forth on Schedule 3.18, neither the Company nor any Subsidiary is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any regulatory authority having jurisdiction over it. Neither the Company nor any Subsidiary knows of any fact or circumstance relating to it that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, nor does the Company or any Subsidiary have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger.

Section 3.19 Absence of Certain Changes. Since September 30, 2011, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.20 Employment Relations. The relations of the Company with its employees is satisfactory. The Company has not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. The Company has complied with all laws relating to the employment of labor with respect to its employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar taxes, and no person has asserted to the Company that the Company is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

Section 3.21 Compensation and Benefit Plans.

(a) Schedule 3.21(a) lists all employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of the Company or any of its ERISA Affiliates (as defined below) that are sponsored or maintained by the Company or any of its ERISA Affiliates or to which the Company or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of the Company or any of its ERISA Affiliates or with respect to which the Company or any of its ERISA Affiliates has any liability, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any employment agreement or collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (“Company Employee Plan”). Schedule 3.21(a) identifies any Company Employee Plan that is subject to Title IV of ERISA (“Title IV Plan”). “ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company, or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

(b) The Company has delivered to Prosperity: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan, including all amendments thereto and all related trust documents and insurance policies; (ii) the three most recent actuarial reports and annual reports (Form 5500 Series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Company Employee Plan; (iv) all employee handbooks and other policies delivered or made available to employees and other service providers; and (v) the most recent Internal Revenue Service (“IRS”) determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(c) There is no pending or, to the knowledge of the Company, threatened litigation, administrative action, investigation, audit or similar proceeding relating to any Company Employee Plan. All of the Company Employee Plans comply and have been administered in all material respects with all applicable requirements of ERISA, the Code and other applicable laws and all Company Employee Plans have been operated in compliance with their terms. There has occurred no “prohibited transaction” (within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code) with respect to the Company Employee Plans which is likely to result in the imposition of any penalties or taxes upon the Company or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code. Neither the Company, any ERISA Affiliate, nor any of their current or former directors, officers, employees or any other “fiduciary” within the meaning of ERISA Section 3(21), has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law, or has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of the assets of any Company Employee Plan. All contributions, premiums or other payments required by law or by any Company Employee Plan (i) that are due on or before the Closing have been paid or will be paid prior to the Closing, and (ii) that have accrued on or before the Closing have been or will be paid or properly accrued at the Closing. Neither the Company nor any ERISA Affiliate has ever incurred any penalty or tax with respect to any Company Employee Plan under Section 502(i) or 502(l) of ERISA or Section 4971 or 4975 through 4980 of the Code.

(d) Neither the Company nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any Company Employee Plan, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws (“COBRA”), the cost of which is borne by the insured individuals. Each Company Employee Plan that is a “group health plan” within the meaning of Section 5000 of the Code has been operated in compliance with COBRA. Each Company Employee Plan can be terminated upon 60 days’ notice or less without payment of any additional compensation or amount or the additional vesting or acceleration of any benefits, except as required by law. Each Company Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation in all material respects and is the subject of a favorable determination or opinion letter from the Internal Revenue Service with respect to its qualified status, and no event or circumstance has occurred or exists that would disqualify any such Company Employee Plan.

(e) Neither the Company nor any ERISA Affiliate has ever had any liability or contingent liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. Neither the Company nor any ERISA Affiliate has incurred any unsatisfied liability under Title IV of ERISA, and no condition or set of circumstances exists that presents a risk to the Company or any ERISA Affiliate of incurring liability under Title IV of ERISA. No Title IV Plan has been completely or partially terminated and none has been the subject of a “reportable event” within the meaning of Section 4043 of ERISA. No proceeding by the Pension Benefit Guaranty Corporation to terminate any Title IV Plan has been instituted or threatened. Neither the Company nor any ERISA Affiliate has any liability for the termination of any Title IV Plan under ERISA Section 4062. The present value of all benefit liabilities (whether or not vested) as defined in ERISA Section 4001(a)(16) under each Title IV Plan did not exceed as of the most recent Title IV Plan actuarial valuation date, and will not exceed as of the Closing Date, the then-current value of the assets of such Title IV Plan as determined pursuant to Code Sections 412 or 430, and (ii) at the Closing Date, the current value of all accrued benefits under each Title IV Plan will not exceed the current value of all the assets of such Title IV Plan allocable to such accrued benefits, determined as though each Plan were to terminate on the Closing Date. All premiums have been paid in full to the Pension Benefit Guaranty Corporation, and neither the Company nor any ERISA Affiliate has any liability for any premiums to the Pension Benefit Guaranty Corporation. Neither the Company nor any ERISA Affiliate has any liability for any unfunded benefit liabilities, or any accumulated funding deficiency within the meaning of ERISA Section 302 or Code Section 412 or 430, whether or not waived. Neither the Company nor any ERISA Affiliate has any liability (i) for any lien or any interest payments or any minimum funding contributions under ERISA Section 302 or Section 401(a)(29), 412 or 430 of the Code, as applicable, or (ii) to provide security under ERISA Section 307 or Code Section 401(a)(29).

(f) Except as set forth on Schedule 3.21(f), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or a trust with respect to any employee or other person. No payment made as a result of any of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment) will result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(g) There are no outstanding compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of the Company or any ERISA Affiliate.

Section 3.22 Deferred Compensation and Salary Continuation Arrangements. Schedule 3.22 contains a list of all non-qualified deferred compensation and salary continuation arrangements of the Company or any of its Subsidiaries, if any, including (a) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (b) the amount of all future benefit payments owed on behalf of each participant, which amounts, as of the date of this Agreement, have been, and as of the Closing Date, will be, fully accrued for on the Company Financial Statements. Each nonqualified deferred compensation arrangement satisfies the requirements of Section 409A of the Code, to the extent applicable, in form and operation. The BOLI policies listed on Schedule 3.15(a) are sufficient in amount to reimburse the Bank for any amounts that may become payable under any of the Pre-Retirement Death Benefit Agreements and Post-Retirement Death Benefit Agreements listed on Schedule 3.22.

Section 3.23 Brokers, Finders and Financial Advisors. Other than as set forth in Schedule 3.23, neither the Company nor any of its officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 3.24 Accounting Controls. The Company has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) all transactions are executed in accordance with general or specific authorization of the Board of Directors and/or the duly authorized executive officers of the Company; (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as the Company or other criteria applicable to such financial statements, and to maintain accountability for items therein; (iii) control of the properties and assets of the Company is permitted only in accordance with general or specific authorization of the Board of Directors and/or the duly authorized executive officers of the Company; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.25 Derivative Contracts. Neither the Company nor any Subsidiary is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Company Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.26 Deposits. Except as set forth on Schedule 3.26, no deposit of the Bank is a “brokered” deposit (as such term is defined in 12 CFR 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.27 Community Reinvestment Act. The Bank is in compliance with the Community Reinvestment Act (12 U.S.C. 2901 et seq.) (“CRA”) and all regulations promulgated thereunder. The Bank has received a rating of “satisfactory” as of its most recent CRA compliance examination and knows of no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the FDIC, the OCC or any other governmental entity would reasonably be expected to seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.28 Intellectual Property Rights.

(a) Schedule 3.28 contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by the Company or any Subsidiary or used in a material manner by them in the conduct of their business under license pursuant to a material contract (the “Intellectual Property”). The Company and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Neither the Company nor any Subsidiary is, to their knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has the Company or any Subsidiary used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

(b) Neither the Company nor any Subsidiary is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of the Company or any Subsidiary or the Continuing Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.29 Fraud; Bank Secrecy Act; USA PATRIOT Act. The Company and the Bank have neither had nor suspected any incidents of fraud or defalcation during the last two years. Each of the Company and the Bank is in material compliance with the Bank Secrecy Act and all regulations promulgated thereunder and has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including, but not limited to, wire transfers). In addition, each of the Company and the Bank is in material compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act, the GLB Act Privacy Provisions, Office of Foreign Assets Control Regulation, Bank Protection Act, all applicable Financial Crimes Enforcement Network requirements and all other related laws.

Section 3.30 Stockholders’ List. Schedule 3.30 contains a true, correct and complete list, as of a date within ten (10) business days prior to the date hereof, of (a) the holders of shares of Company Stock, containing their names, addresses and number of shares held of record, (b) the holders of the shares of Company Stock held by the Company’s Employee Stock Ownership Plan, containing their names and number of shares, and (c) to the knowledge of the Company, the shares of Common Stock entitled to vote under the MGCL and the Company Constituent Documents at the Company Stockholder Meeting (as defined in Section 5.1(a) hereof), containing their names and number of shares, each of which list is in all respects accurate as of such date and will be updated prior to Closing.

Section 3.31 SEC Status; Securities Issuances. The Company is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by the Company and any Subsidiary have been registered under the Securities Act of 1933, as amended (the “Securities Act”), applicable state securities laws and all other applicable laws or were exempt from any such registration requirements.

Section 3.32 Fiduciary Responsibilities. The Bank has performed all of its duties as a trustee, custodian, guardian or an escrow agent in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

Section 3.33 Dissenting Stockholders. The Company and its directors and officers have no knowledge of any plan or intention on the part of any stockholder of the Company to make written demand for payment of the fair value of such holder’s shares of Company Stock in the manner provided in Subtitle 2 of the MGCL.

Section 3.34 Takeover Laws. This Agreement and the Merger contemplated hereby are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state applicable to the Company.

Section 3.35 Fairness Opinion. Prior to the execution of this Agreement, the Company has received a written opinion from Commerce Street Capital, LLC dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PROSPERITY

Prosperity represents and warrants to the Company as set forth below.

Section 4.1 Organization.

(a) Prosperity is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a financial holding company duly registered under the BHC Act and the GLB Act, subject to all laws, rules and regulations applicable to financial holding companies. Prosperity owns 100% of the membership interest (“Delaware Interests”) of Prosperity Holdings of Delaware, LLC (“Delaware Company”). Delaware Company, a Delaware limited liability company and a financial holding company registered under the BHC Act and the GLB Act, is duly organized, validly existing and in good standing under the laws of the State of Delaware. Delaware Company owns 100% of the issued and outstanding shares of common stock, $4.00 par value, of Prosperity Bank (“Prosperity Bank Stock”). Prosperity Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas.

(b) Prosperity, Delaware Company and Prosperity Bank have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Prosperity. Each of Prosperity, Delaware Company and Prosperity Bank is in good standing under the laws of its jurisdiction of incorporation.

(c) Prosperity Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act. Prosperity Bank does not conduct trust activities.

Section 4.2 Capitalization.

(a) The authorized capital stock of Prosperity consists of 200,000,000 shares of Prosperity Common Stock, 46,930,032 shares of which are issued and 46,892,944 shares of which are outstanding as of the date of this Agreement, and 20,000,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding. The Delaware Company has issued and outstanding 1,000 Delaware Interests as of the date of this Agreement. The authorized capital stock of Prosperity Bank consists of 130,000 shares of Prosperity Bank Stock, 130,000 of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Prosperity Common Stock, Delaware Interests and Prosperity Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. There are no voting trusts, voting agreements or other similar arrangements affecting the Delaware Company Interests or the Prosperity Bank Stock, or to Prosperity’s knowledge, the Prosperity Common Stock.

(b) At the Effective Time, the shares of Prosperity Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.

Section 4.3 Approvals; Authority.

(a) Prosperity has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Prosperity and each of its Subsidiaries has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Prosperity. The Board of Directors of Prosperity has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Prosperity and its shareholders. No further actions or corporate proceedings on the part of Prosperity are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Prosperity and is a duly authorized, valid, legally binding agreement of Prosperity enforceable against Prosperity in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 4.4 No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Prosperity or similar constituent documents of any of its Subsidiaries or (ii) assuming all required stockholder and regulatory consents and approvals, and any requisite consents of third parties, are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Prosperity or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Prosperity or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Prosperity or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Prosperity or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect on Prosperity.

Section 4.5 Litigation and Other Proceedings. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Prosperity, threatened before any court or administrative body in any manner against Prosperity or any of its Subsidiaries, or any of their respective properties or capital stock, which is reasonably likely to have a Material Adverse Effect on Prosperity or the transactions proposed by this Agreement. To Prosperity’s knowledge, there is no basis on which any litigation or proceeding could be brought which could reasonably be expected to have a Material Adverse Effect on Prosperity or which would be reasonably likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither Prosperity nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 4.6 Financial Statements.

(a) Prosperity has furnished or made available to the Company true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC, which contains Prosperity’s audited consolidated balance sheets as of December 31, 2010 and 2009, and the related statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2010, 2009 and 2008 and (ii) Quarterly Reports on Form 10-Q for each of the quarters ended March 31, June 30 and September 30, 2011, as filed with the SEC, which contains Prosperity’s unaudited consolidated balance sheets and related statements of income, statements of changes in shareholders’ equity and cash flows as of and for the quarters and interim periods ended March 31, June 30 and September 30, 2011 and 2010. Prosperity has also furnished to the Company a true, correct and complete copy of the Consolidated Reports of Condition and Income (“Prosperity Call Reports”) filed by Prosperity Bank as of and for each period during the three years ended December 31, 2010, and for the nine months ended September 30, 2011. The financial statements referred to above included in the Annual Report on Form 10-K, the unaudited financial statements included in the Quarterly Reports on Form 10-Q and the Prosperity Call Reports are collectively referred to herein as the “Prosperity Financial Statements.”

(b) As of the dates of the Prosperity Financial Statements referred to above, neither Prosperity nor any Subsidiary had any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Prosperity Financial Statements or otherwise disclosed in this Agreement.

Section 4.7 Securities and Exchange Commission Reporting Obligations. Prosperity has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act for the past three (3) years. As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.8 Compliance with Laws and Regulatory Filings. Prosperity and its Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having supervisory jurisdiction over Prosperity and its Subsidiaries, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Prosperity and its Subsidiaries in connection with the execution, delivery and performance by Prosperity of this Agreement and the transactions contemplated hereby. Prosperity and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB or any other regulatory authority having supervisory jurisdiction over Prosperity and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are, to the knowledge of Prosperity and its Subsidiaries, true and correct in all material respects.

Section 4.9 Absence of Certain Changes. Since December 31, 2010, (a) Prosperity and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Prosperity.

Section 4.10 Regulatory Actions and Approvals. There are no actions or proceedings pending or, to the knowledge of Prosperity, threatened, against Prosperity or any Subsidiary by or before any regulatory authority having jurisdiction over Prosperity or any Subsidiary. Neither Prosperity nor any Subsidiary is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any regulatory authority having jurisdiction over it. Neither Prosperity nor any Subsidiary knows of any fact or circumstance relating to it that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, nor does Prosperity or any Subsidiary have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger.

Section 4.11 Environmental Laws. Prosperity and its Subsidiaries are in material compliance with all Environmental Laws and permits thereunder. Neither Prosperity nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials, and they are not subject to any claim or lien under any Environmental Laws.

ARTICLE V.

COVENANTS OF THE COMPANY

The Company covenants and agrees with Prosperity as follows:

Section 5.1 Approval of Stockholders of the Company.

(a) The Company will, as soon as practicable, take all steps under applicable laws and its Articles of Incorporation and Bylaws necessary to duly call, give notice of, convene and hold a special meeting of the Company’s stockholders to be called to consider the Merger, this Agreement and the transactions contemplated hereby (the “Company Stockholder Meeting”) at such time as may be mutually agreed to by the parties for the purpose of (i) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The Company shall, through the Board of Directors of the Company, recommend to the holders of Company Stock the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby, and shall not withdraw, amend or modify in a manner adverse to Prosperity the recommendation of the Board of Directors of the Company. The Company will use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing and provided that the Company has used its best efforts to call and hold the Company Stockholder Meeting as required under this Section 5.1(a), the exercise by the Company of its right to terminate this Agreement under Section 9.1(f) shall not be construed to be a breach of this Section 5.1(a).

(b) If this Agreement is approved by such stockholders, the Company will take all reasonable actions to aid and assist in the consummation of the Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as it and Prosperity reasonably consider necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all governmental entities having jurisdiction over the transactions contemplated by this Agreement.

Section 5.2 Activities of the Company Pending Closing.

(a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, the Company shall, and shall cause each of its Subsidiaries to:

(i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

(ii) use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii) promptly give written notice to Prosperity of (A) any material change in its business, operations or prospects, (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any regulatory authority having jurisdiction over the Company or any Subsidiary, (C) the institution or threat of any litigation against the Company or any Subsidiary or (D) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause (1) a breach of any covenant, condition or agreement contained herein, (2) any of the representations or warranties of the Company contained in this Agreement to be untrue in any material respect or (3) a Material Adverse Effect on the Company; and

(iv) except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of the Company or Prosperity to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b) From the date hereof to and including the Effective Time, except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by law or regulation or (iii) to the extent Prosperity consents in writing, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) adjust, split, combine or reclassify any of the Company Stock;

(ii) make, acquire, modify or renew, or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Borrower that (A) would be a material violation of its policies and procedures in effect as of the date hereof, (B) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles or (C) would exceed $100,000 individually or in the aggregate to any Borrower (except (1) pursuant to commitments made prior to the date of this Agreement that are listed in Schedule 5.2(b)(ii) and not covered by items A or B of this clause or (2) loans fully secured by a certificate of deposit at the Bank; provided, that in the event that the Bank desires to make or renew any such loan which would exceed $100,000 individually or in the aggregate to any borrower, it shall so advise Prosperity via e-mail transmission. Prosperity shall notify the Bank via e-mail transmission within two (2) business days of receipt of such notice whether Prosperity consents to such loan or extension of credit, provided that if Prosperity fails to notify the Bank with such time frame, Prosperity shall be deemed to have consented to such loan or extension of credit. For purposes of this Section 5.2(b), “Borrower” means any person or entity (including any Affiliate, stockholder, member or partner of such person or entity) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any person or entity;

(iii) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock;

(iv) grant any stock appreciation rights, restricted stock, stock options or other form of incentive compensation;

(v) open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(vi) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 3.14, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(vii) grant any severance or termination payment to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of the Company or any of its Subsidiaries, either individually or as part of a class of similarly situated persons;

(viii) increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect or pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

(ix) amend any Company Employee Plan, other than as required to maintain the tax qualified status of such plan;

(x) (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of the Company Stock, other than the payment of dividends from the Bank to the Company or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of Company Stock;

(xi) make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

(xii) sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including “other real estate owned”) or interest therein, other than other real estate owned properties under contract for sale as of the date of this Agreement prior to notice to and consultation with Prosperity;

(xiii) foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Prosperity of a Phase I environmental review thereof;

(xiv) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with the Company’s past practices and safe and sound banking practices;

(xv) charge-off any loan or other extension of credit prior to notice to and consultation with Prosperity of the amount of such charge-off;

(xvi) establish any new Subsidiary or Affiliate or enter into any new line of business;

(xvii) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any governmental authority;

(xviii) amend or change any provision of the Articles of Incorporation, Bylaws or other governing documents of the Company or any Subsidiary;

(xix) make any capital expenditure which would exceed an aggregate of $25,000, except pursuant to commitments made prior to the date of this Agreement and set forth in Schedule 5.2(b)(xix);

(xx) excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances, with a maturity greater than 90 days;

(xxi) prepay any indebtedness or other similar arrangements so as to cause the Company to incur any prepayment penalty thereunder;

(xxii) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

(xxiii) voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock, or other stock-based compensation;

(xxiv) settle any claim, action or proceeding involving payment by it of money damages in excess of $25,000 in the aggregate or impose any material restriction on the operations of the Company or any of its Subsidiaries;

(xxv) except as set forth on Schedule 5.2(b)(xxv), make any changes to its investment securities portfolio from that as of September 30, 2011, or the manner in which the portfolio is classified or reported; provided, however, that the Company may sell its investment securities; or

(xxvi) agree to do any of the foregoing.

Section 5.3 Access to Properties and Records.

(a) To the extent permitted by applicable law, the Company shall and shall cause each of its Subsidiaries, upon reasonable notice from Prosperity to the Company to:

(i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Prosperity full access to the properties, books and records of the Company and its Subsidiaries during normal business hours in order that Prosperity may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Company and its Subsidiaries, and (ii) furnish Prosperity with such additional financial and operating data and other information as to the business and properties of the Company as Prosperity shall, from time to time, reasonably request.

(b) As soon as practicable after they become available, the Company will deliver or make available to Prosperity all unaudited quarterly financial statements prepared for the internal use of management of the Company and all Call Reports filed by the Bank with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Prosperity will return to the Company all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to Section 7.2 of this Agreement.

Section 5.4 Information for Regulatory Applications and SEC Filings.

(a) To the extent permitted by law, the Company will furnish Prosperity with all information concerning the Company required for inclusion in any application, filing, statement or document to be made or filed by Prosperity with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and any filings with the SEC and any applicable state securities authorities. The Company will fully cooperate with Prosperity in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement. The Company agrees at any time, upon the request of Prosperity, to furnish to Prosperity a written letter or statement confirming the accuracy of the information with respect to the Company contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to the Company and the Bank contained in such document or draft was furnished by the Company expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by the Company expressly for use therein.

(b) None of the information relating to the Company and its Subsidiaries that is provided by the Company for inclusion in (i) the Proxy Statement (as defined in Section 6.2 hereof) to be prepared in accordance with the Company’s Articles of Incorporation, Bylaws and applicable law and mailed to the Company’s stockholders in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company Stockholder Meeting, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to the Company’s stockholders, at the time of the Company Stockholders Meeting and at the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement (as defined in Section 6.2) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.5 Standstill Provision.

(a) Neither the Company, nor its Subsidiaries nor any of their respective directors, officers, agents or representatives shall directly or indirectly take any action to (i) solicit, initiate, encourage or facilitate the making of any inquiries, or provide any information to, conduct any assessment of or participate in discussions or negotiate with any other party, with respect to any proposal which could reasonably be expected to lead to an Acquisition Proposal (as defined in Section 9.3(d)); (ii) approve, endorse or recommend any Acquisition Proposal; (iii) enter into any Acquisition Agreement (as defined in Section 9.3(c)) relating to any Acquisition Proposal; or (iv) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 5.5(a), if the Company or any of its representatives receives an unsolicited bona fide Acquisition Proposal prior to the Company Stockholder Meeting that the Board of Directors of the Company has (i) determined in its good faith judgment (after consultation with the Company’s financial advisors set forth on Schedule 3.23 or a nationally recognized investment firm (the “Financial Advisor”), and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined in Section 9.3(f)); (ii) determined in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would cause it to violate its fiduciary duties under applicable law; and (iii) obtained from such person or entity an executed confidentiality agreement, then the Company or its representatives may furnish information to and enter into discussions and negotiations with such other party.

(c) The Company agrees to notify Prosperity orally immediately, and in writing within twenty-four (24) hours, after receipt of any unsolicited inquiries or Acquisition Proposals and provide reasonable detail as to the identity of the person making such proposal and the material terms of such Acquisition Proposal, request or inquiry. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore that relate to any proposals for any of the foregoing transactions. The Company will take the necessary steps to inform the appropriate individuals or entities referred to in this Section 5.5 of the obligations undertaken in this Section 5.5.

Section 5.6 Additional Agreements.

(a) The Company will deliver to Prosperity, contemporaneously with the execution of this Agreement, a Voting Agreement in substantially the form attached hereto as Exhibit A executed as of the date hereof by each director and certain officers of the Company and the Bank.

(b) The Company will deliver to Prosperity, contemporaneously with the execution of this Agreement, employment agreements executed by each of the persons listed on Schedule 5.6(b).

(c) The Company will deliver to Prosperity, contemporaneously with the execution of this Agreement, non-competition agreements, in substantially the form attached hereto as Exhibit B, executed by each of the directors of the Company and the Bank who does not deliver an employment agreement pursuant to Section 5.6(b).

Section 5.7 Termination of Data Processing Contracts. The Company will use its best efforts, including but not limited to notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its current data processing contracts will, if the Merger occurs, be terminated after the consummation of the Merger on a date to be mutually agreed upon by Prosperity and the Company. Such notice and actions by the Company will be in accordance with the terms of such data processing contracts.

Section 5.8 Conforming Accounting Adjustments. The Company shall, if requested by Prosperity, consistent with GAAP, immediately prior to Closing, make such accounting entries as Prosperity may reasonably request in order to conform the accounting records of the Company to the accounting policies and practices of Prosperity. No such adjustment shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by the Company (a) of any adverse circumstances for purposes of determining whether the conditions to Prosperity’s obligations under this Agreement have been satisfied, (b) that such adjustment is required for purposes of determining satisfaction of the condition to Prosperity’s obligations under this Agreement set forth in Section 10.3 hereof or (c) that such adjustment has any bearing on the Merger Consideration. No adjustment required by Prosperity shall (y) require any prior filing with any governmental agency or regulatory authority or (z) violate any law, rule or regulation applicable to Company.

Section 5.9 Directors’ and Officers’ Liability Insurance. The Company shall purchase for a period of not less than four (4) years after the Effective Time, past acts insurance coverage for no less than the four-year period immediately preceding the Effective Time under its (a) current directors and officers insurance policy (or comparable coverage), (b) employment practices liability insurance and (c) current bankers blanket bond (or comparable coverage) for each of the directors and officers of the Company and its Subsidiaries currently covered under comparable policies held by the Company or its Subsidiaries.

Section 5.10 Audited Company Financial Statements. The Company agrees to engage Henry & Peters, P.C., independent public accountants, to conduct an audit of the Company and to prepare consolidated statements of financial condition and related consolidated statements of income, changes in stockholders’ equity and cash flows, together with notes thereto required by GAAP, accompanied by the report (which shall contain no qualification as to scope, going concern or any other substantive matter) of Henry & Peters, P.C., as of and for the year ended September 30, 2011 (the “2011 Financial Statements”). The Company will cooperate with Henry & Peters, P.C. in the preparation of the audit as necessary to complete the audit, and will approve such accruals and other adjustments as may be necessary to permit the issuance of the 2011 Financial Statements. The Company shall deliver the 2011 Financial Statements to Prosperity as soon as available, but in no event later than December 31, 2011, or such later date as the parties may agree (such agreement not to be unreasonably withheld).

Section 5.11 Consents to Assign and Use Leased Premises. With respect to the leases disclosed in Schedule 3.9(a), the Company will use its best efforts, and Prosperity shall reasonably cooperate with the Company at the Company’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations necessary to transfer and assign all right, title and interest of the Company and its Subsidiaries to Prosperity and to permit the use and operation of the leased premises of the Company or the Bank by Prosperity.

Section 5.12 Attendance at Certain Company and Bank Meetings. In order to facilitate the continuing interaction of Prosperity with the Company and the Bank, and in order to keep Prosperity fully advised of all ongoing activities of the Company and the Bank, subject to the limitation in this Section 5.12, the Company and the Bank agree to allow Prosperity to designate two (2) representatives (who shall be officers of Prosperity or Prosperity Bank), each of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and loan and discount and asset and liability management committees of the Company and the Bank. The Company and the Bank shall promptly give Prosperity prior notice by telephone of all called meetings. Such representatives shall be bound by Prosperity’s confidentiality obligations under this Agreement and shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed (i) matters involving this Agreement, (ii) information or material which the Bank is required or obligated to maintain as confidential under applicable laws or regulations or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to the Company or the Bank, as the case may be, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed. No attendance by representatives of Prosperity at the Company’s or the Bank’s board or committee meetings under this Section 5.12 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties in this Agreement made by the Company. If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated prior to the Effective Time, then Prosperity’s designees will no longer be entitled to notice of and permission to attend such meetings.

Section 5.13 Releases. Each of the directors and officers (with a title of Senior Vice President or above as of the date hereof) of the Company and the Bank will deliver to Prosperity, contemporaneously with the execution of this Agreement, a release in substantially the form of Exhibit C attached hereto (“Director/Officer Release”) effective as of the Effective Time releasing the Bank from any and all claims by such directors and officers (except as described in such instrument).

Section 5.14 Environmental Investigation; Rights to Terminate Agreement.

(a) Prosperity and its consultants, agents and representatives shall have the right to the same extent that the Company or the Bank has such right (at Prosperity’s cost and expense), but not the obligation or responsibility, to inspect any Company or Bank property, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or prior to thirty (30) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (“secondary investigation”) including, without limitation, test borings, soil, water, asbestos or other sampling, is deemed desirable by Prosperity, Prosperity shall (i) notify the Company of any property for which it intends to conduct such a secondary investigation and the reasons for such secondary investigation, (ii) submit a work plan to the Company for such secondary investigation, for which Prosperity agrees to afford the Company the ability to comment on and Prosperity agrees to reasonably consider all such comments (and negotiate in good faith any such comments), and (iii) conclude such secondary investigation, on or prior to sixty (60) days after the date of this Agreement. Prosperity shall give reasonable notice to the Company of such secondary investigations, and the Company may place reasonable restrictions on the time and place at which such secondary investigations may be carried out.

(b) The Company agrees to indemnify and hold harmless Prosperity for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or secondary investigation conducted by Prosperity or its agents, representatives or contractors to the extent attributable to the gross negligence or willful misconduct of the Company or its agents, representatives or contractors. Prosperity agrees to indemnify and hold harmless the Company for any claims for damage to property, or injury or death to persons, to the extent attributable to the gross negligence or willful misconduct of Prosperity or its agents, representatives or contractors in performing any Environmental Inspection or secondary investigation. If the Closing does not occur, the foregoing indemnities shall survive the termination of this Agreement. Prosperity shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey shall be made by the Company in the exercise of its sole discretion and not by Prosperity. Prosperity shall make no such report prior to Closing unless required to do so by law, and in such case will give the Company reasonable prior notice of Prosperity’s intentions so as to enable the Company to review and comment on such proposed report.

(c) Prosperity shall have the right to terminate this Agreement within ninety (90) days after the date of this Agreement if (i) the results of such Environmental Inspection, secondary investigation or other environmental survey are disapproved by Prosperity because the Environmental Inspection, secondary investigation or other environmental survey identifies violations or potential violations of Environmental Laws that could have a Material Adverse Effect on the Company; (ii) any past or present events, conditions or circumstances would require further investigation or remedial or cleanup action under Environmental Laws involving, individually or in the aggregate, an expenditure in excess of $200,000 or that could reasonably be expected to have a Material Adverse Effect on the Company; (iii) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Company Real Property that is not shown to be in compliance with all Environmental Laws applicable to such tank, or that has had a release of petroleum or some other Hazardous Materials that has not been cleaned up in accordance with applicable Environmental Law, the effect of which could reasonably be expected to have a Material Adverse Effect on the Company; or (iv) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any Company Real Property, the removal or abatement of which would have a Material Adverse Effect on the Company. In the event Prosperity terminates this Agreement or elects not to proceed to Closing pursuant to this Section 5.14(c), Prosperity promptly shall deliver to the Company copies of any environmental report, engineering report, or property condition report prepared by Prosperity or any third party with respect to any

Company Real Property. Any results or findings of any Environmental Inspections will not be disclosed by Prosperity to any third party not affiliated with Prosperity, unless Prosperity is required by law to disclose such information.

(d) If any past or present events, conditions or circumstances would require further investigation or remedial or cleanup action under Environmental Laws involving, individually or in the aggregate, an expenditure of $200,000 or less, the Company shall accrue such amount as is necessary to pay the aggregate costs of further investigating, remediating or cleaning up such conditions as are reasonably estimated by an independent environmental firm selected by Prosperity.

(e) The Company agrees to make available upon request to Prosperity and its consultants, agents and representatives all documents and other materials relating to environmental conditions of any Company Real Property including, without limitation, the results of other environmental inspections and surveys to the extent such documents are in the actual possession of the Company. The Company also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Prosperity and, at Prosperity’s cost and expense, shall be entitled to certify the same in favor of Prosperity and its consultants, agents and representatives and make all other data available to Prosperity and its consultants, agents and representatives.

Section 5.15 Termination and Funding of Retirement Plan by Company Prior to Closing. Prior to the Closing Date, the Company shall cause the Bank to (a) terminate the Retirement Plan pursuant to Section 4041(b) of ERISA and to file (1) a standard termination notice (“Form 500”) with the Pension Benefit Guaranty Corporation (“PBGC”) and (2) an application for determination for terminating plan (“Form 5310”) with the IRS in connection with the termination of the Retirement Plan, and (b) amend the Retirement Plan to the extent necessary and allowed under applicable law to allow participants to elect to receive lump sum distributions of their accrued benefits in connection with the termination of such plan. Prior to the Closing Date, the Company shall cause the Bank to, and following the Closing Date, Prosperity shall, use its best efforts in good faith to (y) accomplish the termination of the Retirement Plan in accordance with Section 4041(b) of ERISA, and (z) obtain such favorable determination letter from the IRS (including, but not limited to, making any such amendments to the Retirement Plan as may be required by the IRS as a condition to its issuance of a favorable determination letter). The Company shall cause the Bank to, and following the Effective Date, Prosperity will, adopt such amendments to the Retirement Plan necessary to effect the provisions of this Section 5.15. Prior to the Closing Date, the Company shall cause the Bank to take such actions in consultation with Prosperity as are required to replace the existing trustees of the Retirement Plan with trustees as selected by Prosperity with such replacement to be effective as of the Closing Date.

Section 5.16 Bank Transaction. Prior to the Effective Time, the Company shall cause the Bank to cooperate with Prosperity and Prosperity Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the combination of the Bank with Prosperity Bank through merger, purchase and assumption or otherwise following the Effective Time.

Section 5.17 Amendment of Certain Agreements. Upon the request of Prosperity, the Company shall cause the Bank to amend the Pre-Retirement Death Benefit Agreements and Post-Retirement Death Benefit Agreements listed on Schedule 3.22 to clarify the requirements for when a payment is due and the terms on which such agreements shall terminate.

ARTICLE VI.

COVENANTS OF PROSPERITY

Prosperity covenants and agrees with the Company as follows:

Section 6.1 Best Efforts. Within thirty (30) days following the date of this Agreement, Prosperity will prepare and file all necessary applications or other documentation with the FDIC, the TDB, the OCC and any other appropriate regulatory authorities having jurisdiction over the transactions contemplated by this Agreement, except for the Federal Reserve. Prosperity will prepare and file all necessary applications or other documentation with the Federal Reserve as soon as practicable after the TDB and the FDIC have accepted the applications for filing. Prosperity will take all reasonable action to aid and assist in the consummation of the Merger, and will use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement and the Merger. Prosperity will provide the Company with copies of all such regulatory filings and all correspondence with regulatory authorities in connection with the Merger for which confidential treatment has not been requested.

Section 6.2 Registration Statement.

(a) As soon as practicable after the execution of this Agreement, Prosperity will prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act (the “Registration Statement”) and any other applicable documents, including the notice, proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement”), relating to the shares of Prosperity Common Stock to be delivered to the stockholders of the Company pursuant to this Agreement, and will use its reasonable best efforts to cause the Registration Statement to become effective. The Company and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to the Company and the meeting of the Company’s stockholders. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder.

(b) None of the information relating to Prosperity and its Subsidiaries that is provided by Prosperity for inclusion in (i) the Proxy Statement, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to the Company’s stockholders, at the time of the Company Stockholders Meeting and at the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will not, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 6.3 Exchange Listing. Prosperity shall file all documents required to be filed to have the shares of Prosperity Common Stock to be issued pursuant to the Agreement included for listing on the securities exchange on which the Prosperity Common Stock is listed and use its reasonable best efforts to effect said listing.

Section 6.4 Issuance of Prosperity Common Stock. The shares of Prosperity Common Stock to be issued by Prosperity to the stockholders of the Company pursuant to this Agreement will, on the issuance and delivery to such stockholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

The shares of Prosperity Common Stock to be delivered to the stockholders of the Company pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Prosperity or any other person, firm or entity.

Section 6.5 Access to Properties and Records. To the extent permitted by applicable law, Prosperity shall and shall cause each of its Subsidiaries, upon reasonable notice from the Company to Prosperity to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of the Company full access to the properties, books and records of Prosperity and its Subsidiaries during normal business hours in order that the Company may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of Prosperity and its Subsidiaries, and (ii) furnish the Company with such additional financial and operating data and other information as to the business and properties of Prosperity as the Company shall, from time to time, reasonably request.

ARTICLE VII.

MUTUAL COVENANTS OF PROSPERITY

AND THE COMPANY

Section 7.1 Notification; Updated Disclosure Schedules. The Company shall give prompt notice to Prosperity, and Prosperity shall give prompt notice to the Company, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a Disclosure Schedule, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (i) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.3 with respect to the Company and in Section 11.3 with respect to Prosperity, incapable of being satisfied.

Section 7.2 Confidentiality.

(a) Prosperity and the Company agree that terms of the Confidentiality Agreement dated January 26, 2011 between Prosperity and the Company (the “Confidentiality Agreement”) are incorporated into this Agreement by reference and shall continue in full force and effect and shall be binding on Prosperity and the Company and their respective affiliates, officers, directors, employees and representatives as if parties thereto, in accordance with the terms thereof.

(b) After the Effective Time, the Company and its affiliates, officers, directors, employees and representatives shall hold in confidence all documents and information concerning Prosperity, this Agreement and the transactions contemplated hereby, unless required to disclose such information pursuant to order, request or demand of a governmental authority or by judicial or administrative process or by law.

Section 7.3 Publicity. Except as otherwise required by applicable law or securities exchange rules or in connection with the regulatory application process, as long as this Agreement is in effect, neither Prosperity nor the Company shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.4 Employee Benefit Plans.

(a) To the extent requested by Prosperity, the Company or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as Prosperity may reasonably require in order to cause the amendment or termination of any Company Employee Plan on terms satisfactory to Prosperity and in accordance with applicable law and effective no later than the Closing Date. Prosperity agrees that the employees of the Company who continue their employment after the Closing Date (the “Company Employees”) will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Prosperity and Prosperity Bank, in accordance with the respective terms of such plans and programs, and Prosperity shall take all actions necessary or appropriate to facilitate coverage of the Company Employees in such plans and programs from and after the Closing Date, subject to paragraphs (b) and (c) of this Section 7.4.

(b) Each Company Employee will be entitled to credit for prior service with the Company for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding vesting requirements under stock incentive plans and plans described in paragraph (c) of this Section 7.4), sponsored by Prosperity or Prosperity Bank to the extent permitted by such Prosperity plans and applicable law. To the extent permitted by such Prosperity plans and applicable law, any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Company Employee and their eligible dependents. For purposes of determining Company Employee’s benefits for the calendar year in which the Merger occurs under Prosperity’s vacation program, any vacation taken by a Company Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Prosperity vacation benefit available to such Company Employee for such calendar year. Prosperity further agrees to credit each Company Employee and his eligible dependents for the year during which coverage under Prosperity’s group health plan begins, with any deductibles already incurred by such Company Employee during such year under the Company’s group health plan.

(c) Each Company Employee shall be entitled to credit for past service with the Company for the purpose of satisfying any eligibility or vesting periods applicable to Prosperity’s employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, Prosperity’s 401(k) Profit Sharing Plan) to the extent permitted by such Prosperity plans and applicable law.

ARTICLE VIII.

CLOSING

Section 8.1 Closing. Subject to the other provisions of this Article VIII, a meeting (“Closing”) will take place at which the parties to this Agreement will deliver the certificates and other documents required to be delivered under Articles X, XI and XII hereof and any other documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement on a mutually acceptable date (“Closing Date”) as soon as practicable within a thirty (30) day period commencing with the later of the following dates:

(a) the receipt of stockholder approval and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger; and

(b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Prosperity or the Company, pursuant to Section 12.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Prosperity and the Company, to the consummation of the transactions contemplated herein, or such prior date as each of Prosperity and the Company shall elect whether or not such proceeding has been brought to a conclusion.

The Closing shall take place at the offices of Bracewell & Giuliani LLP in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

Section 8.2 Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of any requisite approvals of the stockholders of the Company and the regulatory approvals of the Federal Reserve Board, FDIC, TDB and any other federal or state regulatory agency whose approval must be received in order to consummate the Merger, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Texas and the Secretary of State of the State of Maryland (“Effective Time”).

ARTICLE IX.

TERMINATION

Section 9.1 Termination.

(a) Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the Board of Directors of Prosperity or the Company at any time prior to the Effective Time if:

(i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall be final and non-appealable;

(ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions;

(iii) the Effective Time shall not have occurred on or before the one hundred and eightieth (180th) day following the date of this Agreement, unless regulatory approval has not been received within the time required to consummate the Merger on or before the 180th day, in which case the Merger shall not have become effective on or before the two hundred and fortieth (240th) day following the date of this Agreement, or such later date as shall have been approved in writing by the Boards of Directors of Prosperity and the Company; provided, however, that the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such date; or

(iv) the approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Company Stockholder Meeting at which they consider the Agreement.

(b) This Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors of the Company if Prosperity shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Prosperity contained herein shall be inaccurate in any material respect. In the event the Board of Directors of the Company desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.1(b), the Board of Directors must notify Prosperity in writing of its intent to terminate stating the reason therefor. Prosperity shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy.

(c) This Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors of Prosperity if (i) the Company shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein shall be inaccurate in any material respect, (ii) any approval required to be obtained from any regulatory authority or agency imposes any condition or requirement which, in the reasonable judgment of Prosperity, would materially adversely impact the economic or business benefits of the transactions contemplated by this

Agreement or otherwise would, in the reasonable judgment of Prosperity, be so burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement or (iii) any of the conditions set forth in Section 5.14(c) hereof shall have occurred. In the event the Board of Directors of Prosperity desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in Section 9.1(c)(i) above, the Board of Directors must notify the Company in writing of its intent to terminate stating the cause therefor. The Company shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy.

(d) This Agreement may be terminated at any time prior to the Closing upon the mutual written consent of Prosperity and the Company and the approval of such action by their respective Boards of Directors.

(e) This Agreement may be terminated any time prior to Closing by the Board of Directors of the Company at any time during the five-day period following the fifth trading day immediately preceding the Closing Date (the “Determination Date”), if the Average Closing Price of the Prosperity Common Stock shall be less than $34.58 and the Prosperity Common Stock shall have underperformed the KBW Bank Index by at least 5% calculated in accordance with Section 2.2(b) hereof, subject to the following. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Prosperity; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period. During the five-day period commencing with its receipt of such notice, Prosperity shall have the option, but not the obligation, to increase the Merger Consideration as set forth in Section 2.2(b) hereof (“Walkaway Counter Offer”). If Prosperity elects to make the Walkaway Counter Offer, it shall give the Walkaway Counter Offer Notice (as defined in Section 2.2(b) hereof) to the Company during the five-day period following receipt of the termination notice previously sent by the Company, whereupon such notice of termination shall be null and void and of no effect, the Company shall no longer have the right to terminate the Agreement pursuant to this Section 9.1(e) and this Agreement shall remain in effect in accordance with its terms (except for the payment of the Cash Consideration). Any references in this Agreement to the “Merger Consideration” shall thereafter be deemed to refer to the Merger Consideration after giving effect to any adjustment set forth in the Walkaway Counter Offer Notice. If Prosperity declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction prior to the Determination Date, the prices for the Prosperity Common Stock shall be appropriately adjusted for the purposes of applying this Section 9.1(e).

(f) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of the Company if prior to the Effective Time, the Company shall have received an unsolicited, bona fide Acquisition Proposal (as defined in Section 9.3(d)) and the Company’s Board of Directors determines in its good faith judgment and in the exercise of its fiduciary duties, based on the advice of outside legal counsel and the Financial Advisor, that (i) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee and Prosperity Expenses (as defined in Section 9.3(a)(i)) is a Superior Proposal (as defined in Section 9.3(f)) and (ii) the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that the Company may not terminate this Agreement under this Section 9.1(f) unless:

(i) the Company shall have provided prior written notice to Prosperity at least five (5) business days in advance (the “Notice Period”) of taking such action, which notice shall advise Prosperity that the Board of Directors of the Company has received a Superior Proposal, specify the material terms and conditions of such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal); and

(ii) during the Notice Period, the Company shall, and shall cause the Financial Advisor and outside counsel to, negotiate with Prosperity in good faith (to the extent Prosperity desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and the Board of Directors of the Company shall have considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and shall have concluded in good faith based upon consultations with the Financial

Advisor and the advice of outside legal counsel that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments in the terms and conditions of this Agreement proposed by Prosperity.

If during the Notice Period any revisions are made to the Superior Proposal and the Board of Directors of the Company in its good faith judgment determines such revisions are material, the Company shall deliver a new written notice to Prosperity and shall comply with the requirements of this Section 9.1(f) with respect to such new written notice, except that the new Notice Period shall be three (3) business days. Termination under this clause (f) shall not be deemed effective until payment of the Termination Fee and/or Prosperity Expenses as required by Section 9.3.

(g) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Prosperity if (i) the Company has breached the covenant contained in Section 5.5 in a manner adverse to Prosperity; (ii) the Board of Directors of the Company shall have resolved to accept an Acquisition Proposal; or (iii) the Board of Directors of the Company shall have withdrawn or modified, in any manner that is adverse to Prosperity, its recommendation or approval of this Agreement or the Merger or recommended to the Company stockholders acceptance or approval of any alternative Acquisition Proposal, or shall have resolved to do the foregoing.

Section 9.2 Effect of Termination. Except as provided in Section 9.3, in the event of termination of this Agreement by either Prosperity or the Company as provided in Section 9.1 and the abandonment of the Merger without breach by any party hereto, this Agreement (other than Section 7.2) shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the provisions of Sections 5.14, 7.2, 9.2 and 13.4 shall survive any such termination and abandonment. Nothing contained in this Section 9.2 shall relieve any party hereto of any liability for a breach of this Agreement.

Section 9.3 Termination Fee and Expenses. To compensate Prosperity for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Prosperity, the Company and Prosperity agree as follows:

(a) Provided that Prosperity shall not be in material breach of any covenant or obligation under this Agreement (which breach has not been cured within fifteen (15) days following receipt of written notice thereof by the Company specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:

(i) the Company under the provisions of Section 9.1(f), then the Company shall pay to Prosperity the sum of $1,000,000 (the “Termination Fee”) plus all expenses incurred by Prosperity in connection with the proposed transaction, provided that the aggregate amount of all such expenses shall not exceed $100,000 (“Prosperity Expenses”);

(ii) Prosperity under the provisions of Section 9.1(g), then the Company shall pay to Prosperity the Termination Fee plus the Prosperity Expenses;

(iii) either Prosperity or the Company under the provisions of (A) Section 9.1(a)(iii), if at such time the stockholders of the Company have not approved and adopted the Agreement and the Merger, or (B) Section 9.1(a)(iv), if, at the time of termination, there shall exist an Acquisition Proposal with respect to the Company, then the Company shall pay to Prosperity the Prosperity Expenses; or

(iv) either Prosperity or the Company under the provisions of (A) Section 9.1(a)(iii), if at such time the stockholders of the Company have not approved and adopted the Agreement and the Merger, or (B) Section 9.1(a)(iv), if, at the time of termination, there shall exist an Acquisition Proposal with respect to the Company and, with respect to either clause (A) or (B), within twelve (12) months of the termination of this Agreement, the Company enters into an Acquisition Agreement with any third party with respect to any Acquisition Proposal, then the Company shall pay to Prosperity the Termination Fee, which shall be in addition to the Prosperity Expenses to be paid pursuant to Section 9.3(a)(iii).

The payment of the Termination Fee and/or Prosperity Expenses shall be Prosperity’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3(a). For the avoidance of doubt, in no event shall the Termination Fee described in this Section 9.3 be payable on more than one occasion.

(b) Any payment required by Section 9.3(a) shall become payable within two (2) business days after receipt by the non-terminating party of written notice of termination of this Agreement; provided, however, that if the payment of the Termination Fee is required pursuant to Section 9.3(a)(iv), then such payment shall become payable on or prior to the date of execution by the Company of an Acquisition Agreement.

(c) For purposes of this Agreement, an “Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.

(d) For purposes of this Agreement, “Acquisition Proposal” means any proposal (whether communicated to the Company or publicly announced to the Company’s stockholders) by any person (other than Prosperity or any of its Affiliates) for an Acquisition Transaction involving the Company, any Subsidiary or any future Subsidiary, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, 20% or more of the consolidated assets of the Company as reflected on the Company’s most recent consolidated statement of condition prepared in accordance with GAAP.

(e) For purposes of this Agreement, “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Company by any person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than Prosperity or any of its Affiliates, of 20% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Prosperity or any of its Affiliates) beneficially owning 20% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 20% or more of the assets of the Company; or (iii) any liquidation or dissolution of the Company.

(f) For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal which the Board of Directors of the Company reasonably determines, in its good faith judgment based on, among other things, the advice of outside counsel and the Financial Advisor, (i) to be more favorable from a financial point of view to the Company’s stockholders than the Merger taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%.”

ARTICLE X.

CONDITIONS TO OBLIGATIONS OF PROSPERITY

The obligation of Prosperity under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Prosperity in its sole discretion:

Section 10.1 Compliance with Representations and Warranties. The representations and warranties made by the Company in this Agreement (a) must have been true and correct as of the date of this Agreement and (b) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date) as though made on and as of the Closing Date; provided that for purposes of determining the accuracy of such representations and warranties with respect to clause (b) all materiality qualifiers contained therein shall be disregarded. Prosperity shall have been furnished with a certificate, executed by an appropriate representative of the Company and dated as of the Closing Date, to the foregoing effect.

Section 10.2 Performance of Obligations. The Company shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Prosperity shall have received a certificate signed by an appropriate representative of the Company to that effect.

Section 10.3 Absence of Material Adverse Change. There shall have been no change after the date hereof in the assets, properties, business or financial condition of the Company or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on the Company or the transactions contemplated hereby; nor shall any event (including, without limitation, acts of God or force majeure, weather related and terrorist related events) have occurred which, with the lapse of time, could reasonably be expected to cause or result in a Material Adverse Effect on the Company.

Section 10.4 Releases. Each director and officer (with a title of Senior Vice President or above) of the Company and the Bank shall have delivered to Prosperity a Director/Officer Release.

Section 10.5 Termination of Employment and Change in Control Agreements. Each of the employment and change in control agreements between the Company and/or the Bank and an officer thereof as set forth in Schedule 10.5 shall be terminated, the Company shall pay to each such person not more than the amount set forth in Schedule 10.5 and each such person shall have executed a termination and release agreement with respect to the termination of their respective employment or change in control agreement.

Section 10.6 Employment Agreements; Non-Competition Agreements.

(a) Each of the persons set forth in Schedule 5.6(b) shall have entered into an employment agreement with Prosperity and/or Prosperity Bank.

(b) Each of the directors of the Company and the Bank who does not deliver an employment agreement pursuant to Section 5.6(b) shall have entered into a Director Non-competition Agreement.

Section 10.7 Stockholder Vote; Dissenters’ Rights. Each of the directors and certain officers of the Company and the Bank shall have executed and delivered a Voting Agreement, and such agreement shall be in full force and effect on and as of the Closing Date. The holders of Company Stock shall have approved this Agreement and the transactions contemplated hereby as contemplated by Section 5.1 and no action purporting or attempting to rescind that vote shall have been taken by the Company or its stockholders. Holders of shares representing no more than five percent (5%) of the issued and outstanding Company Stock shall have demanded or shall be entitled to demand payment of the fair value of their shares as dissenting stockholders.

Section 10.8 Consents and Approvals. All consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of the leases listed on Schedule 3.9(a) or any material contract, agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such material contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of the Company or any of its Subsidiaries shall have been obtained, and the Company shall have received evidence thereof in form and substance satisfactory to it.

Section 10.9 Delivery of Audited Company Financial Statements. The 2011 Financial Statements shall have been delivered to Prosperity as required by this Agreement and the audit shall not (a) have revealed any material weaknesses in accounting controls which are mentioned in the management advisory letter from Henry & Peters, P.C.; (b) have required any material changes in accounting policies or estimates, including accruals with respect to loan loss reserves, from those being utilized as of September 30, 2010; or (c) have required any material year-end adjustments.

Section 10.10 Termination of Retirement Plan.

(a) The Retirement Plan shall have been terminated.

(b) The Company or the Bank, as the case may be, shall have funded the Retirement Plan with an amount sufficient to fully fund and liquidate such plan in a standard termination under ERISA Section 4041(b), or accrued such amount, and accrued an amount necessary to pay all related expenses and fees, including expenses and fees associated with any governmental filings in connection with such termination.

(c) The Bank shall have filed the Form 500 with the PBGC, and timely responded to all requests made by the PBGC related thereto.

(d) The Bank shall have filed the Form 5310 with the IRS, and timely responded to all requests made by the IRS related thereto.

ARTICLE XI.

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligation of the Company under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by the Company in its sole discretion:

Section 11.1 Compliance with Representations and Warranties. The representations and warranties made by Prosperity in this Agreement (a) must have been true and correct as of the date of this Agreement and (b) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date) as though made on and as of the Closing Date; provided that for purposes of determining the accuracy of such representations and warranties with respect to clause (b) all materiality qualifiers contained therein shall be disregarded. The Company shall be furnished with a certificate, executed by an appropriate representative of Prosperity and dated as of the Closing Date, to the foregoing effect.

Section 11.2 Performance of Obligations. Prosperity shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. The Company shall have received a certificate signed by an appropriate representative of Prosperity to that effect.

Section 11.3 Absence of Material Adverse Change. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Prosperity or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Prosperity or the transactions contemplated hereby; nor shall any event (including, without limitation, acts of God or force majeure, weather related and terrorist related events) have occurred which, with the lapse of time, could reasonably be expected to cause or result in a Material Adverse Effect on Prosperity.

ARTICLE XII.

CONDITIONS TO RESPECTIVE OBLIGATIONS OF PROSPERITY

AND THE COMPANY

The respective obligations of Prosperity and the Company under this Agreement are subject to the satisfaction of the following conditions which may be waived by Prosperity and the Company, respectively, in their sole discretion:

Section 12.1 Government Approvals. Prosperity shall (a) have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve Board, the FDIC, the TDB, the OCC and any other regulatory agency whose approval (or waiver thereof) must be received in order to consummate the Merger and the transactions contemplated hereby, which approvals shall not impose any condition or requirement which, in the reasonable judgment of Prosperity, would materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement or otherwise would, in the reasonable judgment of Prosperity, be so burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement, and (b) any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party (except stockholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Prosperity or the Company may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the transactions contemplated hereby over such objection.

Section 12.2 Stockholder Approval. The stockholders of the Company shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.

Section 12.3 Tax Opinion. The Company shall have received an opinion of Silver, Freedman & Taff, L.L.P., and Prosperity shall have received an opinion of Bracewell & Giuliani LLP, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and opinions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of the Company, Prosperity and others.

Section 12.4 Registration of Prosperity Common Stock. The Registration Statement covering the shares of Prosperity Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state’s securities laws relating to the issuance or trading of the Prosperity Common Stock to be issued in the Merger shall have been received.

Section 12.5 Listing of Prosperity Common Stock. The shares of Prosperity Common Stock to be delivered to the stockholders of the Company pursuant to this Agreement shall have been authorized for listing on the securities exchange on which the Prosperity Common Stock is listed.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1 Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a) “Affiliate” means any natural person, corporation, general partnership, limited partnership proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

(b) “Material Adverse Effect” with respect to any party means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, deposits, results of operations, earnings, business or cash flows of that party, taken as a whole; provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States and the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the Merger, or any of the transactions contemplated by this Agreement.

(c) “Subsidiary” or “Subsidiaries” shall mean, when used with reference to an entity, any corporation, association or other entity in which 50% or more of the outstanding voting securities are owned directly or indirectly by any such entity, or any partnership, joint venture, limited liability company or other enterprise in which any entity has, directly or indirectly, any equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

Section 13.2 Nonsurvival of Representations and Warranties. The representations, warranties, covenants and agreements of Prosperity and the Company contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time (including Sections 7.2, 7.4, 9.2, 13.2, 13.4 and 13.6), which shall survive the Closing.

Section 13.3 Amendments. This Agreement may be amended only by a writing signed by Prosperity and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the stockholders of the Company pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such stockholders.

Section 13.4 Expenses. Except as otherwise provided in Section 9.3, whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.5 Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Prosperity:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Fax No.: (713) 693-9309

Attention:         Mr. David Zalman

With a copy to:

Prosperity Bancshares, Inc.

80 Sugar Creek Center Boulevard

Sugar Land, Texas 77478

Fax No.: (281) 269-7222

Attention:         Mr. Peter Fisher

and

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2781

Fax No.: (713) 221-1212

Attention:         Ms. Charlotte M. Rasche

If to the Company:

East Texas Financial Services, Inc.

1200 South Beckham

Tyler, Texas 75701

Fax No.: (903) 593-1094

Attention:         Mr. Derrell Chapman

With a copy to:

Silver, Feedman & Taff, L.L.P.

3299 K Street

Washington D.C. 20007-4444

Fax No.: (202) 337-5502

Attention:         Mr. Martin L. Meyrowitz

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing.

Section 13.6 Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas, without taking into account provisions regarding choice of law.

Section 13.7 Headings. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

Section 13.8 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 13.9 Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force; provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

Section 13.10 Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 13.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 13.12 Assignment; Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 13.13 Gender; Plurals. Any pronoun used herein shall refer to any gender, whether masculine, feminine or neuter, as the context requires. Defined terms may be used in either the singular or plural form as indicated by the applicable syntax, but the meaning of which shall not be affected thereby.

Section 13.14 No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 13.15 Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto; provided that the relevance of such disclosure is cross-referenced to such other representations or warranties and is reasonably apparent from the terms of such disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PROSPERITY BANCSHARES, INC.

By:	/s/ Dan Rollins
Dan Rollins
President and Chief Operating Officer

EAST TEXAS FINANCIAL SERVICES, INC.

By:	/s/ Derrell Chapman
Derrell Chapman
Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

Exhibit A

VOTING AGREEMENT

AND IRREVOCABLE PROXY

This Voting Agreement and Irrevocable Proxy (the “Voting Agreement”), dated as of December 8, 2011, is executed by and among Prosperity Bancshares, Inc., a Texas corporation (“Prosperity”), and the persons who are signatories hereto (referred to herein individually as a “Stockholder” and collectively as the “Stockholders”).

WHEREAS, concurrently herewith, Prosperity and East Texas Financial Services, Inc., a Maryland corporation (the “Company”) are entering into that certain Agreement and Plan of Reorganization (as such agreement may be amended or supplemented from time to time, the “Agreement”), pursuant to which the Company will merge with and into Prosperity, with Prosperity as the surviving entity (the “Merger”); and

WHEREAS, the Agreement provides that all of the issued and outstanding shares of capital stock of the Company (“Company Stock”) (other than any Dissenting Shares, as defined in the Agreement) will be exchanged for such consideration as set forth in the Agreement; and

WHEREAS, as a condition and inducement to Prosperity’s willingness to enter into the Agreement, each of the directors and certain officers of the Company and First Federal Bank Texas, a federal savings association and wholly-owned subsidiary of the Company (the “Bank”), have agreed to vote his or her shares of Company Stock in favor of approval of the Agreement and the transactions contemplated thereby; and

WHEREAS, Prosperity is relying on this Voting Agreement and the irrevocable proxies in incurring expenses in reviewing the Company’s business, in preparing a proxy statement/prospectus, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger;

NOW, THEREFORE, in consideration of the substantial expenses that Prosperity will incur in connection with the transactions contemplated by the Agreement and to induce Prosperity to execute the Agreement and to proceed to incur such expenses, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby, severally and not jointly, agree as follows:

1. Each of the Stockholders hereby severally represents and warrants to Prosperity and the Company that such Stockholder is the registered owner or beneficial owner of or has full voting power with respect to the number of the shares of Company Stock set forth below its name on the signature page of this Voting Agreement (the “Shares”). While this Voting Agreement is in effect, each Stockholder shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber prior to the record date of the Company’s special meeting of stockholders referred to in Section 5.1 of the Agreement (the “Meeting”) any or all of his or her Shares or (b) deposit any shares of Company Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Company Stock or grant any proxy with respect thereto, other than to other members of the Board of Directors of the Company for the purpose of voting to approve the Agreement and the transactions contemplated thereby.

2. Each Stockholder hereby agrees during the term of this Voting Agreement to vote the Shares, and any additional shares of Company Stock acquired by such Stockholder after the date hereof, (a) in favor of the approval and adoption of the Agreement and the transactions contemplated thereby at the Meeting and (b) against approval of any Acquisition Proposal (as defined in the Agreement) made in opposition to or competition with such proposals presented at the Meeting or any other meeting of stockholders held prior or subsequent to the Meeting; provided, however, that this Section 2 shall be inapplicable if there has been a modification or amendment to the Agreement which reduces the Merger Consideration (as defined in the Agreement), other than any adjustment to the Merger Consideration provided for in the Agreement.

3. Each Stockholder shall not invite or seek any Acquisition Proposal, support (or suggest that anyone else should support) any Acquisition Proposal that may be made, or ask the Company’s Board to consider, support or seek any Acquisition Proposal or otherwise take any action designed to make any Acquisition Proposal more likely.

None of the Stockholders shall meet or otherwise communicate with any person that makes or is considering making an Acquisition Proposal or any representative of such person after becoming aware that the person has made or is considering making an Acquisition Proposal. Each Stockholder shall promptly advise the Company of each contact the Stockholder or any of the Stockholder’s representatives may receive from any person relating to any Acquisition Proposal or otherwise indicating that any person may wish to precipitate or engage in any transaction arising out of any Acquisition Proposal and will provide the Company with all information Prosperity requests that is available to the Stockholder regarding any Acquisition Proposal or possible Acquisition Proposal. Each Stockholder will not make any claim or join in any litigation alleging that the Company’s Board is required to consider, endorse or support any Acquisition Proposal or to invite or seek any Acquisition Proposal. Each Stockholder shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair Prosperity’s ability to exercise any of the rights granted by the Agreement. Notwithstanding the foregoing, the Board of Directors of the Company may comply with the provisions of Section 5.5(b), Section 5.5(c) and Article IX of the Agreement that relate to an Acquisition Proposal (as well as a Superior Proposal, as defined therein) and the provisions of this Section 3 shall not apply to such actions or inactions, as applicable.

4. In order to better effect the provisions of Section 2 hereof, each Stockholder individually and the Stockholders collectively hereby revoke any previously executed proxies and hereby constitute and appoint James D. Rollins III and Peter Fisher (individually, a “Proxy Holder”), and each of them, with or without the other, with full power of substitution, his, her and their true and lawful proxy and attorney-in-fact to vote at the Meeting all of the Shares in favor of the approval and adoption of the Agreement and the transactions contemplated thereby with such modifications to the Agreement and the transactions contemplated thereby as the parties thereto may make; provided, however, that this Section 4 shall be inapplicable if there has been a modification or amendment to the Agreement which reduces the Merger Consideration, other than any adjustment to the Merger Consideration provided for in the Agreement.

5. This proxy shall be limited strictly and solely to the power to vote the Shares in the manner and for the purpose set forth in Section 2 hereof and shall not extend to any other matters.

6. Each Stockholder acknowledges that Prosperity is relying on this Voting Agreement and the irrevocable proxies in incurring expenses in reviewing the Company’s business, in preparing a proxy statement/prospectus, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger and that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law, including Section 2-507 of the Maryland General Corporation Law (“MGCL”). Each Stockholder acknowledges that the performance of this Voting Agreement is intended to benefit Prosperity.

7. This Voting Agreement and the irrevocable proxies granted pursuant hereto shall continue in effect until the earlier to occur of (i) the termination of the Agreement in accordance with its terms or (ii) the consummation of the Merger.

8. Subject to the limitations set forth herein, the vote of the Proxy Holder shall control in any conflict between its vote of the Shares and a vote by the Stockholders of the Shares.

9. Nothing in this Voting Agreement shall be deemed to restrict any of the Stockholders from taking any action in the capacity of a director of the Company that such Stockholder shall believe is necessary to fulfill the Stockholder’s duties and obligations as a director (if applicable).

10. Each Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder’s obligations under this Voting Agreement. This Voting Agreement has been duly and validly executed and delivered by the Stockholder and constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights. If the Stockholder is married and the Stockholder’s Shares constitute community property, this Voting Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder’s spouse, enforceable against such person in accordance with its terms.

11. Each Stockholder hereby (a) confirms his knowledge of the availability of the rights of dissenting stockholders under the MGCL with respect to the Merger and (b) confirms receipt of a copy of the provisions of the MGCL related to the rights of dissenting stockholders. Each Stockholder hereby waives and agrees not to assert, and shall use its best efforts to cause any of its affiliates who hold of record any of the Stockholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Stockholder or such affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of the Company that the Stockholder shall hold of record at the time that Stockholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the MGCL or otherwise.

12. This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Stockholder except upon the execution and delivery of a written agreement executed by Prosperity and the Stockholder.

13. This Voting Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

14. This Voting Agreement, together with the Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Voting Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

15. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

16. Each Stockholder recognizes and acknowledges that a breach by the Stockholder of any covenants or agreements contained in this Voting Agreement will cause Prosperity to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore the parties hereto agree that, in the event of any such breach, Prosperity shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the necessity of posting bond or proving actual damages, in addition to any other remedy to which it may be entitled, at law or in equity.

17. From time to time, at Prosperity’s request and without further consideration, each Stockholder shall execute and deliver such additional documents reasonably requested by Prosperity as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement.

18. This Voting Agreement and the relations among the parties hereto arising from this Voting Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any principles of conflicts of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date above written.

PROSPERITY:

PROSPERITY BANCSHARES, INC.

By:
Name:	David Zalman
Title:	Chairman of the Board and Chief Executive Officer

Address:

Prosperity Bank Plaza
4295 San Felipe
Houston, Texas 77027
Attention: David Zalman

[Prosperity Signature Page to Voting Agreement]

STOCKHOLDERS:

Address for Stockholders:

1200 South Beckham

Tyler, Texas 75701

Name: Number of Shares:

Name: Number of Shares:

Name: Number of Shares:

Name: Number of Shares:

Name: Number of Shares:

Name: Number of Shares:

Name: Number of Shares:

[Stockholder Signature Page to Voting Agreement]

Appendix B

December 8, 2011

Board of Directors

East Texas Financial Services, Inc.

1200 South Beckham Avenue

P.O. Box 6910

Tyler, TX 75701

Members of the Board:

Commerce Street Capital, LLC (“CSC”) has been engaged by the Board of Directors of East Texas Financial Services, Inc. of Tyler, Texas (“East Texas Financial Services” or the “Company”) to issue an opinion as to the fairness, from a financial point of view, to the shareholders of East Texas Financial Services with regard to a proposed Agreement and Plan of Reorganization dated December 8, 2011 (the “Agreement”).

The Agreement is by and between Prosperity Bancshares, Inc. (“Prosperity”), a Texas corporation and financial holding company and bank holding company registered under the Bank Holding Company Act of 1956 and East Texas Financial Services, a Maryland corporation and savings and loan holding company registered under the Home Owners Loan Act, as amended. The Agreement provides for the merger of the Company with and into Prosperity with Prosperity as the surviving entity (the “Merger”), all pursuant to the Agreement. In connection with the Merger, all of the issued and outstanding shares of capital stock of the Company (“Company Stock”) shall be exchanged for such consideration as set forth in the Agreement.

Pursuant to the Agreement, each share of capital stock of the Company issued and outstanding immediately prior to the Effective Time, including any options, warrants or other rights to acquire, or convertible into, any capital stock of the Company, but excluding any Dissenting Shares shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive, a number of shares of common stock, $1.00 par value, of Prosperity (“Prosperity Common Stock”) equal to the quotient, rounded to the nearest ten thousandth (the “Exchange Ratio”), obtained by dividing 531,000 (the “Stock Consideration”) by the number of shares of Company Stock outstanding immediately prior to the Effective Time (“Company Closing Shares”), plus cash in lieu of any fractional share of Prosperity Common Stock (together with any Cash Consideration to be paid pursuant to Section 2.2(b) of the Agreement, the “Merger Consideration”). At the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration.

CSC’s Opinion is based on information furnished by the management of East Texas Financial Services or obtained by CSC from published sources CSC considers relevant and reliable. CSC relied upon and assumed the accuracy and completeness of all information submitted to it or that was publicly available and has made no independent verification of this information. CSC has not conducted any valuation or appraisal of any individual assets or liabilities, nor have any such valuations or appraisals been provided to CSC. CSC relied as to all legal matters relevant to rendering our Opinion upon the advice of counsel. The management of East Texas Financial Services has informed CSC that they know of no additional information that would have a material effect upon CSC’s Opinion.

B-1

In arriving at the Opinion, CSC has followed generally accepted industry practices for the valuation of commercial banks and their holding companies and has used such valuation methodologies as CSC has deemed necessary or appropriate for the purposes of this Opinion. In giving the Opinion, CSC has given consideration to all available financial data and other relevant factors affecting the value of East Texas Financial Services and Prosperity including, but not limited to, the following: (i) certain historical financial and operating data of East Texas Financial Services and its wholly owned subsidiary First Federal Bank Texas (the “Bank”), and Prosperity for the period ended December 31, 2007 through September 30, 2011, (ii) the Regulatory Call Reports of First Federal Bank Texas and Prosperity as of September 30, 2011 (iii) publicly available terms of certain transactions involving organizations comparable to First Federal Bank Texas and the consideration received for such organizations, (v) certain publicly available information concerning the business of East Texas Financial Services, First Federal Bank Texas, Prosperity and of certain other companies engaged in businesses comparable to East Texas Financial Services, First Federal Bank Texas, Prosperity and the reported prices for certain other companies’ securities deemed comparable, (vi) the results of an analysis of East Texas Financial Services and Prosperity’s normalized earnings and (vii) other such factors as we have deemed appropriate.

Neither, Commerce Street Capital, LLC, nor the individuals involved in this Valuation have any present or contemplated future ownership interest in the Bank or Company. CSC is acting as financial advisor to the Company in connection with the proposed Merger and will receive fees for our services, a substantial portion of which is contingent upon the closing of the Merger. We have no responsibility or obligation to update this report for events or circumstances occurring subsequent to the date of this report.

Based on the foregoing and in consideration of all relevant factors, it is our Opinion, as of the date of this letter, that the Merger Consideration to be received by the shareholders of East Texas Financial Services pursuant to the Merger Agreement is fair, from a financial point of view. Our Opinion is necessarily based upon the business, market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter, and does not address the East Texas Financial Services shareholders’ underlying business decisions to enter into the sale.

CSC appreciates the opportunity to be of service to you in this matter.

Very truly yours,

Commerce Street Capital, LLC

By:
Dory Wiley CPA CFA CVA RIA President & CEO

B-2

Appendix C

MARYLAND GENERAL CORPORATION LAW

TITLE 3. CORPORATIONS IN GENERAL — EXTRAORDINARY ACTIONS

SUBTITLE 2. RIGHTS OF OBJECTING STOCKHOLDERS

MARYLAND CODE, CORPORATIONS AND ASSOCIATIONS

§ 3-201. Definition Of Successor

(a) In this subtitle the following words have the meanings indicated.

(b) “Affiliate” has the meaning stated in § 3-601 of this title.

(c) “Associate” has the meaning stated in § 3-601 of this title.

(d) “Beneficial owner”, when used with respect to any voting stock, means a person that:

(1) Individually or with any of its affiliates or associates, beneficially owns voting stock, directly or indirectly;

(2) Individually or with any of its affiliates or associates, has:

(i) The right to acquire voting stock (whether the right is exercisable immediately or within 60 days after the date on which beneficial ownership is determined), in accordance with any agreement, arrangement, or understanding, on the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; or

(ii) Except solely by virtue of a revocable proxy, the right to vote voting stock in accordance with any agreement, arrangement, or understanding; or

(3) Except solely by virtue of a revocable proxy, has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock with any other person that beneficially owns, or the affiliates or associates of which beneficially own, directly or indirectly, the voting stock.

(e) “Executive officer” means a corporation’s president, any vice president in charge of a principal business unit, division, or function, such as sales, administration, or finance, any other person who performs a policy making function for the corporation, or any executive officer of a subsidiary of the corporation who performs a policy making function for the corporation.

(f)

(1) “Successor”, except when used with respect to a share exchange, includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

(2) “Successor”, when used with respect to a share exchange, means the corporation the stock of which was acquired in the share exchange.

(g) “Voting stock” has the meaning stated in § 3-601 of this title.

§ 3-202. Fair Value, Right To From Successors

(a) Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if:

(1) The corporation consolidates or merges with another corporation;

(2) The stockholder’s stock is to be acquired in a share exchange;

(3) The corporation transfers its assets in a manner requiring action under § 3-105(e) of this title;

(4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation; or

(5) The transaction is governed by § 3-602 of this title or exempted by § 3-603(b) of this title.

(b)

(1) Fair value is determined as of the close of business:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under § 3-106 of this title; or

(ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

(2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

(3) In any transaction governed by § 3-602 of this title or exempted by § 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603(b) of this title.

(c) Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if:

(1) Except as provided in subsection (d) of this section, any shares of the class or series of the stock are listed on a national securities exchange:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under § 3-106 of this title; or

(ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

(2) The stock is that of the successor in a merger, unless:

(i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

(ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

(3) The stock is not entitled, other than solely because of § 3-106 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

(4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

(5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 19401 and the value placed on the stock in the transaction is its net asset value.

[1]	Aug. 22, 1940, Ch. 686, Title I, 54 Stat. 789, codified at 15 U.S.C.A. §80a-1 et seq.

(d) With respect to a merger, consolidation, or share exchange, a stockholder of a Maryland corporation who otherwise would be bound by the terms of the transaction under subsection (c)(1) of this section may demand the fair value of the stockholder’s stock if:

(1) In the transaction, stock of the corporation is required to be converted into or exchanged for anything of value except:

(i) Stock of the corporation surviving or resulting from the merger, consolidation, or share exchange, stock of any other corporation, or depositary receipts for any stock described in this item;

(ii) Cash in lieu of fractional shares of stock or fractional depositary receipts described in item (i) of this item; or

(iii) Any combination of the stock, depositary receipts, and cash in lieu of fractional shares or fractional depositary receipts described in items (i) and (ii) of this item;

(2) The directors and executive officers of the corporation were the beneficial owners, in the aggregate, of 5 percent or more of the outstanding voting stock of the corporation at any time within the 1-year period ending on:

(i) The day the stockholders voted on the transaction objected to; or

(ii) With respect to a merger under § 3-106 of this title, the effective date of the merger; and

(3) Unless the stock is held in accordance with a compensatory plan or arrangement approved by the board of directors of the corporation and the treatment of the stock in the transaction is approved by the board of directors of the corporation, any stock held by persons described in item (2) of this subsection, as part of or in connection with the transaction and within the 1-year period described in item (2) of this subsection, will be or was converted into or exchanged for stock of a person, or an affiliate of a person, who is a party to the transaction on terms that are not available to all holders of stock of the same class or series.

(e) If directors or executive officers of the corporation are beneficial owners of stock in accordance with § 3-201(d)(2)(i) of this subtitle, the stock is considered outstanding for purposes of determining beneficial ownership by a person under subsection (d)(2) of this section.

§ 3-203. Duties of Objecting Stockholders

(a) A stockholder of a corporation who desires to receive payment of the fair value of the stockholder’s stock under this subtitle:

(1) Shall file with the corporation a written objection to the proposed transaction:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under § 3-106 of this title; or

(ii) With respect to any other transaction, at or before the stockholders’ meeting at which the transaction will be considered or, in the case of action taken under § 2-505(b) of this article, within 10 days after the corporation gives the notice required by § 2-505(b) of this article;

(2) May not vote in favor of the transaction; and

(3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder’s stock, stating the number and class of shares for which the stockholder demands payment.

(b) A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§ 3-204. Effect Of Demand

A stockholder who demands payment for his stock under this subtitle:

(1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

(2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§ 3-205. Consent to Demand Withdrawal

A demand for payment may be withdrawn only with the consent of the successor.

§ 3-206. Restoration of Stockholder Rights

(a) The rights of a stockholder who demands payment are restored in full, if:

(1) The demand for payment is withdrawn;

(2) A petition for an appraisal is not filed within the time required by this subtitle;

(3) A court determines that the stockholder is not entitled to relief; or

(4) The transaction objected to is abandoned or rescinded.

(b) The restoration of a stockholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

§ 3-207. Successor’s Duty, Notice and Offer

(a)

(1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

(2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

(i) A balance sheet as of a date not more than six months before the date of the offer;

(ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

(iii) Any other information the successor considers pertinent.

(b) The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§ 3-208. Petition For Appraisal

(a) Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

(b)

(1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

(2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§ 3-209. Submission Of Certificate for Notation

(a) At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

(b) If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

§ 3-210. Report Of Appraisers

(a) If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

(b) Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

(c) The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

(d)

(1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

(2) Within 15 days after the report is filed, any party may object to it and request a hearing.

§ 3-211. Court Order Upon Appraisers Report

(a) The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

(1) Confirms, modifies, or rejects it; and

(2) If appropriate, sets the time for payment to the stockholder.

(b)

(1) If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

(2) If the appraisers’ report is rejected, the court may:

(i) Determine the fair value of the stock and enter judgment for the stockholder; or

(ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

(c)

(1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.

(2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(d)

(1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(2) Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if:

(i) The successor did not make an offer for the stock under § 3-207 of this subtitle; or

(ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

(e) The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

§ 3-212. Surrender of Stock To Successor

The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

(1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

(2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

§ 3-213. Rights of Successor

(a) A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.

(b) After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

(c) Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers of Prosperity

The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Prosperity Bancshares, Inc. (the “Registrant”) require the Registrant to indemnify officers and directors of the Registrant to the fullest extent permitted by Texas law. Generally, Chapter 8 of the Texas Business Organizations Code (“TBOC”) permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (1) conducted himself in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interest, or (b) in other cases, that his conduct was at least not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBOC requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

The Registrant’s Amended and Restated Articles of Incorporation provide that a director of the Registrant will not be liable to the corporation for monetary damages for an act or omission in the director’s capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of the director is expressly provided by statute.

The Registrant’s Amended and Restated Articles of Incorporation permit the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or who is or was serving at the request of the Registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another business, foreign, domestic or non-profit corporation, partnership, joint venture, sole proprietorship, trust or other enterprise or employee benefit plan, against any liability asserted against such person and incurred by such person in such a capacity or arising out of such person’s status as such a person, whether or not the Registrant would have the power to indemnify such person against that liability.

The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Registrant were previously filed with the Securities and Exchange Commission and are incorporated by reference into the registration statement.

Item 21. Exhibits and Financial Statement Schedules.

(a)	List of Exhibits

Exhibit(1)	Description

2.1	Agreement and Plan of Reorganization, dated as of December 8, 2011, by and between the Registrant and East Texas Financial Services, Inc. (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-63267) (the “Registration Statement”))

Exhibit(1)	Description

3.2	Articles of Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006)

3.3	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 19, 2007)

4.1	Form of certificate representing shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4 to the Registration Statement)

5.1*	Opinion of Bracewell & Giuliani LLP regarding the legality of the securities being registered

8.1*	Opinion of Bracewell & Giuliani LLP as to certain tax matters

8.2*	Opinion of Silver, Freedman & Taff, L.L.P. as to certain tax matters

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Registrant

23.2*	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.3*	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

23.4*	Consent of Silver, Freedman & Taff, L.L.P., included as part of the opinion filed as Exhibit 8.2 and incorporated herein by reference

24.1*	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-4 and incorporated herein by reference

99.1	Consent of Commerce Street Capital, LLC

99.2	Form of Proxy for Special Meeting of Stockholders of East Texas Financial Services, Inc.

(1)	The Registrant has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request.
*	Previously filed.

(b) Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

(c) Opinion of Financial Advisor

Furnished as Appendix B to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(a)

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston and State of Texas on February 7, 2012.

PROSPERITY BANCSHARES, INC.
(Registrant)

By:	/s/ David Zalman
David Zalman
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Zalman	Chairman of the Board and Chief Executive Officer (principal executive officer)	February 7, 2012
David Zalman

/s/ David Hollaway, CPA	Chief Financial Officer (principal financial officer and principal accounting officer)	February 7, 2012
David Hollaway, CPA

*	Director	February 7, 2012
James A. Bouligny

*	Director	February 7, 2012
William H. Fagan, M.D.

*	Director	February 7, 2012
Leah Henderson

*	Director	February 7, 2012
Ned S. Holmes

*	Director	February 7, 2012
Perry Mueller, Jr., D.D.S.

*	Director	February 7, 2012
James D. Rollins III

*	Director	February 7, 2012
Harrison Stafford II

*	Director	February 7, 2012
Robert H. Steelhammer

Signature	Title	Date

*	Director	February 7, 2012
H. E. Timanus, Jr.

*	Director	February 7, 2012
Ervan E. Zouzalik

*	By David Zalman pursuant to the Power of Attorney executed by the directors above, which Power of Attorney has previously been filed with the Securities and Exchange Commission.

By:	/s/ David Zalman
David Zalman Attorney-in-fact

EXHIBIT LIST

Exhibit(1)	Description

2.1	Agreement and Plan of Reorganization, dated as of December 8, 2011, by and between the Registrant and East Texas Financial Services, Inc. (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-63267) (the “Registration Statement”))

3.2	Articles of Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006)

3.3	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 19, 2007)

4.1	Form of certificate representing shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4 to the Registration Statement)

5.1*	Opinion of Bracewell & Giuliani LLP regarding the legality of the securities being registered

8.1*	Opinion of Bracewell & Giuliani LLP as to certain tax matters

8.2*	Opinion of Silver, Freedman & Taff, L.L.P. as to certain tax matters

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Registrant

23.2*	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.3*	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

23.4*	Consent of Silver, Freedman & Taff, L.L.P., included as part of the opinion filed as Exhibit 8.2 and incorporated herein by reference

24.1*	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-4 and incorporated herein by reference

99.1	Consent of Commerce Street Capital, LLC

99.2	Form of Proxy for Special Meeting of Stockholders of East Texas Financial Services, Inc.

(1)	The Registrant has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request.
*	Previously filed.